Exhibit 2.1

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

HERCULES OFFSHORE, INC. (“PARENT”),

TODCO (“COMPANY”)

AND

THE HERCULES OFFSHORE DRILLING COMPANY LLC (“MERGER SUB”)

Effective as of March 18, 2007

i

ii

iii

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

This Amended and Restated Agreement and Plan of Merger (as amended, supplemented or modified from time to time, this “Agreement”) is dated effective as of March 18, 2007, by and among HERCULES OFFSHORE, INC., a Delaware corporation (“Parent”), THE HERCULES OFFSHORE DRILLING COMPANY LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Parent (“Merger Sub”), and TODCO, a Delaware corporation (the “Company”).

Recitals

WHEREAS, on March 18, 2007, the boards of directors of each of Parent, Merger Sub and the Company (the “Parties” and each a “Party”) approved the Agreement and Plan of Merger dated March 18, 2007 (the “Original Merger Agreement”) and the merger of the Company with and into Merger Sub with Merger Sub continuing as the surviving corporation (the “Merger”) upon the terms and subject to the conditions of this Agreement, the General Corporation Law of the State of Delaware (“DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”);

WHEREAS, on March 18, 2007, the Parties entered into the Original Merger Agreement;

WHEREAS, Parent, Merger Sub and the Company desire to amend and restate in its entirety the Original Merger Agreement in order to make certain changes to the Original Merger Agreement;

WHEREAS, the boards of directors of each of Parent, Merger Sub and the Company have approved this Agreement and have previously approved the Merger;

WHEREAS, the boards of directors of each of Parent, Merger Sub and the Company have determined that the Merger and this Agreement and the transactions contemplated hereby are advisable and in the best interests of their respective companies and stockholders or members;

WHEREAS, for federal income tax purposes, it is intended that (i) the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) Merger Sub be disregarded as an entity separate from Parent, (iii) this Agreement will constitute a plan of reorganization, and (iv) Parent and Company will be parties to such reorganization within the meaning of Section 368(b) of the Code; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to set forth various conditions to the consummation of the Merger.

NOW, THEREFORE, for and in consideration of the recitals and the mutual covenants and agreements set forth in this Agreement, the Parties agree as follows:

Article 1

Definitions

Section 1.1 Defined Terms. As used in this Agreement, each of the following terms has the meaning set forth below:

Acquired Companies means the Company and each of the Company’s Subsidiaries.

Acquisition Agreement is defined in Section 5.4(c)(ii).

Acquisition Proposal means any Contract, proposal, offer or other inquiry or indication of interest (whether or not in writing and whether or not delivered to the stockholders) relating to any of the following (other than the transactions contemplated by this Agreement or the Merger): (a) any merger, reorganization, share exchange, take-over bid, tender offer, recapitalization, consolidation, liquidation, dissolution or other business combination, purchase or similar transaction or series of transactions directly or indirectly involving any of the Acquired Companies or the Parent Companies (as the case may be), (b) the sale, lease, exchange, transfer or other disposition, directly or indirectly, of any business or assets that generate 15% or more of the consolidated net revenues, net income or stockholders’ equity, or assets representing 15% or more of the book value of the assets of the Acquired Companies or the Parent Companies (as the case may be), taken as a whole, or any license, lease, exchange, mortgage, pledge or other agreement or arrangement having a similar economic effect, in each case in a single transaction or a series of related transactions, or (c) any direct or indirect acquisition of beneficial ownership (as defined under Section 13(d) of the Exchange Act) or any direct or indirect acquisition of the right to acquire beneficial ownership (as defined under Section 13(d) of the Exchange Act) by any Person or any “group” (as defined in the Exchange Act) of 15% or more of the shares of any class of the issued and outstanding Equity Interests of the Company or Parent (as the case may be) or any of their respective Subsidiaries, whether in a single transaction or a series of related transactions.

Affiliate means, with respect to any Person, each other Person that directly or indirectly Controls, is Controlled by, or is under common control with such Person. The term “Control” (and related terms) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, by contract, credit arrangement or otherwise. Notwithstanding the foregoing, neither Transocean Holdings, Inc., Transocean, Inc. or any of their subsidiaries shall be deemed to be Affiliates of any of the Acquired Companies as a result of the MSA or the TSA.

Aggregate Consideration is defined in Section 2.4(c).

Aggregate Consideration Per Share is defined in Section 2.4(c).

Agreement is defined in the preamble.

Assumed Option is defined in Section 2.4(c)(iii)(A).

Benefit Plan means any qualified or non-qualified employee benefit plan, program, policy, practice, agreement, Contract or other arrangement, whether or not written, whether or not U.S.-based plans, including any “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA (including post-retirement medical and life insurance), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), including any multiemployer plan (as defined in Section 3(37) of ERISA) or multiple employer plan (as defined in Section 413 of the Code), any employment or severance agreement or other arrangement, and any employee benefit, bonus, incentive, deferred compensation, profit sharing, vacation, stock purchase, stock option, severance, change of control or fringe benefit plan or other program, policy, plan, practice, agreement, Contract, or other arrangement, whether or not subject to ERISA and whether or not funded.

Business Day means any day other than a Saturday, Sunday or any day on which banks in the State of Texas are authorized or required by federal Law to be closed.

Cash Designated Shares is defined in Section 2.5(e)(ii)(B).

Cash Election Shares is defined in Section 2.5(b).

Certificate of Merger means the certificate of merger, prepared and executed in accordance with the applicable provisions of the DGCL and the DLLCA, filed with the Secretary of State of Delaware to effect the Merger in Delaware.

Claim is defined in Section 5.14(b).

Closing means the closing of the Merger and the consummation of the other transactions contemplated by this Agreement.

Closing Date means the date on which the Closing occurs, which date shall, subject to the prior satisfaction or waiver of the conditions to Closing set forth in Article 6, be the first Business Day following the day on which both of the Company Meeting and Parent Meeting have been held (or such later date as is agreed upon by the Parties).

Code is defined in the Recitals.

Commitment Letter is defined in Section 4.26.

Company is defined in the preamble.

Company Acquisition Proposal Recommendation is defined in Section 5.4(c)(ii).

Company Adverse Recommendation Change is defined in Section 5.4(c)(ii).

Company Benefit Plan means a Benefit Plan (a) providing benefits (i) to any current or former employee, officer or director of the Company or any of its Subsidiaries or ERISA Affiliates, or (ii) to any beneficiary or dependent thereof, (b) in which any of the foregoing is a participant, (c) that is sponsored, maintained or contributed to by the Company, any of its Subsidiaries or any of its ERISA Affiliates or to which the Company, any of its Subsidiaries or ERISA Affiliates is a party, is obligated to contribute, or (d) with respect to which the Company, any of its Subsidiaries or any of its ERISA Affiliates has any liability, whether direct or indirect, contingent or otherwise.

Company Board of Directors means the Board of Directors of the Company.

Company Cash Bonus Retention Plan means the TODCO Cash Bonus Retention Plan effective March 1, 2007.

Company Certificate means a certificate representing a share or shares of Company Common Stock or other appropriate evidence of a share or shares of Company Common Stock issued in book-entry form.

Company Charter Documents is defined in Section 3.1.

Company Common Stock means the common stock, par value $.01 per share, of the Company.

Company Credit Agreements means (a) the Credit Agreement, dated as of December 29, 2005, among the Company, as borrower, certain subsidiaries, Nordea Bank Finland, plc, New York Branch, and the lenders named therein, (b) the Revolving Credit and Notes Purchase Agreement, dated as of December 20, 2001, among Delta Towing, LLC, as Borrower, R&B Falcon Drilling USA, Inc., as RBF Noteholder, and Beta Marine Services, L.L.C., as Beta Noteholder, (c) the Indenture dated as of December 22, 1998 between R&B Falcon Corporation, as Issuer, and Chase Bank of Texas, National Association, as Trustee, (d) the First Supplemental Indenture dated as of February 14, 2002 to that certain Indenture dated as of December 22, 1998 between R&B Falcon Corporation, as Issuer, and The Bank of New York, as Trustee, (e) the Indenture dated as of April 14, 1998 between R&B Falcon Corporation, as Issuer, and Chase Bank of Texas, National Association, as Trustee and (f) the Second Supplemental Indenture dated as of March 13, 2002 to that certain Indenture dated as of April 14, 1998 between R&B Falcon Corporation, as Issuer, and The Bank of New York, as Trustee.

Company Directors is defined in Section 2.3(d).

Company Disclosure Letter means the Company Disclosure Letter delivered in connection with the execution and delivery of this Agreement, executed and certified by a duly authorized officer of the Company.

Company Employees means the individuals who are employed as employees by the Company or any of its Affiliates immediately prior to the Effective Time who remain employed as employees of Parent or any of its Affiliates after the Effective Time.

Company Financial Statements is defined in Section 3.7(a).

Company Incentive Plans is defined in Section 3.3(a).

Company Information is defined in Section 5.3(b).

Company Leased Real Property means real property leased by the Company.

Company Material Adverse Effect means a Material Adverse Effect with respect to the Company.

Company Material Contract is defined in Section 3.23(a).

Company Meeting means a meeting of the stockholders of the Company duly called and held for the purpose specified in the Proxy Statement/Prospectus.

Company Owned Real Property means real property owned by the Company.

Company Permits is defined in Section 3.5(b).

Company 2004 Plan is defined in Section 3.3(a).

Company 2005 Plan is defined in Section 3.3(a).

Company Preferred Stock means the Series A Junior Participating Preferred Stock, par value $0.01 per share, of the Company.

Company Proposal means the proposal to approve this Agreement and the Merger, which proposal is to be presented to the stockholders of the Company in the Proxy Statement/Prospectus.

Company Real Property is defined in Section 3.5(d).

Company Regulatory Filings is defined in Section 3.6(b).

Company Reports is defined in Section 3.7(a).

Company Representative means a Representative of the Company or its Subsidiaries.

Company Restricted Stock means the shares of restricted stock of the Company issued pursuant to a Company Incentive Plan.

Company Rights means the Company rights under the Company Rights Agreement.

Company Rights Agreement is defined in Section 3.3(a).

Company Stock Option means an option issued and outstanding immediately prior to the Effective Time to acquire shares of Company Common Stock granted to an employee or non-employee director of the Company pursuant to a Company Incentive Plan.

Company Subsidiary means a Subsidiary of the Company.

Company Subsidiary Charter Documents means the certificate of incorporation, articles of incorporation, bylaws, limited liability company operating agreement, partnership agreement or other governing organizational documents of each of the Company Subsidiaries.

Confidentiality Agreement means the Confidentiality Agreement, dated as of January 24, 2007, between the Company and Parent.

Contract means any agreement, arrangement, commitment or instrument, written or oral, including, without limitation, any loan or credit agreement or other agreement evidencing Indebtedness, promissory note, bond, mortgage, indenture, guarantee, permit, lease, sublease, license, agreement to render services, or other agreement, arrangement, commitment or instrument evidencing rights or obligations of any kind or nature, including all amendments, modifications, supplements and options relating thereto.

Deemed Shares Outstanding is defined in Section 2.4(c)(i)(B).

Deferred Unit is defined in Section 2.4(c)(v)(B).

DGCL is defined in the Recitals.

Director Award is defined in Section 2.4(c)(v)(A).

Disclosure Letter means, as applicable, the Company Disclosure Letter or the Parent Disclosure Letter.

Dissenting Shares means any shares of Company Common Stock held by a Dissenting Stockholder as of the Effective Time who has not voted such Company Common Stock in favor of the adoption of this Agreement and the Merger and with respect to which appraisal shall have been perfected under Section 262(d) of the DGCL and not withdrawn as of the Effective Time.

Dissenting Stockholders means any holders of shares of Company Common Stock who perfect a demand for appraisal rights pursuant to Section 262(d) of the DGCL in connection with the Merger or the transactions contemplated by this Agreement.

DLLCA is defined in the Recitals.

DOJ means the United States Department of Justice.

Effective Time is defined in Section 2.8.

Election Deadline is defined in Section 2.5(b).

Election Form is defined in Section 2.5(a)

Election Form Record Date is defined in Section 2.5(a).

Environmental Health and Safety Laws means any present or future Laws relating to (a) emissions, discharges, releases or threatened releases of Hazardous Materials into the environment, including into ambient air, soil, sediments, land surface or subsurface, buildings or facilities including vessels, surface water, groundwater, publicly-owned treatment works, septic systems or land; (b) the generation, treatment, storage, disposal, use, handling, manufacturing, recycling, transportation or shipment of Hazardous Materials; (c) occupational health and safety; or (d) the pollution of the environment, solid waste handling, treatment or disposal, reclamation or remediation activities, or protection of environmentally sensitive areas.

Equity Interests means (a) with respect to a corporation, any and all shares, interests, participation, phantom stock plans or arrangements or other equivalents (however designated) of corporate stock, including all common stock, preferred stock and other equity and voting interests in, or warrants, options, calls, subscriptions or other convertible securities or other rights to acquire any of the foregoing, and (b) with respect to a partnership, limited liability company or similar Person, any and all units, membership or other interests, rights to purchase, warrants, options, calls, subscriptions or other equivalents of, or other beneficial or legal ownership interests in or convertible into, or other rights to acquire any beneficial or legal ownership interest in such Person.

ERISA means the Employee Retirement Income Security Act of 1974, as amended and any regulations promulgated pursuant thereto.

ERISA Affiliate means any trade or business, whether or not incorporated, which is required to be treated as a single employer together with an entity pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

Excess Foreign Ownership means an aggregate amount of ownership of Parent Common Stock by Non-U.S. Citizens which triggers the application of Article 4 of Division B of Parent’s Certificate of Incorporation as filed with the Delaware Secretary of State.

Exchange Act means the Securities Exchange Act of 1934, as amended.

Exchange Agent means Parent’s transfer agent or a bank or trust company or other agent designated by Parent and reasonably satisfactory to the Company.

Exchange Fund is defined in Section 2.6(a).

Exchange Ratio is defined in Section 2.4(c)(i)(B).

Final Parent Stock Price is defined in Section 2.4(c)(i)(B).

FTC means the United States Federal Trade Commission.

GAAP means generally accepted accounting principles, as recognized by the U.S. Financial Accounting Standards Board (or any generally recognized successor).

Governmental Authority means any national, state, local, county, parish or municipal government, domestic or foreign, any agency, board, bureau, commission, court, tribunal, subdivision, department or other governmental or regulatory authority or instrumentality, or any arbitrator in any case that has jurisdiction over any of the Acquired Companies or the Parent Companies, as the case may be, or any of their respective properties or assets.

Hazardous Material means any chemical, pollutant, contaminant, material, waste or substance regulated by any Governmental Authority under Environmental Health and Safety Law including but not limited to any hazardous waste, hazardous substance, toxic substance, radioactive material, including any naturally occurring radioactive material, asbestos-containing materials in any form or condition; polychlorinated biphenyls in any form or condition; or petroleum, petroleum hydrocarbons, petroleum products or any fraction or byproducts thereof.

HSR Act is defined in Section 3.6(b).

Indebtedness of any Person means and includes any obligations consisting of (a) the outstanding principal amount of accrued and unpaid interest on, and other payment obligations for borrowed money or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earn-out” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) commitments or obligations by which such Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit, (e) payment obligations secured by a Lien, other than a Permitted Lien, on assets or properties of such Person, (f) obligations to repay deposits or other amounts advanced by and owing to third parties, (g) obligations under capitalized leases, (h) obligations under any interest rate, currency or other hedging agreement or derivatives transaction, (i) guarantees or other contingent liabilities with respect to any amounts of a type described in clauses (a) through (h) above, and (j) any change of control payments or prepayment premiums, penalties, charges or equivalents thereof with respect to any indebtedness, obligation or liability of a type described in clauses (a) through (i) above which are required to be paid at such time or the payment of which would become due and payable solely as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement at such time, in each case determined in accordance with GAAP; provided, however, Indebtedness shall not include accounts payable to trade creditors and accrued expenses arising in the ordinary course of business consistent with past practice and shall not include the endorsement of negotiable instruments for collection in the ordinary course of business.

Indemnified Parties is defined in Section 5.14(b).

Intellectual Property means all United States and foreign (a) patents and patent applications and all reissues, renewals, divisions, extensions, provisionals, continuations and continuations in part thereof throughout the world, (b) inventions (whether or not patentable), invention disclosures, trade secrets, proprietary information, industrial designs and registrations and applications, mask works and applications and registrations therefor, all throughout the world, (c) copyrights and copyright applications and corresponding rights throughout the world, and (d) trade dress, trade names, logos, URLs, common law trademarks and service marks, registered trademarks and trademark applications, registered service marks and service mark applications and trade secrets, all throughout the world, (e) domain name rights and registrations, (f) databases, customer lists, data collections and rights therein throughout the world, and (g) confidentiality rights or other intellectual property rights of any nature.

International Plans is defined in Section 3.11(n).

IRS is defined in Section 3.11(b).

Law means any federal, state, local or foreign statute, code, ordinance, rule, regulation, permit, consent, approval, license, judgment, Order, writ, decree, common law, injunction or other authorization, treaty, convention, or governmental certification requirement of any Governmental Authority.

Lien means any lien, mortgage, security interest, indenture, deed of trust, pledge, deposit, restriction, burden, lien, license or lease, sublease, right of first refusal, right of first offer, charge, privilege, easement, right of way, reservation, option, preferential purchase right, rights of a vendor under any title retention or conditional sale agreement, or other arrangement substantially equivalent thereto, in each case whether or not relating to the extension of credit or the borrowing of money.

Mailing Date is defined in Section 2.5(a).

Material Adverse Effect means, with respect to any Person, any change, effect, event, circumstance, occurrence, state of facts or development that individually or in the aggregate is materially adverse to: (a) the business, assets, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, except for any such change or effect that arises or results from (i) changes in general economic conditions, capital markets, regulatory or political conditions or changes in Law or the interpretation thereof that, in any case, do not disproportionately affect such Person in any material respect, (ii) changes that affect generally the industries in which Parent or the Company are engaged and do not disproportionately affect such Person in any material respect, (iii) acts of war or terrorism that do not disproportionately affect such Person in any material respect, (iv) changes resulting from hurricanes, typhoons or other natural disasters that do not disproportionately affect such Person in any material respect, (v) the negotiation, execution, announcement, delivery or performance of this Agreement or the transactions contemplated hereby, including loss or disruption of employee, customer or other business relationships; provided, however, that the exception contained in this clause (v) shall not apply to Sections 3.6 or 4.6, (vi) in the case of the Company, any liabilities or obligations for which the Company or its Subsidiaries are entitled to be fully indemnified by Transocean, Inc. or Transocean Holdings, Inc. pursuant to the MSA and TSA, provided, however, that this exception shall not apply if: (A) the Company’s claim for indemnification for such liabilities or obligations is denied by the indemnitor, and (B) the liability or obligation for which indemnity is so denied would constitute a Material Adverse Effect with respect to the Company if no other exception in this definition is applicable with respect to such liability or obligation, (vii) in the case of the Company, the payment of the TSA Merger Payment, or (viii) any change in the trading prices or trading volume of the Parent Common Stock or Company Common Stock (but not any change or effect underlying such change in prices or volume to the extent such change or effect would otherwise constitute a Material Adverse Effect); or (b) the ability of the Person to consummate the transactions contemplated by this Agreement or fulfill the conditions to Closing.

Merger is defined in the Recitals.

Merger Communication is defined in Section 5.11(b).

Merger Consideration is defined in Section 2.4(c)(i)(A).

Merger Sub is defined in the preamble.

Merger Sub Charter Documents is defined in Section 4.1.

Merger Sub Interests means the member interests in Merger Sub.

MSA means that certain Master Separation Agreement dated February 4, 2004, among Transocean, Transocean Holdings, Inc. and the Company.

NASDAQ means the NASDAQ Global Select Market.

Non-Continuing Employees means Company Employees who resign pursuant to Section 5.16(a) at or prior to Closing and are no longer Company Employees immediately following the Closing.

Non-Election Shares is defined in Section 2.5(b).

Notification and Report Forms is defined in Section 3.6(b).

Option Election is defined in Section 2.4(c)(iii)(B).

Order means any order, writ, fine, injunction, decree, judgment, award or enforceable determination of any Governmental Authority.

Original Merger Agreement is defined in the Recitals.

Parent is defined in the preamble.

Parent Acquisition Proposal Recommendation is defined in Section 5.4(c)(ii).

Parent Adverse Recommendation Change is defined in Section 5.4(c)(ii).

Parent Benefit Plan means a Benefit Plan (a) providing benefits to (i) any current or former employee, officer or director of Parent or any of its Subsidiaries or ERISA Affiliates or (ii) any beneficiary or dependent thereof, (b) in which any of the foregoing is a participant, (c) that is sponsored, maintained or contributed to by Parent of any of its Subsidiaries or any of its ERISA Affiliates or to which Parent or any of its Subsidiaries or ERISA Affiliates is a party, is obligated to contribute, or (d) with respect to which Parent or any of its Subsidiaries or any of its ERISA Affiliates has any liability, contingent or otherwise.

Parent Board of Directors means the board of directors of Parent.

Parent Certificate means a certificate representing shares of Parent Common Stock.

Parent Charter Documents is defined in Section 4.1.

Parent Common Stock means the common stock, par value $0.01 per share, of Parent.

Parent Companies means Parent and each of the Parent Subsidiaries.

Parent Credit Agreement means the Credit Agreement, dated as of June 30, 2005, among Hercules Offshore, LLC, Comerica Bank, as Administrative Agent, Citicorp North America, Inc., as Syndication Agent, Credit Suisse, as Documentation Agent, and the lenders named therein, as amended.

Parent Directors is defined in Section 2.3(d).

Parent Disclosure Letter means the Parent Disclosure Letter delivered in connection with the execution and delivery of this Agreement, executed and certified by a duly authorized officer of Parent.

Parent Financial Statements is defined in Section 4.7(a).

Parent Incentive Plan means the 2004 Long-Term Incentive Plan, as amended.

Parent Information is defined in Section 5.3(a).

Parent Leased Real Property means real property leased by Parent.

Parent Material Adverse Effect means an Material Adverse Effect with respect to Parent.

Parent Material Contract is defined in Section 4.23(a).

Parent Meeting means a meeting of the stockholders of Parent duly called and held for the purposes set forth in the Proxy Statement/Prospectus.

Parent Owned Real Property means real property owned by Parent.

Parent Permits is defined in Section 4.5(b).

Parent Preferred Stock means shares of preferred stock of Parent, par value $0.01 per share.

Parent Proposal means the proposal to approve the issuance of Parent Common Stock in the Merger.

Parent Real Property is defined in Section 4.5(d).

Parent Regulatory Filings is defined in Section 4.6(b).

Parent Reports is defined in Section 4.7(a).

Parent Representative means a Representative of Parent or its Subsidiaries.

Parent Rights Agreement is defined in Section 4.3(a).

Parent Subsidiary means a Subsidiary of Parent identified on the Parent Disclosure Letter.

Parent Subsidiary Charter Documents means the certificate of incorporation, articles of incorporation, bylaws, limited liability company operating agreement, partnership agreement or other governing organizational documents of each of the Parent Subsidiaries.

Parties is defined in the Recitals.

Party is defined in the Recitals.

Per Share Cash Consideration is defined in Section 2.4(c)(i)(B).

Per Share Stock Consideration is defined in Section 2.4(c)(i)(B).

Permitted Liens means (i) Liens for Taxes, assessments or other governmental charges or levies that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established and described in the applicable Disclosure Letter, (ii) Liens in connection with workmen’s compensation, unemployment insurance or other social security, old age pension or public liability obligations not yet due or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established and described in the applicable Disclosure Letter, (iii) operators’, vendors’, suppliers of necessaries to the drilling rigs, carriers’, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or shipyard Liens (during repair or upgrade periods) or other like Liens arising by operation of Law in the ordinary course of business or statutory landlord’s Liens, each of which is in respect of obligations that have not been outstanding more than 90 days (so long as no action has been taken to file or enforce such Liens within said 90-day period) or which are being contested in good faith, (iv) any other Lien, encumbrance or other imperfection of title that does not materially affect the value or use of the property subject thereto; provided, however, that the Permitted Lien contained in this clause (iv) shall not apply to Sections 3.21(a) or 4.21(a), and (v) other Liens disclosed in Section 3.21 (as to the Company) or Section 4.21 (as to Parent) of the applicable Disclosure Letter.

Person means any natural person, corporation, company, limited or general partnership, joint stock company, joint venture, association, limited liability company, trust, bank, trust company, land trust, business trust or other entity or organization, whether or not a Governmental Authority.

Post-Merger Plans is defined in Section 5.15(a).

Pre-Merger Plan is defined in Section 5.15(a).

Proxy Statement/Prospectus means a joint proxy statement in definitive form relating to the Company Meeting and the Parent Meeting, which joint proxy statement will be included in the prospectus contained in the Registration Statement.

Registration Statement means the Registration Statement on Form S-4 to be filed by Parent in connection with the issuance of Parent Common Stock in the Merger.

Regulatory Filings is defined in Section 5.8(a).

Related Documents is defined in Section 3.2(a).

Representative means any director, officer, employee, agent, advisor (including legal, accounting and financial advisors) or other representative.

Required Company Vote is defined in Section 3.20.

Required Parent Vote is defined in Section 4.20.

Responsible Officers means (a) for the Company, Jan Rask, T. Scott O’Keefe, Dale W. Wilhelm and David J. Crowley, and (b) for Parent, Randall D. Stilley, John T. Rynd and Lisa W. Rodriguez.

Revised Offer is defined in Section 5.4(e)(ii).

Rule 145 is defined in Section 2.6(b)(ii).

SEC means the Securities and Exchange Commission.

Securities Act means the Securities Act of 1933, as amended.

SOX means the Sarbanes-Oxley Act of 2002.

Special Governance Committee is defined in Section 2.3(d).

Stock Designated Shares is defined in Section 2.5(e)(i)(B).

Stock Election Shares is defined in Section 2.5(b).

Subsidiary means for any Person at any time (a) any corporation of which such Person owns, either directly or through its Subsidiaries, more than 50% of the total combined voting power of all classes of voting securities of such corporation, or (b) any partnership, association, joint venture, limited liability company or other business organization, whether or not such constitutes a legal entity, in which such Person directly or indirectly owns more than 50% of the total Equity Interests.

Superior Proposal means a bona fide written Acquisition Proposal (with all percentages used in the definition of Acquisition Proposal increased to 100% for purposes of this definition) made by a Third Party after the date of this Agreement through the Effective Time (or such earlier date that this Agreement is terminated in accordance with the terms set forth herein), if the Board of Directors of the Company or Parent, as the case may be, determines in good faith (based on, among other things, the advice of its independent financial advisors, a summary of which shall promptly be provided to the other Party, and after consultation with outside counsel, and taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal) that such Acquisition Proposal (a) would, if consummated in accordance with its terms, be more favorable, from a financial point of view, to the holders of the common stock of the Company or Parent, as the case may be, than the transactions contemplated by this Agreement (taking into account any amounts payable pursuant to Section 7.3 and any Revised Offer made under Section 5.4(e)), (b) contains conditions which are all reasonably capable of being satisfied in a timely manner, and (c) is not subject to any financing contingency or, to the extent financing for such proposal is required, that such financing is then committed in writing.

Surviving Company is defined in Section 2.2.

TSA means that certain Amended and Restated Tax Sharing Agreement dated November 2006 (effective February 4, 2004) by and between Transocean Holdings, Inc. and the Company.

TSA Merger Payment means the payment required to be made by the Company pursuant to Section 4.2(f) and related provisions of the TSA in an amount not to exceed $250,000,000.00.

Tax or Taxes (including with correlative meaning, “Taxable”) means (a) any federal, foreign, state or local tax including income, gross income, gross receipts, ad valorem, excise, sales, use, value added, admissions, business, occupation, license, franchise, margin, capital, net worth, customs duty, premium, real property, personal property, intangibles, capital stock, transfer, profits, windfall profits, environmental, severance, fuel, utility, payroll, social security, employment, withholding, disability, stamp, rent, recording, registration, alternative minimum, add-on minimum, or other tax, assessment, duty, fee, levy or other governmental charge of any kind whatsoever imposed by a Governmental Authority (a “Tax Authority”), together with and including, without limitation, any and all interest, fines, penalties, assessments and additions to tax resulting from, relating to, or incurred in connection with, any such tax or any contest or dispute thereof; (b) any liability for the payment of any amount of the type described in the immediately preceding clause (a) as a result of being a member of a consolidated, affiliated, unitary or combined group with any other corporation or entity at any time prior to and through the Closing Date; and (c) any liability for the payment of any amount of the type described in the preceding clauses (a) or (b) as a result of a contractual obligation to any other Person or of transferee, successor or secondary liability.

Tax Authority is defined in the definition of Tax.

Tax Return means any report, return or other information (including any attached schedules or any amendments to such report, return, document, declaration or any other information) required to be supplied to or filed with any Tax Authority with respect to any Tax, including an information return, any document with respect to or accompanying payments, deposits or estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return document, declaration or other information.

Termination Date is defined in Section 7.1(b)(i).

Third Party means a Person other than any of the Acquired Companies or any of the Parent Companies.

TODCO Severance Policy is defined in Section 5.15(d).

Total Cash Amount is defined in Section 2.4(c)(i)(B).

Total Stock is defined in Section 2.4(c)(i)(B).

Total Stock Value is defined in Section 2.4(c)(i)(B).

Transocean means Transocean, Inc.

U.S. means the United States of America.

Vested Earned Share is defined in Section 2.4(c)(v)(B).

Voting Debt is defined in Section 3.3(b).

Section 1.2 References and Titles.

(a) All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this Subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur.

(b) The word “or” is not exclusive, and the word “including” (in its various forms) means including without limitation. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

(c) As used in the representations and warranties contained in this Agreement, the phrase “to the knowledge” of the representing Party shall mean to the actual knowledge (and not constructive or imputed knowledge) of one or more of the Responsible Officers of a Party.

(d) The Parties have participated jointly in negotiating and drafting this Agreement. In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption of burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision(s) of this Agreement.

(e) In addition, each Section of this Agreement is qualified by the matters set forth in the related Section of the Company Disclosure Letter and the Parent Disclosure Letter, as the case may be, and by such matters set forth any place else in this Agreement or in the Company Disclosure Letter or the Parent Disclosure Letter where the applicability of such qualification to the Section of this Agreement is reasonably apparent. Each Section of Article 3 and Article 4 of this Agreement that is qualified by exceptions that refer to the Company Reports or Parent Reports refers only to (i) matters described in such reports where the applicability of such qualification to such Section of this Agreement is reasonably apparent and (ii) Company Reports or Parent Reports filed prior to the date of this Agreement.

Article 2

The Merger

Section 2.1 The Merger. Subject to the terms and conditions set forth in this Agreement, at the Effective Time, the Company shall be merged with and into Merger Sub in accordance with the provisions of this Agreement, the Certificate of Merger, the DGCL and the DLLCA.

Section 2.2 Effect of the Merger. Upon the effectiveness of the Merger, the separate corporate existence of the Company shall cease and Merger Sub shall be the surviving entity in the Merger (referred to from time to time herein as the “Surviving Company”). Merger Sub shall continue its company existence under the Laws of the State of Delaware with all its rights, privileges, immunities and franchises continuing unaffected by the Merger. The Merger shall have the effects specified in this Agreement, the DGCL and the DLLCA.

Section 2.3 Governing Instruments; Directors of Parent and the Surviving Company.

(a) The certificate of formation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Company until duly amended in accordance with its terms and applicable Law.

(b) The limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the limited liability company agreement of the Surviving Company until duly amended in accordance with its terms and applicable Law.

(c) The directors and officers of Merger Sub at the Effective Time shall be the initial directors and officers, respectively, of the Surviving Company from the Effective Time until their respective successors have been duly elected or appointed in accordance with the certificate of formation and limited liability company agreement of the Surviving Company and applicable Law.

(d) As of the Effective Time, the directors of Parent shall be as described on Exhibit 2.3(d). As of the Effective Time, and continuing for a period of three years following the Effective Time: (i) the ratio of Parent Directors to Company Directors (each as defined in this Section 2.3(d)) serving on the Board of Directors of Parent shall be maintained at seven-to-three; and (ii) all vacancies on the Parent Board of Directors created by the cessation of service of a Parent Director or Company Director for any reason shall be filled by a nominee selected by the Special Governance Committee of the Board of Directors of Parent (the “Special Governance Committee”), which shall consist of a majority of Parent Directors and shall have delegated authority under its charter to implement the terms of this Section 2.3(d). Parent shall take all requisite action, effective as of the Effective Time, to cause the three Company Directors named on Exhibit 2.3(d) to be appointed to the Parent Board of Directors. Parent shall use its reasonable best efforts in a manner consistent with the DGCL to appoint the two Company Directors specified in Exhibit 2.3(d) to the class of directors whose term ends at the third annual stockholders’ meeting following the Effective Time and one Company Director to the class of directors whose term ends at the second annual stockholders’ meeting following the Effective Time. The terms “Parent Directors” and “Company Directors” shall mean the directors of Parent or Company, as the case may be, who (x) were designated to be directors of Parent as of the Effective Time pursuant to this Section 2.3(d), and (y) any other directors who take office after the Effective Time who are nominated, or proposed to the Special Governance Committee for election or appointment to the Board of Directors of Parent by recommendation of a majority of Parent Directors or Company Directors, as the case may be, who meet the definition thereof specified in the forgoing clause (x).

Section 2.4 Effect on Securities

(a) Merger Sub Interests. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each Merger Sub member interest outstanding immediately prior to the Effective Time shall remain outstanding and continue as one member interest of the Surviving Company, and each certificate, evidencing ownership of any such interest shall continue to evidence ownership of the same number of member interests of the Surviving Company.

(b) Parent Capital Stock. At the Effective Time, each share of Parent capital stock then issued and outstanding shall remain issued, outstanding and unchanged.

(c) Company Securities.

(i) Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof (but subject to the provisions of Section 2.6(e)), each share of Company Common Stock (other than Dissenting Shares) that is issued and outstanding immediately prior to the Effective Time (including, without limitation, shares of Company Common Stock that are issued prior to the Effective Time in connection with Company Stock Options, Director Awards or Deferred Units under the Company Incentive Plans as contemplated in Sections 2.4(c)(iii) or (v) below) shall be converted into the right to receive the following consideration:

(A) Each share of Company Common Stock shall be converted into at the election of the holder as provided in and subject to Section 2.5, either (i) the Per Share Stock Consideration or (ii) the Per Share Cash Consideration (together the “Merger Consideration”); and

(B) Each share of Company Common Stock, when so converted, shall automatically be cancelled and retired, shall cease to exist and shall no longer be outstanding; and the holder of any certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration (along with any cash in lieu of fractional shares of Parent Common Stock as provided in Section 2.6(e) and any unpaid dividends and distributions with respect to such shares of Parent Common Stock as provided in Section 2.6(c)), without interest, upon the surrender of such certificate in accordance with Section 2.6(b).

For purposes of this Agreement, each of the following terms has the meaning set forth below:

“Aggregate Consideration” means the sum of (x) Total Stock Value and (y) Total Cash Amount.

“Aggregate Consideration Per Share” means the quotient rounded to the nearest ten-thousandth, obtained by dividing the Aggregate Consideration by the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

“Deemed Shares Outstanding” means the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time; provided, however, that regardless of the actual number of shares of Company Common Stock outstanding immediately prior to the Effective Time, in no event shall the Deemed Shares Outstanding exceed the sum of (a) 57,772,039 and (b) the aggregate number of shares of Company Common Stock, if any, that are issued after the date hereof by the Company upon the exercise of Company Stock Options or upon vesting of a Deferred Unit or Director Award (all as disclosed in Section 3.3 and as exercised or vested in accordance with their terms) or shares of Company Common Stock permitted to be issued in accordance with Section 5.2(iv)(B), in each case, outstanding immediately prior to the Effective Time.

“Exchange Ratio” means the quotient, rounded to the nearest ten-thousandth, obtained by dividing the Aggregate Consideration Per Share by the Final Parent Stock Price.

“Final Parent Stock Price” means the average of the per share closing sales prices of Parent Common Stock on NASDAQ, as reported in The Wall Street Journal, for the ten consecutive trading days ending on the fifth calendar day immediately prior to the Effective Time (or if such calendar day is not a trading day, then ending on the first trading day immediately preceding such calendar day).

“Per Share Cash Consideration” means cash in an amount equal to the Aggregate Consideration Per Share.

“Per Share Stock Consideration” means a number of shares (which need not be a whole number) of Parent Common Stock equal to the Exchange Ratio, which shares shall include the rights under the Parent Rights Agreement associated therewith.

“Total Cash Amount” means the product obtained by multiplying $16.00 by the Deemed Shares Outstanding.

“Total Stock” means the product obtained by multiplying (x) 0.979 by (y) the Deemed Shares Outstanding.

“Total Stock Value” means the product obtained by multiplying (x) the Total Stock by (y) the Final Parent Stock Price.

(ii) Company Treasury Stock. At the Effective Time, by virtue of the Merger, all shares of Company Common Stock that are held by the Company as treasury stock or by Parent or Merger Sub or by any wholly owned Subsidiary of Parent or the Company immediately prior to the Effective Time, shall be cancelled and retired and shall cease to exist, and no Merger Consideration shall be paid or payable in exchange therefor.

(iii) Company Stock Options.

(A) At the Effective Time Company Stock Options granted to holders (other than Non-Continuing Employees) that are outstanding and unexercised immediately prior to the Effective Time shall cease to represent a right to acquire shares of Company Common Stock, and Parent shall assume each such Company Stock Option (hereinafter an “Assumed Option”) subject to the terms of the applicable Company Incentive Plan and stock option award agreement; provided, however, that the (1) number of shares of Parent Common Stock purchasable upon such exercise of such Assumed Option shall be equal to the number of shares of the Company Common Stock that were purchasable under such Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded down to the nearest whole share, and (2) the per share exercise price under such Assumed Option shall be adjusted by dividing the per share exercise price under such Company Stock Option immediately prior to the Effective Time by the Exchange Ratio, and rounding up to the nearest whole cent, each in compliance with the “ratio test” and the “spread test” of the Treasury Regulations under Section 424 of the Code.

(B) At the Effective Time, Company Stock Options granted to Non-Continuing Employees that are outstanding and unexercised immediately prior to the Effective Time shall cease to represent a right to acquire shares of Company Common Stock, and, at the election of such Non-Continuing Employee (the “Option Election”), Parent shall (i) assume their Company Stock Options as provided for in Section 2.4(c)(iii)(A) above or (ii) retire such Company Stock Option for cash in an amount equal to the product obtained by multiplying (x) the difference between (1) the Aggregate Consideration Per Share minus (2) the per share exercise price under such Company Stock Option by (y) the number of shares of Company Common Stock underlying such Company Stock Option. The Option Election shall be made for each tranche of Company Stock Options held by the Non-Continuing Employee and must be made by the Non-Continuing Employee not later than ten days prior to the Closing Date. If any such Non-Continuing Employee fails to make a timely election before such deadline, such Non-Continuing Employee shall be deemed to have made an Option Election to have Parent assume their Company Stock Option under subclause (i) of this clause (B). The Option Election made by the Non-Continuing Employee with respect to a particular tranche of Company Stock Options shall apply to each Company Stock Option of such Non-Continuing Employee contained in such tranche. For purposes of the foregoing, a tranche of Company Stock Options shall mean all of the Company Stock Options granted to a given Company Employee in a single given award agreement on a single given grant date, with the same terms and conditions, including exercise price, vesting, exercise requirements and duration.

(C) Any provision of this Agreement to the contrary notwithstanding, any adjustment pursuant to Parent’s assumption of the Company Stock Options shall be determined in a manner so the Assumed Option (including Company Stock Options assumed pursuant to Section 2.4(c)(iii)(B)) will be exempt from Code Section 409A and the Parties to this Agreement shall agree to any adjustments to the foregoing to comply therewith. All Assumed Options (including Company Stock Options assumed pursuant to Section 2.3(c)(iii)(B)) shall be fully vested, except in the case of Company Stock Options granted in 2007 to holders other than Non-Continuing Employees. Company Stock Options granted in 2007 that become Assumed Options (excluding Company Stock Options assumed pursuant to Section 2.3(c)(iii)(B) which shall be fully vested) hereunder shall continue to vest according to the terms of the Company Stock Option award agreement. Following the Effective Time, no holder of a Company Stock Option that becomes an Assumed Option (including Company Stock Options assumed pursuant to Section 2.3(c)(iii)(B)) shall have any right to receive any shares of Company Common Stock in respect of such option or any Merger Consideration.

(iv) Company Restricted Stock. The Parties acknowledge that 254,021 shares of Company Restricted Stock have been issued (and have not yet vested) pursuant to stock grants to the Company’s directors and employees under the Company Incentive Plans and that such Company Restricted Stock shall be or become fully vested at or prior to the Effective Time, and each such share of Company Restricted Stock will be treated at the Effective Time the same as, and have the same rights and be subject to the same conditions, as each share of Company Common Stock not subject to any restrictions; provided, that upon vesting the holder may satisfy the applicable withholding Tax obligations by returning to Parent or Merger Sub a sufficient number of shares of Company Common Stock equal in value to such obligation. Prior to the Effective Time, the Company, the Company Board of Directors and the Committee shall take all actions necessary under the Company Incentive Plans, the award agreements thereunder and otherwise to effectuate this Section 2.4(c)(iv).

(v) Other Interests.

(A) Subject to the terms and upon the conditions herein, immediately prior to the Effective Time, each director deferred stock unit award granted and then outstanding under Company Incentive Plans (each, a “Director Award”) shall be fully vested in each holder thereof and the underlying shares of Company Common Stock shall be issued and will be treated at the Effective Time the same as, and shall have the same rights and be subject to the same conditions as, other shares of Company Common Stock; provided that upon vesting and issuance, the holder may satisfy the applicable withholding Tax obligations by returning to Parent or Merger Sub a sufficient number of shares of Company Common Stock equal in value to such obligation. Prior to the Effective Time, the Company, the Company Board of Directors and the Committee shall take all actions necessary under the Company Incentive Plans, the award agreements thereunder and otherwise to effectuate this Section 2.4(c)(v)(A).

(B) Subject to the terms and upon the conditions set forth in this Section 2.4(c)(v)(B), immediately prior to the Effective Time, the deferred performance units award granted and then outstanding under the Company Incentive Plans (each “Deferred Unit”) shall be converted into Earned Shares (as defined in the Deferred Units award letter) at the rate of 0.5 of the number of Deferred Units set forth in the related award letter and otherwise in accordance with the terms of the applicable Company Incentive Plans and the award letters (if so converted under such plans and awards, each Earned Share hereafter referred to as “Vested Earned Share”). Each holder of a Vested Earned Share under the Company Incentive Plans awarded (x) prior to 2007 to any participant and (y) in 2007 to Non-Continuing Employees shall be issued Company Common Stock for each Vested Earned Share and the underlying shares of the Company Common Stock will be treated at the Effective Time the same as, and shall have the same rights and be subject to the same conditions as other shares of Company Common Stock not subject to any restrictions. For Deferred Units granted in 2007 to holders other than Non-Continuing Employees and outstanding immediately prior to the Effective Time, if the Parent assumes the obligations of the Company under the award letter at the Effective Time, Deferred Units shall be converted into, immediately prior to the Effective Time, Company Restricted Stock at the rate of 0.5 of a share of Company Restricted Stock per Deferred Unit and otherwise in accordance with the terms of the applicable Company Incentive Plan and award letter, and such shares of Company Restricted Stock shall be converted into a number of restricted shares of Parent Company Stock equal to the product of the Exchange Ratio multiplied by the number of shares of Company Restricted Stock so converted, and the restrictions and conditions of such shares of restricted Parent Company Stock shall be the same as those contained in the applicable Company Incentive Plan and award letter related to the Company Restricted Stock so converted. For Deferred Units granted in 2007 to holders other than Non-Continuing Employees and outstanding immediately prior to the Effective Time, if the Parent fails or otherwise refuses to assume the obligations of the Company under the award letter at the Effective Time, such Deferred Units shall be converted into, immediately prior to the Effective Time, Company Restricted Stock at the rate of 0.5 of a share of Company Restricted Stock per Deferred Unit and otherwise in accordance with the terms of the applicable Company Incentive Plan and award letter, and each such share of Company Restricted Stock shall be treated at the Effective Time the same as, and shall have the same rights and be subject to the same conditions as other shares of Company Restricted Stock pursuant to Section 2.4(c)(iv). The holder of the Deferred Units may satisfy the applicable withholding Tax obligations by returning to the Merger Sub or Parent a sufficient number of shares of Company Common Stock equal to the value of such obligation.

(vi) Dissenting Shares. Dissenting Shares shall not be converted into or represent the right to receive any Merger Consideration unless the Dissenting Stockholder holding particular Dissenting Shares has failed to perfect his, her or its right to appraisal under the DGCL in respect of such shares or has properly withdrawn his, her or its demand for appraisal in respect of such shares. If such Dissenting Stockholder has so failed to perfect or has withdrawn his, her or its rights to appraisal in respect of such shares, then such Dissenting Shares shall cease to be Dissenting Shares and shall entitle such Dissenting Stockholder to receive the Merger Consideration as provided in Section 2.4(c)(i) in respect of such shares, and promptly following the occurrence of such event and upon the surrender of the Company Certificate(s) representing such Dissenting Shares, the Exchange Agent and the Surviving Company (as applicable) shall deliver to the holder of such surrendered Company Certificate(s) the Merger Consideration in respect of such shares. The Company shall comply with those provisions of Section 262 of the DGCL which are required to be performed by the Company prior to the Effective Time to the reasonable satisfaction of Parent. The Company shall give Parent (A) prompt notice of any written demands for appraisal under the DGCL actually received by the Company and (B) an opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to demands for appraisal under the DGCL or offer to settle or settle any such demands.

(vii) Certain Adjustments. If between the date of this Agreement and the Effective Time, whether or not permitted pursuant to the terms of this Agreement, the outstanding Parent Common Stock shall be changed into a different number or type of securities by reason of any stock split, combination, merger, consolidation, reorganization or other similar transaction, or any distribution of shares of Parent Common Stock shall be declared with a record date within such period, the Per Share Stock Consideration and the Per Share Cash Consideration shall be appropriately adjusted to provide the holders of Company Common Stock, Company Stock Options and Company Stock Awards with the same economic effect as was contemplated by this Agreement prior to giving effect to such event.

Section 2.5 Election Procedures; Allocation of Merger Consideration.

(a) An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates theretofore representing shares of Company Common Stock shall pass, only upon proper delivery of such Company Certificates to the Exchange Agent) in such form as Parent shall specify and as shall be reasonably acceptable to the Company (the “Election Form”) and pursuant to which each holder of record of shares of Company Common Stock as of the close of business on the Election Form Record Date may make an election pursuant to this Section 2.5, shall be mailed at the same time as the Proxy Statement/Prospectus or at such other time as the Company and Parent may agree (the date on which such mailing is commenced or such other agreed date, the “Mailing Date”) to each holder of record of Company Common Stock as of the close of business on the record date for notice of the Company Special Meeting (the “Election Form Record Date”). Such Election Form shall require each holder of record of a Company Certificate to specify whether such holder of record is a citizen of the United States, within the meaning of Section 2 of the Shipping Act of 1916, as amended (46 U.S.C. Section 802), and shall be in such form and have such other provisions as Parent may reasonably specify.

(b) Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions), other than any holder of Dissenting Shares, to specify (i) the number of shares of such holder’s Company Common Stock with respect to which such holder elects to receive the Per Share Stock Consideration (“Stock Election Shares”), (ii) the number of shares of such holder’s Company Common Stock with respect to which such holder elects to receive the Per Share Cash Consideration (“Cash Election Shares”), or (iii) that such holder makes no election with respect to such holder’s Company Common Stock (“Non-Election Shares”). Any Company Common Stock with respect to which the Exchange Agent has not received an effective, properly completed Election Form on or before 5:00 p.m., New York time, on the 33rd day following the Mailing Date (or such other time and date as the Company and Parent shall agree) (the “Election Deadline”) (other than any shares of Company Common Stock that constitute Dissenting Shares as of such time) shall also be deemed to be Non-Election Shares. Parent and the Company may agree to extend such deadline to such other date as is agreed to by Parent and the Company, and the Company and Parent shall make a public announcement of such new Election Deadline, if any.

(c) Parent shall make available one or more Election Forms as may reasonably be requested from time to time by all Persons who become holders (or beneficial owners) of Company Common Stock between the Election Form Record Date and the close of business on the Business Day prior to the Election Deadline, and the Company shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

(d) Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by (i) one or more Company Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Company Certificates or the guaranteed delivery of such Company Certificates) representing all certificated shares of Company Common Stock covered by such Election Form or (ii) in the case of shares in book-entry form, any additional documents specified by the procedures set forth in the Election Form, together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the Person submitting such Election Form prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Company Common Stock represented by such Election Form shall become Non-Election Shares and Parent shall cause the Company Certificates, if any, representing Company Common Stock to be promptly returned without charge to the Person submitting the Election Form upon written request to that effect from the holder who submitted the Election Form, except to the extent (if any) a subsequent election is properly made with respect to any or all of the applicable shares of Company Common Stock. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of Parent, Merger Sub or the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

(e) Parent shall cause the Exchange Agent to allocate among the holders of Company Common Stock with rights to receive Merger Consideration in accordance with the Election Form as follows:

(i) Cash Election Shares for more than Total Cash Amount. If the product obtained by multiplying (x) the Cash Election Shares by (y) the Per Share Cash Consideration is greater than the Total Cash Amount, then:

(A) All Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Per Share Stock Consideration,

(B) The Exchange Agent shall then select from among the Cash Election Shares, pro rata to the holders of Cash Election Shares in accordance with their respective numbers of Cash Election Shares (except as provided in the last paragraph of this Section 2.5(e)), a sufficient number of shares (“Stock Designated Shares”) such that the aggregate cash amount that will be paid in the Merger equals as closely as practicable the Total Cash Amount, and all Stock Designated Shares shall be converted into the right to receive the Per Share Stock Consideration, and

(C) The Cash Election Shares that are not Stock Designated Shares will be converted into the right to receive the Per Share Cash Consideration.

(ii) Cash Election Shares for less than Total Cash Amount. If the product obtained by multiplying (x) the Cash Election Shares by (y) the Per Share Cash Consideration is less than the Total Cash Amount, then:

(A) All Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration,

(B) The Exchange Agent shall then select first from among the Non-Election Shares and then (if necessary) from among the Stock Election Shares, in each case pro rata to the holders of Non-Election Shares or Stock Election Shares, as the case may be, in accordance with their respective numbers of Non-Election Shares or Stock Election Shares, as the case may be, a sufficient number of shares (“Cash Designated Shares”) such that the aggregate cash amount that will be paid in the Merger equals as closely as practicable the Total Cash Amount, and all Cash Designated Shares shall be converted into the right to receive the Per Share Cash Consideration, and

(C) The Stock Election Shares and the Non-Election Shares that are not Cash Designated Shares shall be converted into the right to receive the Per Share Stock Consideration.

(iii) Cash Election Shares equal to Total Cash Amount. If the product obtained by multiplying (x) the Cash Election Shares by (y) the Per Share Cash Consideration is equal to the Total Cash Amount, then subparagraphs (i) and (ii) above shall not apply and all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration and all Stock Election Shares and Non-Election Shares shall be converted into the right to receive the Per Share Stock Consideration.

Notwithstanding anything in this Agreement to the contrary, to the fullest extent permitted by Law, for purposes of determining the allocations set forth in this Section 2.5, Parent shall have the right to require, but not the obligation to require (unless such requirement is necessary to satisfy the conditions set forth in Section 6.2(d) or Section 6.3(e)), that any shares of Company Common Stock that constitute Dissenting Shares as of the Election Deadline be treated as Cash Election Shares not subject to the pro rata selection process contemplated by this Section 2.5, and, if Parent so requires, then, to the fullest extent permitted by Law, any Dissenting Shares that receive the Merger Consideration shall be treated as Cash Election Shares not subject to the pro rata selection process contemplated by this Section 2.5.

(f) The pro rata selection process to be used by the Exchange Agent shall consist of such equitable pro ration processes as shall be mutually determined by Parent and the Company.

(g) Excess Foreign Ownership. The provisions of the Parent Charter Documents and the Merger Sub Charter Documents shall, to the extent necessary, override the provisions of this Article 2 to the extent necessary to eliminate any Excess Foreign Ownership.

Section 2.6 Exchange of Certificates.

(a) Exchange Fund. Promptly following the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of the holders of shares of Company Common Stock, (a) certificates representing shares of Parent Common Stock to be issued pursuant to Section 2.4(c)(i), Section 2.4(c)(iv) and Section 2.4(c)(v) and delivered pursuant to Section 2.6(b) and (b) cash or immediately available funds equal to the Total Cash Amount. Such shares of Parent Common Stock, together with any dividends or distributions with respect thereto (as provided in Section 2.6(c)) and such funds, are referred to herein as the “Exchange Fund.” The Exchange Agent, pursuant to irrevocable instructions consistent with the terms of this Agreement, shall deliver the Parent Common Stock and the cash portion of the aggregate Merger Consideration to be issued or paid pursuant to Section 2.4(c)(i),

Section 2.4(c)(iv) and Section 2.4(c)(v) out of the Exchange Fund, and the Exchange Fund shall not be used for any other purpose whatsoever. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed after the deposit of such Exchange Fund with respect thereto for the account of Persons entitled thereto.

(b) Exchange Procedures.

(i) As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Company Certificate that, immediately prior to the Effective Time, represented shares of Company Common Stock, a letter of transmittal to be used to effect the exchange of such Company Certificate for the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Company Certificate, along with instructions for using such letter of transmittal to effect such exchange. The letter of transmittal (or the instructions thereto) shall specify that delivery of any Company Certificate shall be effected, and risk of loss and title thereto shall pass, only upon delivery of such Company Certificate to the Exchange Agent. Such letter of transmittal shall require each holder of record of a Company Certificate to specify whether such holder of record is a citizen of the United States, within the meaning of Section 2 of the Shipping Act of 1916, as amended (46 U.S.C. Section 802), and shall be in such form and have such other provisions as Parent may reasonably specify.

(ii) Upon surrender to the Exchange Agent of a Company Certificate for cancellation, together with a duly completed and executed letter of transmittal and any other required documents (including, in the case of any Person constituting an “affiliate” of the Company for purposes of Rule 145(c) and (d) under the Securities Act (“Rule 145”), a written agreement from such Person as described in Section 5.9, if not theretofore delivered to Parent): (A) the holder of such Company Certificate shall be entitled to receive in exchange therefor a Parent Certificate representing the number of whole shares of Parent Common Stock, if any, and cash portion of the Merger Consideration that such holder has the right to receive pursuant to Section 2.4(c)(i), Section 2.4(c)(iv) and Section 2.4(c)(v), any cash in lieu of fractional shares of Parent Common Stock as provided in Section 2.6(e), and any unpaid dividends and distributions that such holder has the right to receive pursuant to Section 2.4(c)(i), Section 2.4(c)(iv) and Section 2.4(c)(v) (after giving effect to any required withholding of taxes); and (B) the Company Certificate so surrendered shall forthwith be cancelled. No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares or unpaid dividends and distributions, if any, payable to holders of Company Certificates.

(iii) In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, the Merger Consideration payable in respect of such shares of Company Common Stock (along with any cash in lieu of fractional shares and any unpaid dividends and distributions that such holder has the right to receive under this Agreement) may be issued or paid to a transferee if the Company Certificate representing such shares of Company Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer, including such signature guarantees as Parent or the Exchange Agent may request, and to evidence that any applicable stock transfer taxes have been paid.

(iv) Until surrendered as contemplated by this Section 2.6(b), each Company Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender of a Company Certificate and execution of such other documents as the Exchange Agent may require, the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Company Certificate as provided in Section 2.4(c)(i), Section 2.4(c)(iv) and Section 2.4(c)(v) (along with any cash in lieu of fractional shares and any unpaid dividends and distributions).

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock declared or made after the Effective Time with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Certificate. Subject to the effect of applicable Law: (i) at the time of the surrender of a Company Certificate for exchange in accordance with the provisions of this Section 2.6, there shall be paid to the surrendering holder, without interest, the amount of dividends or other distributions (having a record date after the Effective Time but on or prior to surrender and a payment date on or prior to surrender) not theretofore paid with respect to the number of whole shares of Parent Common Stock that such holder is entitled to receive (less the amount of any withholding taxes that may be required with respect thereto); and (ii) at the appropriate payment date and without duplicating any payment made under clause (i) above, there shall be paid to the surrendering holder, without interest, the amount of dividends or other distributions (having a record date after the Effective Time but on or prior to surrender and a payment date subsequent to surrender) payable with respect to the number of whole shares of Parent Common Stock that such holder receives (less the amount of any withholding taxes that may be required with respect thereto).

(d) No Further Ownership Rights in Company Common Stock. The Merger Consideration issued and paid upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.6(c) or Section 2.6(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock. At the Effective Time the stock transfer books of the Company shall be closed and from and after the Effective Time, there shall be no further registration of transfers of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, a Company Certificate is presented to the Surviving Company for any reason, it shall be cancelled and exchanged as provided in this Section 2.6.

(e) Treatment of Fractional Shares. No Parent Certificates or scrip representing fractional shares of Parent Common Stock shall be issued in the Merger and, except as provided in this Section 2.6(e), no dividend or other distribution, stock split or interest shall relate to any such fractional share, and such fractional share shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of any fractional share of Parent Common Stock to which a holder of Company Common Stock would otherwise be entitled (after taking into account all Company Certificates delivered by or on behalf of such holder), such holder, upon surrender of a Company Certificate as described in this Section 2.6, shall be paid an amount in cash (without interest) determined by multiplying (i) the Final Parent Stock Price by (ii) the fraction of a share of Parent Common Stock to which such holder would in addition otherwise be entitled, in which case Parent shall make available to the Exchange Agent, to any other cash being provided to the Exchange Agent pursuant to Section 2.6(a), the amount of cash necessary to make such payments. The Parties acknowledge that payment of cash consideration in lieu of issuing fractional shares of Parent Common Stock was not separately bargained for consideration but represents merely a mechanical rounding off for purposes of simplifying the problems that would otherwise be caused by the issuance of fractional shares of Parent Common Stock.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund and cash held by the Exchange Agent in accordance with the terms of this Section 2.6 that remains unclaimed by the former stockholders of the Company as of the date that is twelve months following the Effective Time shall be delivered to Parent, upon demand. Thereafter, any former stockholders of the Company, other than those exercising appraisal rights pursuant to Section 262 of the DGCL and as provided in Section 2.4(c)(vi), who have not theretofore complied with the provisions of this Section 2.6 shall look only to Parent for payment of their claim for Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock (all without interest).

(g) No Liability. None of Parent, the Company, the Surviving Company, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to any public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by former holders of Company Common Stock for a period of three years following the Effective Time (or such earlier date immediately prior to the time at which such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

(h) Lost, Stolen, or Destroyed Company Certificates. If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed, and, if required by Parent or the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as Parent or the Exchange Agent may direct, as indemnity against any claims that may be made against it with respect to such Company Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Certificate the Merger Consideration (along with any cash in lieu of fractional shares pursuant to Section 2.6(e) and any unpaid dividends and distributions pursuant to Section 2.6(c)) deliverable with respect thereto pursuant to this Agreement.

Section 2.7 Closing. The Closing shall take place on the Closing Date at such time and place as is agreed upon by Parent and the Company.

Section 2.8 Effective Time of the Merger. The Merger shall become effective (the “Effective Time”) immediately when the Certificate of Merger is accepted for filing by the Secretary of State of Delaware, or at such time thereafter as is provided in the Certificate of Merger. As soon as practicable after the Closing, the Certificate of Merger shall be filed with the Secretary of State of the State of Delaware, and the Effective Time shall occur.

Section 2.9 Taking of Necessary Action; Further Action. Subject to the terms and conditions of this Agreement, each of the Parties shall use all reasonable efforts to take all such actions as may be necessary or appropriate in order to effectuate the Merger under the DGCL and DLLCA as promptly as commercially practicable. In addition, the Parties agree to execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, real estate and other property, rights, privileges, powers and franchises of either of Merger Sub or the Company, the officers and directors of the Surviving Company are fully authorized, in the name of the Surviving Company or otherwise to take, and shall take, all such lawful and necessary action.

Section 2.10 Withholding. Each of Parent, the Surviving Company and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as required under the Code or any provision of state, local or foreign Tax Law, with respect to the making of such payment. Any such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of whom such deduction and withholding was made.

Article 3

Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub that:

Section 3.1 Company Existence; Good Standing; Corporate Authority. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company is duly qualified to conduct business and is in good standing (to the extent such concept exists in the relevant jurisdiction) in each jurisdiction in which the ownership, operation or lease of its property or the nature of the Company’s business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing individually or in the aggregate does not constitute and is not reasonably likely to constitute a Company Material Adverse Effect. The Company has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as currently conducted. The Company has delivered to Parent true, accurate and complete copies of the Fourth Amended and Restated Certificate of Incorporation (including any and all Certificates of Designations) and bylaws of the Company, each as amended to date (the “Company Charter Documents”), and each Company Charter Document is in full force and effect, has not been amended or modified and has not been terminated, superseded or revoked. The Company is not in violation of its Company Charter Documents.

Section 3.2 Authorization, Validity and Effect of Agreements.

(a) The Company and each Company Subsidiary has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is currently being conducted, except (as to foreign Company Subsidiaries only) as would have an immaterial effect on the Company and its Subsidiaries, taken as a whole, and the Company has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements, instruments, certificates and documents contemplated hereunder (collectively, the “Related Documents”) to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Merger and all other transactions contemplated hereunder and thereunder. The execution, delivery and performance of this Agreement and the Related Documents and the consummation of the Merger and the other transactions contemplated hereunder and thereunder have been duly authorized by all requisite corporate action on behalf of the Company, and no other corporate proceedings by the Company are necessary to authorize the execution and delivery of this Agreement or the Related Documents or to consummate the Merger and the other transactions contemplated hereunder or under the Related Documents except for the approval and adoption of this Agreement by the Company’s stockholders and the filing of the Certificate of Merger pursuant to Delaware Law and the Governmental Authority application and approvals described in Section 5.8.

(b) Under Delaware Law, the Required Company Vote is the only vote of the holders of any class or series of Equity Interests of the Company necessary to approve and adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby.

(c) This Agreement and each of the Related Documents to which the Company is a party has been duly executed by the Company and constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at Law). This Agreement and each Related Document to which the Company is a party has been duly executed or will be duly executed and delivered by the Company by duly authorized officers of the Company. The Company has taken all action necessary to render the restrictions set forth in Section 203 of the DGCL inapplicable to this Agreement and the transactions contemplated hereby.

Section 3.3 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 500,000,000 shares of Company Common Stock, and (ii) 50,000,000 shares of Company Preferred Stock. As of the close of business on March 15, 2007, there were (a) 57,772,039 issued and outstanding shares of Company Common Stock, (b) no issued shares of Company Common Stock held by the Company in its treasury, and (c) no issued or outstanding shares of Company Preferred Stock. The stockholders of the Company previously approved a Long-Term Incentive Plan (the “Company 2004 Plan”) and in May 2005 approved of the 2005 Long-Term Incentive Plan (the “Company 2005 Plan”, together with the Company 2004 Plan, the “Company Incentive Plans”). Upon stockholder approval of the Company 2005 Plan, no further awards to acquire Equity Interests in the Company were granted under the Company 2004 Plan. As of March 15, 2007, 361,824 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company Stock Options under the Company 2004 Plan and 352,750 shares of Company Common Stock are reserved for issuance pursuant to outstanding Company Stock Options granted under the Company 2005 Plan. As of March 15, 2007, 148,652 shares of Company Common Stock are reserved for issuance pursuant to outstanding and Deferred Units granted under the Company 2004 Plan. As of March 15, 2007, 307,572 shares of Company Common Stock are reserved for issuance pursuant to outstanding Director Awards and Deferred Units granted under the Company 2005 Plan. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company. All of the Company Common Stock is, and all shares of Company Common Stock which may be issued and outstanding as of the Effective Time as permitted under this Agreement shall be, when issued, duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights. Each share of Company Common Stock includes one preferred stock purchase right. The rights are issued pursuant to the Rights Agreement by and between the Company and The Bank of New York, dated as of February 4, 2004 (the “Company Rights Agreement”).

(b) The Company has no outstanding bonds, debentures, promissory notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for Equity Interests having the right to vote) with the stockholders of the Company on any matter (“Voting Debt”). As of the date of this Agreement, except as set forth in this Section 3.3, the Company and its Subsidiaries have not issued, sold, granted or delivered, are not obligated to issue, sell, grant or deliver, are not obligated to cause to be issued, sold, granted or delivered and are not a party to any Contract or other obligation to issue, sell, grant or deliver, any Equity Interest (including, without limitation, any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind pursuant to which a Person is entitled to acquire an Equity Interest) or Voting Debt of any nature or any additional shares of capital stock or any other Equity Interest in the Company or any Company Subsidiary, except (as to foreign Company Subsidiaries only) Equity Interests that would have an immaterial effect on the Company and its Subsidiaries, taken as a whole. There are no outstanding or authorized (x) Contractual or other obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Interest of the Company or any of its Subsidiaries or any such securities or agreements referred to in the prior sentence, or (y) voting trusts or similar agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of its Subsidiaries, except (as to foreign Company Subsidiaries only) repurchases, redemptions or acquisitions that would have an immaterial effect on the Company and its Subsidiaries, taken as a whole.

Section 3.4 Subsidiaries.

(a) Each of the Company’s Subsidiaries is a corporation or other legal entity duly organized or constituted, validly existing under the Laws of its jurisdiction of incorporation, organization or formation. The Company’s Subsidiaries have all requisite corporate power and authority to own, operate and lease their respective properties and to carry on their respective business as currently conducted. The Company’s Subsidiaries are each duly qualified to conduct business and are each in good standing (to the extent such concept exists in the relevant jurisdiction) in each jurisdiction in which the ownership, operation or lease of such Subsidiary’s property or the nature of such Subsidiary’s business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing, individually or in the aggregate, does not constitute and would not be reasonably likely to constitute a Company Material Adverse Effect. All of the outstanding shares of capital stock of, or other Equity Interests in, each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and are owned, directly or indirectly, by the Company free and clear of all Liens, except for directors’ qualifying shares and Liens granted under the agreements identified in clauses (a) or (b) of the definition of Company Credit Agreements.

(b) Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 includes all of the Company’s Subsidiaries. The Company’s U.S. Subsidiaries are not in violation of their respective Company Subsidiary Charter Documents, and the Company’s non-U.S. Subsidiaries are not in material violation of their respective Company Subsidiary Charter Documents.

Section 3.5 Compliance with Laws; Permits. Except for such matters as, individually or in the aggregate, do not or are not reasonably likely to have a Company Material Adverse Effect, and except for (i) matters relating to Taxes, which are treated exclusively in Section 3.10, and (ii) matters arising under Environmental Health and Safety Laws which are treated exclusively in Section 3.13:

(a) Neither the Company nor any Subsidiary of the Company is in violation of any applicable Law relating to the ownership or operation of any of their respective assets, and no claim is pending or, to the knowledge of the Company, threatened with respect to any such matters.

(b) The Company and each Subsidiary of the Company hold all permits, licenses, certifications, variations, exemptions, Orders, franchises, registrations, filings, approvals, authorizations or other required grant of operating authority required by any Governmental Authority necessary for the conduct of their respective businesses (the “Company Permits”). All Company Permits are in full force and effect and there exists no default thereunder or breach thereof, and the Company has no notice or knowledge that such Company Permits will not be renewed in the ordinary course after the Effective Time. No Governmental Authority has given, or to the knowledge of the Company, threatened to give, notice of any action to terminate, cancel or reform any Company Permits.

(c) Each drilling rig or other vessel owned by the Company or a Subsidiary of the Company which is subject to classification is in class according to the rules and regulations of the applicable classifying body and is duly and lawfully documented under the Laws of its flag jurisdiction.

(d) The Company and each Subsidiary of the Company possess all Company Permits required for the present ownership or lease, as the case may be, and operation of all the Company Owned Real Property and Company Leased Real Property (together, the “Company Real Property”) except where the failure to possess any of the same, individually or in the aggregate, has not caused, and is not reasonably likely to cause, a Company Material Adverse Effect. There exists no material default or breach with respect to, and no Person, including any Governmental Authority, has taken or, to the knowledge of the Company, threatened to take, any action to terminate, cancel or reform any such Company Permit pertaining to the Company Real Property.

Section 3.6 No Conflict; Consents.

(a) The execution and delivery by the Company of this Agreement and the Related Documents, the performance of the Company’s obligations hereunder and thereunder and the consummation by the Company of the Merger and the other transactions contemplated hereunder and thereunder in accordance with the terms hereof will not (i) conflict with or result in a breach of any provisions of the Company Charter Documents or any Company Subsidiary Charter Documents of any U.S. Company Subsidiary or materially conflict with or result in a material breach of any provisions of the Company Subsidiary Charter Documents of any non-U.S. Company Subsidiary, (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or impair the Company’s rights under or alter the rights or obligations of third parties under or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, any Company Material Contract or other Contract or result in the creation of any Lien upon any of the properties or assets of the Company or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of, any Company Material Contract or other Contract, or by which the Company or any of its Subsidiaries or any of their properties is bound or affected or (iii) subject to the filings and other matters referred to in Section 5.8, contravene or conflict with or constitute a violation of any provision of any applicable Law binding upon or applicable to the Company or any of its Subsidiaries, other than, in the cases of clauses (ii) through (iii), any such violations, conflicts, breaches, defaults, impairments, alterations, terminations, cancellations, purchase rights, accelerations, Liens, voidings or detriments which individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) Neither the execution and delivery by the Company of this Agreement or any Related Document nor the consummation by the Company of the transactions contemplated hereby or thereby in accordance with the terms hereof or thereof will require any consent, approval or authorization of, or filing or registration with, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents required to be filed as a result of the Merger with the relevant Governmental Authorities in the states and foreign jurisdictions in which Company or any Company Subsidiary is qualified to conduct business, (ii) the filing of the Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act and the effectiveness of the Registration Statement, (iii) filings required under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), including forms and other documents with the FTC and the Antitrust Division of the DOJ as required by the HSR Act (“Notification and Report Forms”), (iv) filings required under federal and state securities or “Blue Sky” Laws, applicable non-U.S. Laws or the rules of the New York Stock Exchange, (v) any other applicable filings or notifications under the antitrust, competition or similar Laws of foreign jurisdictions ((i), (ii), (iii), (iv) and (v) collectively, the “Company Regulatory Filings”)), except for any consent, approval or authorization the failure of which to obtain and for any filings, notifications or registrations the failure of which to be made, in each case individually, or in the aggregate, would not cause and is not reasonably likely to cause a Company Material Adverse Effect or materially adversely affect the ability of the Parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated.

Section 3.7 SEC Documents.

(a) The Company has filed with the SEC all documents required to be so filed by it since January 1, 2006 pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act, and has made available to Parent each registration statement, report, proxy statement or information statement (other than preliminary materials) it has so filed, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the “Company Reports”). As of its respective date, each Company Report complied in all material respects in accordance with the applicable requirements of the Exchange Act, SOX and the rules and regulations thereunder and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading except for such statements, if any, as have been modified by subsequent filings with the SEC prior to the date hereof. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Company and its Subsidiaries as of its date, and each of the consolidated statements of operations, cash flows and changes in stockholders’ equity included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders’ equity, as the case may be, of the Company and its Subsidiaries for the periods set forth therein, and in each case such consolidated balance sheets, consolidated statements of operations, cash flows and changes in stockholders’ equity, each including the notes and schedules thereto (“Company Financial Statements”) (a) complied as to form in all material respects with the published rules and regulations of the SEC, and (b) was prepared in accordance with GAAP consistently applied during the periods involved, except as may be noted in the Company Financial Statements or as permitted by Form 10-Q or Form 8-K. Except as and to the extent set forth on the consolidated balance sheet of the Company and its Subsidiaries included in the Company Reports filed before Closing, including all notes thereto, as of the date of such balance sheet, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of the Company or in the notes thereto prepared in accordance with GAAP consistently applied, other than (i) in the case of unaudited financial statements, normal year-end audit adjustments, and (ii) liabilities or obligations which have not caused and are not reasonably likely to cause, individually or in the aggregate, a Company Material Adverse Effect.

(b) Neither the Company nor its independent auditors have identified any “material weaknesses” in the Company’s or its Subsidiaries’ internal controls as contemplated under Section 404 of SOX. The Company has not entered into or modified any loans or arrangements with its officers and directors in violation of Section 402 of SOX.

Section 3.8 Litigation. Except as described in the Company Reports, there is no litigation, arbitration, mediation, action, suit, claim, proceeding or investigation, whether legal or administrative, pending against the Company or any of its Subsidiaries or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries or any of their respective assets, properties or operations, at Law or in equity, before or by any Governmental Authority or any Order of any Governmental Authority that, individually or in the aggregate and taking into consideration the aggregate amounts reserved in the Company’s consolidated balance sheet at December 31, 2006, for any such matters, is reasonably likely to have a Company Material Adverse Effect.

Section 3.9 Absence of Certain Changes. From December 31, 2006 to the date of this Agreement, except as described in the Company Reports, there has not been (i) any event or occurrence that has caused or is reasonably likely to cause a Company Material Adverse Effect, (ii) any material change by the Company or any of its Subsidiaries, when taken as a whole, in any of its accounting methods, principles or practices or any of its tax methods, practices or elections, (iii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock or other Equity Interest of the Company or any redemption, purchase or other acquisition of any of its Equity Interests, or (iv) except as disclosed in the Form 8-K filed by the Company on March 2, 2007 or in the ordinary course of business consistent with past practice, any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan.

Section 3.10 Taxes.

(a) General Tax Representation. Except as set forth in Section 3.10 of the Company Disclosure Letter and except as described in the Company Reports:

(i) The Company and each Company Subsidiary have timely filed, or have caused to be timely filed on their behalf, all material Tax Returns required to be filed by or on behalf of the Company and each Company Subsidiary in the manner prescribed by applicable Law. All such Tax Returns are complete and correct, except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary have timely paid (or the Company has paid on each such Company Subsidiary’s behalf) all Taxes due and owing, and, in accordance with GAAP, the most recent Company Financial Statements contained in the Company Reports reflect a reserve (including a reserve or payable under the TSA but excluding any reserve for deferred Taxes) for all Taxes payable by the Company and each Company Subsidiary for all Taxable periods and portions thereof through the date of such Company Financial Statements, in each case except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(ii) No Tax Return of the Company or any Company Subsidiary is under audit or examination by any Tax Authority, and no written notice or, to the knowledge of the Company, unwritten notice of such an audit or examination has been received by the Company or any Company Subsidiary. Each material assessed deficiency resulting from any audit or examination relating to Taxes by any Tax Authority has been timely paid and there is no assessed deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Company or any Company Subsidiary.

(iii) There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material Taxes and no power of attorney with respect to any such Taxes has been executed or filed with any Tax Authority by or on behalf of the Company or any Company Subsidiary.

(iv) Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, no Liens for Taxes exist with respect to any assets or properties of the Company or any Company Subsidiary, except for statutory liens for Taxes not yet due.

(v) Except for the TSA and as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary is a party to or bound by any Tax sharing agreement, Tax indemnity obligation or material agreement or arrangement with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Tax Authority), other than any such agreements (i) with customers, vendors, lessors or similar persons entered into in the ordinary course of business and (ii) among the Company and the Company Subsidiaries.

(vi) Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the Company and each Company Subsidiary have complied with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or similar provisions under any federal, state or local, domestic or foreign Law) and have, within the time and the manner prescribed by applicable Law, withheld from and paid over to the proper Tax Authorities all amounts required to be so withheld and paid over under applicable Law.

(vii) Neither the Company nor any Company Subsidiary is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(viii) Neither the Company nor any Company Subsidiary shall be required to include in a Taxable period ending after the Closing Date Taxable income attributable to income that accrued in a prior Taxable period but was not recognized in any prior Taxable period as a result of the installment method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of state, local or foreign Tax Law.

(ix) Neither the Company nor any Company Subsidiary has participated in any “listed transaction” as defined in Treasury Regulation Section 1.6011-4.

(x) Since February 28, 2004, neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(b) Reorganization. None of the Acquired Companies knows of any fact, agreement, plan, or other circumstance, or has taken any action or has failed to take any action, that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, and no facts exist that would cause the Merger to fail to so qualify.

Section 3.11 Employee Benefit Plans.

(a) Section 3.11 of the Company Disclosure Letter contains a list of all the Company Benefit Plans. The Company will provide Parent, within 30 days after the date hereof, with true and complete copies of the Company Benefit Plans and, if applicable, all amendments thereto, the most recent trust agreements, Forms 5500, summary plan descriptions, any summaries of material modification provided to participants since the most recent summary plan descriptions, material notices to participants, funding statements, annual reports and actuarial reports, if applicable, for each Company Benefit Plan.

(b) There has been no “reportable event,” as that term is defined in Section 4043 of ERISA, with respect to the Company Benefit Plans subject to Title IV of ERISA for which the 30-day reporting requirement has not been waived that could have a Company Material Adverse Effect; to the extent applicable, the Company Benefit Plans comply in all material respects with the requirements of ERISA and the Code or with the Laws and regulations of any applicable jurisdiction, and except as set forth in Section 3.11 of the Company Disclosure Letter, any Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Services (the “IRS”) and such letter has not been revoked; all required amendments since the issuance of such favorable determination letter from the IRS have been made and no amendments have been made which could reasonably be expected to result in the disqualification of any of such Company Benefit Plans; the Company Benefit Plans have been maintained and operated in material compliance with their terms; to the Company’s knowledge, there are no breaches of fiduciary duty in connection with the Company Benefit Plans for which the Company could be liable; there are no pending or, to the

Company’s knowledge, threatened claims against or otherwise involving any Company Benefit Plan that could have a Company Material Adverse Effect, and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of the Company Benefit Plan activities) has been brought against or with respect to any such Company Benefit Plan for which the Company could be liable; all material contributions required to be made as of the date hereof to the Company Benefit Plans have been made or have been properly accrued and are reflected in the Company Financial Statements as of the date thereof; neither the Company nor any of its Subsidiaries or ERISA Affiliates has any direct or indirect liability, contingent or otherwise, under Title IV of ERISA; and with respect to the Company Benefit Plans or any “employee pension benefit plans,” as defined in Section 3(2) of ERISA, that are subject to Title IV of ERISA, there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived.

(c) Neither the Company nor any of its Subsidiaries nor any of its ERISA Affiliates contributes to, or has an obligation to contribute to, and has not within six years prior to the Effective Time contributed to, or had an obligation to contribute to, a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(d) Except as disclosed in Section 3.11 of the Company Disclosure Letter, no Company Benefit Plan maintained by the Acquired Companies provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary of the Company for periods extending beyond their retirement or other termination of service other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan” or benefits the full cost of which is borne by the current or former employee (or his beneficiary).

(e) All accrued material obligations of the Company and its Subsidiaries, whether arising by operation of Law, Contract, or past custom, for compensation and benefits, including, but not limited to, bonuses and accrued vacation, and benefits under Company Benefit Plans, have been paid or adequate accruals for such obligations are reflected on the Company Financial Statements as of the date thereof.

(f) Section 3.11 of the Company Disclosure Letter sets forth an accurate and complete list of each Company Benefit Plan (and the particular circumstances described herein relating to such Company Benefit Plan) under which the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event, such as termination of employment), result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of its Subsidiaries. As to each Company Benefit Plan maintained by the Acquired Companies, the Company or applicable Subsidiary as the case may be, has reserved the right to amend or terminate such plan without material liability to any Person except with respect to benefits accrued in the ordinary course prior to the date of such amendment or termination.

(g) The Company will provide within 30 days of the date hereof a description of the amount paid or payable (whether in cash, in property, or in the form of benefits, accelerated cash, property, or benefits, or otherwise) in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(h) Each Company Benefit Plan maintained by the Acquired Companies which is or reasonably could be determined to be an arrangement subject to Section 409A of the Code has been operated in good faith compliance with Section 409A of the Code since January 1, 2005 and has been, or prior to January 1, 2008, may be timely amended with the consent of the participant, if necessary, to comply in good faith with Section 409A of the Code and any applicable guidance, whether proposed or final, issued by the IRS with respect thereto.

(i) No Company Benefit Plan is a multiple employer plan as defined in Section 413(c) of the Code.

(j) During the period from the date of this Agreement to the Closing Date, except as otherwise permitted under this Agreement, the Company will not enter into any additional Contracts or agreements with employees, directors or consultants of the Company that will create any obligation to Parent or the Company after the Closing Date, or make or agree to make any material changes to any existing Contracts or agreements with employees, directors or consultants of the Company without Parent’s prior written consent; provided, however, that the Company may in its sole discretion and without Parent’s prior written consent amend or adopt any arrangement to cause an arrangement existing on the date hereof to comply with, or be exempt from, Section 409A of the Code if such amendment or arrangement does not cause or entail any cost or expense to the Company (other than reasonable and necessary fees and expenses of advisors in connection therewith).

(k) No Company Benefit Plan that is not subject to ERISA has any material liabilities thereunder which are not otherwise fully funded, if applicable, or properly accrued and reflected under the Company Financial Statements as of the date thereof.

(l) Nothing in the foregoing shall be interpreted to apply or require compliance with Laws of the United States to a Company Benefit Plan that is subject to the Laws of a foreign jurisdiction.

(m) No Company Benefit Plan holds any “qualifying employer securities” or “qualifying employer real estate”.

(n) With respect to all Company Benefit Plans of the Company and its Subsidiaries subject to the Laws of any jurisdiction outside the United States (“International Plans”), (i) to the Company’s knowledge, the International Plans have been maintained in all material respects in accordance with all Applicable Laws, (ii) if intended to qualify for special Tax treatment, the International Plans meet the requirements for such treatment in all material respects, (iii) if intended to be funded and/or book-reserved, the International Plans are fully funded and/or book-reserved based upon reasonably actuarial assumptions, and (iv) no liability which could be material to the Company and its Subsidiaries, taken as a whole, exists or reasonably could be imposed upon the assets of the Company or any of its Subsidiaries by reason of such International Plans, other than to the extent reflected on the Company’s balance sheet as contained in the Company’s Form 10-K for the year ended December 31, 2006.

Section 3.12 Labor Matters.

(a) As of the date of this Agreement and except as described in the Company Reports, (i) neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or similar Contract, agreement or understanding with a labor union or similar labor organization and (ii) to the Company’s knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened.

(b) Except for such matters as individually or in the aggregate do not and are not reasonably likely to have a Company Material Adverse Effect, (i) neither the Company nor any Subsidiary of the Company has received any written complaint of any unfair labor practice or other unlawful employment practice or any written notice of any material violation of any federal, state or local statutes, Laws, ordinances, rules, regulations, Orders or directives with respect to the employment of individuals by, or the employment practices of, the Company or any Subsidiary of the Company or the work conditions or the terms and conditions of employment and wages and hours of their respective businesses, (ii) there are no unfair labor practice charges or other employee related complaints against the Company or any Subsidiary of the Company pending or, to the knowledge of the Company threatened, before any Governmental Authority by or concerning the employees working in their respective businesses, and (iii) there is no labor dispute, strike, slowdown or work stoppage against the Company or any of its Subsidiaries pending or threatened against the Company or any of its Subsidiaries.

Section 3.13 Environmental Matters. Except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect:

(a) The Company and each Subsidiary of the Company has been and is in compliance with all applicable Environmental Health and Safety Laws and possesses and is in compliance with any permits or licenses required under Environmental Health and Safety Laws. There are no past or present facts, conditions or circumstances that interfere with or preclude, or could interfere with or preclude if known to a Governmental Authority, the conduct of any of their respective businesses as now conducted or which interfere with continued compliance with applicable Environmental Health and Safety Laws.

(b) No proceedings or investigations of any Governmental Authority are pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries that allege the violation of or seek to impose liability pursuant to any Environmental Health and Safety Laws, and there are no past or present facts, conditions or circumstances at, on or arising out of, or otherwise associated with, any current (or, to the knowledge of the Company or its Subsidiaries, former) businesses, assets or properties of the Company or any Subsidiary of the Company, including but not limited to on-site or off-site disposal, release or spill of any Hazardous Materials which constitute a material violation of Environmental Health and Safety Laws or are reasonably likely to give rise to (i) costs, expenses, liabilities or obligations for any cleanup, remediation, disposal or corrective action under any Environmental Health and Safety Laws, (ii) claims arising for personal injury, property damage or damage to natural resources, or (iii) fines, penalties or injunctive relief.

(c) Neither the Company nor any of its Subsidiaries has (i) received any written notice of noncompliance with, violation of, or liability or potential liability under any Environmental Health and Safety Laws or (ii) entered into or subject to any consent decree or Order or is subject to any Order or agreement with any Governmental Authority or other Persons pursuant to any Environmental Health and Safety Laws or relating to the cleanup of any Hazardous Materials.

Section 3.14 Intellectual Property.

Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (i) the products, services and operations of the Company and its Subsidiaries do not infringe upon, violate or misappropriate the Intellectual Property of any Third Party, (ii) the Company and its Subsidiaries own or possess valid licenses or other valid rights to use Intellectual Property that the Company and its Subsidiaries use, exercise or exploit in or that may be necessary or desirable for its business as currently being conducted, free and clear of all Liens, and (iii) there is no infringement of any Intellectual Property owned by or licensed by or to the Company or any of its Subsidiaries that is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Company or Company Subsidiary Intellectual Property by any Person, including, without limitation, any employee or independent contractor (present or former), of the Company or any Company Subsidiary that is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.15 Citizenship. To the knowledge of Company, each of Company and its Subsidiaries is a “citizen of the United States” as such term is defined in Section 2 of the Shipping Act of 1916, as amended (46 U.S.C. Section 802), and has been for as long as it has owned or operated any vessels in the United States coastwise trade.

Section 3.16 Insurance. Except for such matters as have not caused and are not reasonably likely to cause, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Company and its Subsidiaries maintain and will maintain through the Closing Date the insurance coverages summarized in its Annual Report on Form 10-K for the year ended December 31, 2006. In addition, there is no material default with respect to any provision contained in any such policy or binder, and none of the Acquired Companies has failed to give any notice or present any claim under any such policy or binder in a timely fashion.

(b) No event relating specifically to the Company or its Subsidiaries (as opposed to events affecting the drilling service industry in general) has occurred that is reasonably likely, after the date of this Agreement, to result in an upward adjustment in premiums under any insurance policies they maintain. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no excess liability, hull or protection and indemnity insurance policy has been canceled by the insurer within one year prior to the date hereof, and to the Company’s knowledge, no threat in writing has been made to cancel (excluding cancellation upon expiration or failure to renew) any current insurance policy of the Company or any Subsidiary of the Company.

Section 3.17 No Brokers. The Company has not entered into any Contract with any Person that may result in the obligation of the Company, Merger Sub or Parent or any of their respective Subsidiaries to pay any finder’s fees, brokerage or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that the Company has retained Citigroup Global Markets Inc. as its financial advisor, the arrangements with which have been disclosed in writing to Parent prior to the date hereof.

Section 3.18 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Citigroup Global Markets Inc. to the effect that, as of the date of this Agreement, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock, and the Company will promptly deliver a copy of such opinion to Parent.

Section 3.19 Parent Share Ownership. Neither the Company nor any of its Subsidiaries owns any shares of the capital stock of Parent or any other securities convertible into or otherwise exercisable to acquire shares of capital stock of Parent.

Section 3.20 Vote Required; Board of Director Approval. Under Delaware Law, the only vote of the holders of any class or series of Company Equity Interests necessary to approve the Company Proposal is the affirmative vote in favor of the Company Proposal by the holders of at least a majority of the issued and outstanding shares of Company Common Stock (the “Required Company Vote”). The Board of Directors of the Company has, by resolutions duly adopted at a meeting of all directors on the Board of Directors of the Company, which meeting was duly called and held, (a) determined that the Merger is advisable and in the best interests of the Company and its stockholders; (b) approved the Merger and this Agreement, and (c) recommended that the stockholders of the Company approve the Merger and adopt this Agreement and directed that such matter be submitted to the stockholders of the Company at the Company Meeting.

Section 3.21 Ownership and Condition of Drilling Rigs and Vessels.

(a) As of the date hereof, the Company or a Subsidiary of the Company has good and marketable title to the drilling rigs and vessels listed in the Company’s most recent annual report on Form 10-K, other than defects or irregularities of title that do not materially impair the ownership or operation of such assets and in each case free and clear of all Liens except for Liens of a nature which have not had and are not reasonably likely to have a Company Material Adverse Effect or are Permitted Liens. No such asset is leased under an operating lease from a lessor that, to the Company’s knowledge, has incurred non-recourse Indebtedness to finance the acquisition or construction of such asset.

(b) Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, and except for drilling rigs or vessels that are warm-stacked, cold-stacked, or are either undergoing or are enroute to a location for refurbishment, repair or maintenance, with respect to each drilling rig and vessel owned or operated by the Acquired Companies (i) an Acquired Company holds all necessary licenses, certificates and permits required for the operation of such rig or vessel for the purpose and in the waters in which such rig or vessel is working on the date of this Agreement or, if such rig or vessel is not working on the date of this Agreement for the purpose and in the waters where it performed its most recently completed customer work, and (ii) such rig or vessel is in satisfactory operating condition for the purpose and in the waters in which such rig or vessel is working as of the date of this Agreement or, if not working on the date or this Agreement, for the purpose and in the waters where it performed its most recently completed customer work.

(c) The information contained in the rig and vessel status report most recently filed or furnished with the SEC on Form 8-K was true and correct in all material respects when filed.

Section 3.22 Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not fixed, accrued, contingent or otherwise, except liabilities and obligations that (i) are fully reflected or reserved against in the Company Financial Statements included in the Company Reports or described in such Company Reports filed prior to the date hereof, (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2006, and (iii) liabilities and obligations that have not caused and are not reasonably likely to cause, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.23 Certain Contracts.

(a) Section 3.23 of the Company Disclosure Letter contains a list of all of the following Contracts or agreements (other than those set forth on an exhibit index in the Company Reports filed prior to the date of this Agreement) to which the Company or any Subsidiary of the Company is a party or by which any of them is bound as of the date of this Agreement (other than this Agreement or any Related Document): (i) any non-competition agreement that purports to limit the manner in which, or the localities in which, all or any portion of their respective businesses are conducted or would purport to bind Parent or the Surviving Company or any of their Affiliates, (ii) any hedging agreements by which any of the assets of the Company or any Subsidiary of the Company are bound, in an aggregate amount in excess of $1 million, (iii) any Contract granting any Person registration or other purchase or sale rights with respect to any Equity Interest in the Company or any Subsidiary of the Company, (iv) any voting agreement relating to any Equity Interest of the Company or any Subsidiary of the Company, (v) any Contract outside the ordinary course that entitles the other party thereto to receive the benefits thereof without incurring the obligation to pay for same within sixty days after services are provided; (vi) any

Contract outside the ordinary course between the Company or any Subsidiary of the Company and any current or former Affiliate of the Company, (vii) any drilling rig construction or conversion Contract with respect to which the drilling rig has not been delivered and paid for, (viii) any drilling Contracts of one year or greater in remaining duration, (ix) any Contract or agreement for the borrowing of money with a borrowing capacity or outstanding Indebtedness of $2 million or more or (x) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (all Contracts or agreements of the types described in clauses (i) through (x), regardless of whether listed in Section 3.23 of the Company Disclosure Letter and regardless of whether in effect as of the date of this Agreement, being referred to herein as “Company Material Contracts”). For the avoidance of doubt, each of the TSA and the MSA shall constitute a Company Material Contract.

(b) As of the date of this Agreement, each of the Company Material Contracts is, to the knowledge of the Company, in full force and effect. Except for such matters as individually or in the aggregate do not and are not reasonably likely to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries knows of, or has received written notice of, any breach of or violation or default under (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Company Material Contracts or has received written notice of the desire of the other party or parties to any such Company Material Contracts to exercise any rights such party has to cancel, terminate or repudiate such Contract or exercise remedies thereunder.

Section 3.24 State Takeover Statutes. The Company has, or will have prior to the Effective Time, taken all necessary action so that, assuming compliance by Parent and Merger Sub with their respective obligations hereunder and the accuracy of the representations and warranties made by Parent and Merger Sub herein, no “business combination,” “moratorium,” “fair price,” “control share acquisition” or other state antitakeover statute or regulation nor any takeover-related provision in the Company Charter Documents, would apply to this Agreement, any Related Document or the Merger.

Section 3.25 Improper Payments. No funds, assets or properties of the Company or its Affiliates have been used or offered for illegal purposes. No accumulation or use of any funds, assets or properties of the Company or its Affiliates has been made without being properly accounted for in the financial books and records of the Company or its Affiliates. All payments by or on behalf of the Company or its Affiliates have been duly and properly recorded and accounted for in their financial books and records and such books and records accurately and fairly reflect all transactions and dispositions of the assets of the Company and its Affiliates. The Company has devised and maintained systems that provide reasonable assurances that transactions are and have been executed in accordance with the management’s general or specific authorization. Neither the Company nor any of its Affiliates, nor any director, officer, or any agent, employee or other Person associated with or acting on behalf of the Company or its Affiliates, (i) has used any corporate funds for any unlawful contribution, gift, entertainment or anything of value relating to political activity; (ii) made any direct or indirect unlawful payment to any employee, agent, officer, director, representative or stockholder of a Governmental Authority or political party, or official or candidate thereof, or any immediate family member of the foregoing; or (iii) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment in connection with the conduct of the Company’s or its Affiliates’ businesses. In addition, neither the Company nor any of its Affiliates nor any agent of any of them has received any bribes, kickbacks or other improper payments from vendors, suppliers or other Persons. The Company has no knowledge that any payment made to a Person would or has thereafter been offered, given or provided to any foreign official, political party or official thereof, or to any candidate for public office.

Section 3.26 Amendment to the Company Rights Agreement. The Company has amended or taken other action under the Company Rights Agreement so that (i) none of the execution and delivery of this Agreement or any Related Document, the consummation of the Merger or any other transaction contemplated hereby or by a Related Document, will cause the Company Rights to become exercisable under the Company Rights Agreement, and (ii) the rights granted to any Person thereunder will expire immediately prior to the Effective Time. The Company has delivered to Parent a true, accurate and complete copy of the Company Rights Agreement, as amended to date.

Section 3.27 No Other Representations or Warranties. Except for the representations and warranties contained in this Article 3, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby.

Article 4

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company that:

Section 4.1 Existence; Good Standing; Corporate Authority. Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Parent and Merger Sub are duly qualified to conduct business and are in good standing (to the extent such concept exists in the relevant jurisdiction) in each jurisdiction in which the ownership, operation or lease of their respective properties or the nature of their respective business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing does not constitute and is not reasonably likely to constitute a Parent Material Adverse Effect. Parent and Merger Sub have all requisite corporate or limited liability power and authority to own, operate and lease their properties and to carry on their respective business as currently conducted. Parent has delivered true, accurate and complete copies of the (a) Certificate of Incorporation (including any and all Certificates of Designations) and bylaws of the Parent, each as amended to date (the “Parent Charter Documents”), and (b) the Certificate of Formation of Merger Sub and the limited liability company operating agreement of Merger Sub (the “Merger Sub Charter Documents”), and each Parent Charter Document and Merger Sub Charter Document is in full force and effect, has not been amended or modified and has not been terminated, superseded or revoked. The Parent and Merger Sub are not in violation of their Parent Charter Documents and Merger Sub Charter Documents, as applicable.

Section 4.2 Authorization, Validity and Effect of Agreements.

(a) The Parent Companies have the requisite corporate power and authority to own, lease and operate their respective properties and assets and to carry on their respective business as it is currently being conducted, and Parent and Merger Sub have the requisite corporate power and authority to execute and deliver this Agreement and the Related Documents to which it is a party, to perform their respective obligations hereunder and thereunder and to consummate the Merger and all other transactions contemplated hereunder and thereunder. The execution, delivery and performance of this Agreement and the Related Documents and the consummation of the Merger and the other transactions contemplated hereunder and thereunder have been duly authorized by all requisite corporate action on behalf of Parent and Merger Sub, and no other corporate proceedings by Parent and Merger Sub or are necessary to authorize the execution and delivery of this Agreement or the Related Documents or to consummate the Merger and the other transactions contemplated hereunder or under the Related Documents except for the approval and adoption of this Agreement by Parent’s stockholders, the filing of the Certificate of Merger pursuant to Delaware Law and the Governmental Authority applications and approvals described in Section 5.8.

(b) Under Delaware Law, the Required Parent Vote is the only vote of the holders of any class or series of Equity Interests of Parent necessary to approve and adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby.

(c) This Agreement and each of the Related Documents to which Parent is a party has been duly executed by Parent and constitutes the valid and legally binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at Law). This Agreement and each Related Document to which Parent and/or Merger Sub is a party has been duly executed or will be duly executed and delivered by Parent and/or Merger Sub by duly authorized officers of Parent and/or Merger Sub, as applicable. Parent has taken all action necessary to render the restrictions set forth in Section 203 of the DGCL inapplicable to this Agreement and the transactions contemplated hereby.

Section 4.3 Capitalization.

(a) The authorized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock and 50,000,000 shares of Parent Preferred Stock. Each share of Parent Common Stock includes the right to purchase Parent Preferred Stock under the Rights Agreement dated as of October 31, 2005 between Parent and American Stock Transfer & Trust Company, as rights agent (the “Parent Rights Agreement”). As of the close of business on March 15, 2007, there were (a) 32,251,668 issued and outstanding shares of Parent Common Stock, (b) 7,121 shares of Parent Common Stock were issued and held by Parent in its treasury, and (c) no issued or outstanding shares of Parent Preferred Stock. As of March 15, 2007, 2,167,544 shares of Parent Common Stock are reserved for future issuance under Parent’s Incentive Plan. As of March 15, 2007, there were 954,214 shares of Parent Common Stock remaining available for the grant of awards under the Parent Incentive Plan. There is no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar right with respect to Parent. All Parent Common Stock is, and all shares of Parent Common Stock which may be issued and outstanding as of the Effective Time as permitted under this Agreement shall be, when issued, duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights.

(b) Parent has no Voting Debt. As of the date of this Agreement, except as set forth in this Section 4.3, Parent and its Subsidiaries have not issued, sold, granted or delivered, are not obligated to issue, sell, grant or deliver, are not obligated to cause to be issued, sold, granted or delivered and are not a party to any Contract to issue, sell, grant or deliver, any Equity Interest (including, without limitation, any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind pursuant to which a Person is entitled to acquire an Equity Interest) or Voting Debt of any nature or any additional shares of capital stock or any other Equity Interest in Parent or any Parent Subsidiary.

(c) Parent directly or indirectly holds 100% of the outstanding Equity Interests of Merger Sub. All of the outstanding Equity Interests of Merger Sub are duly authorized, validly issued, fully paid and nonassessable and are owned, directly or indirectly, by Parent free and clear of all Liens.

Section 4.4 Subsidiaries.

(a) Each of Parent’s Subsidiaries is a corporation or other legal entity duly organized or constituted, validly existing under the Laws of its jurisdiction of incorporation, organization or formation. Parent’s Subsidiaries have all requisite corporate power and authority to own, operate and lease their respective properties and to carry on their respective business as currently conducted. Parent’s

Subsidiaries are each duly qualified to conduct business and are each in good standing (to the extent such concept exists in the relevant jurisdiction) in each jurisdiction in which the ownership, operation or lease of such Subsidiary’s property or the nature of such Subsidiary’s business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing, individually or in the aggregate, does not constitute and would not be reasonably likely to constitute a Parent Material Adverse Effect. All of the outstanding shares of capital stock of, or other Equity Interests in, each of Parent’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and are owned, directly or indirectly, by Parent free and clear of all Liens except for directors’ qualifying shares and Liens granted under the Parent Credit Agreement.

(b) All of the outstanding Equity Interests of Merger Sub are owned directly or indirectly by Parent, and Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, as of the Effective Time, will have not engaged in any activities other than in connection with the transactions contemplated by this Agreement.

(c) Exhibit 21.1 to Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 includes all of the Parent’s Subsidiaries. Parent’s U.S. Subsidiaries are not in violation of their respective Parent Subsidiary Charter Documents, and Parent’s non-U.S. Subsidiaries are not in material violation of their respective Parent Subsidiary Charter Documents.

Section 4.5 Compliance with Laws; Permits. Except for such matters as, individually or in the aggregate, do not or are not reasonably likely to have a Parent Material Adverse Effect, and except for (i) matters relating to Taxes, which are treated exclusively in Section 4.10, and (ii) matters arising under Environmental Health and Safety Laws which are treated exclusively in Section 4.13:

(a) Neither Parent nor any Subsidiary of Parent is in violation of any applicable Law relating to the ownership or operation of any of their respective assets, and no claim is pending or, to the knowledge of Parent, threatened with respect to any such matters.

(b) Parent and each Subsidiary of Parent hold all permits, licenses, certifications, variations, exemptions, Orders, franchises, registrations, filings, approvals, authorizations or other required grant of operating authority required by any Governmental Authority necessary for the conduct of their respective businesses (the “Parent Permits”). All Parent Permits are in full force and effect and there exists no default thereunder or breach thereof, and Parent has no notice or knowledge that such Parent Permits will not be renewed in the ordinary course after the Effective Time. No Governmental Authority has given, or to the knowledge of Parent, threatened to give, notice of any action to terminate, cancel or reform any Parent Permits.

(c) Each drilling rig or other vessel owned by Parent or a Subsidiary of Parent which is subject to classification is in class according to the rules and regulations of the applicable classifying body and is duly and lawfully documented under the Laws of its flag jurisdiction.

(d) Parent and each Subsidiary of Parent possess all Parent Permits required for the present ownership or lease, as the case may be, and operation of all the Parent Owned Real Property and Parent Leased Real Property (together, the “Parent Real Property”) except where the failure to possess any of the same, individually or in the aggregate, has not caused, and is not reasonably likely to cause, a Parent Material Adverse Effect. There exists no material default or breach with respect to, and no Person, including any Governmental Authority, has taken or, to the knowledge of Parent, threatened to take, any action to terminate, cancel or reform any such Parent Permit pertaining to the Parent Real Property.

Section 4.6 No Conflict; Consents.

(a) The execution and delivery by Parent and Merger Sub of this Agreement and the Related Documents, the performance of Parent and Merger Sub’s obligations hereunder and thereunder and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereunder and thereunder in accordance with the terms hereof will not (i) conflict with or result in a breach of any provisions of the Parent Charter Documents or Merger Sub Charter Documents of any U.S. Parent Subsidiary or materially conflict with or result in a material breach of any provisions of the Parent Subsidiary Charter Documents of any non-U.S. Parent Subsidiary, (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or impair Parent and Merger Sub’s rights under or alter the rights or obligations of third parties under or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, any Parent Material Contract or other Contract or result in the creation of any Lien upon any of the properties or assets of Parent or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of, any Parent Material Contract or other Contract, or by which Parent or any of its Subsidiaries or any of their properties is bound or affected or (iii) subject to the filings and other matters referred to in Section 5.8, contravene or conflict with or constitute a violation of any provision of any applicable Law binding upon or applicable to Parent or any of its Subsidiaries, other than, in the cases of clauses (ii) through (iii), any such violations, conflicts, breaches, defaults, impairments, alterations, terminations, cancellations, purchase rights, accelerations, Liens, voidings or detriments which individually or in the aggregate would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Neither the execution and delivery by Parent and Merger Sub of this Agreement or any Related Document nor the consummation by Parent and Merger Sub of the transactions contemplated hereby or thereby in accordance with the terms hereof or thereof will require any consent, approval or authorization of, or filing or registration with, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents required to be filed as a result of the Merger with the relevant Governmental Authorities in the states and foreign jurisdictions in which Parent or Merger Sub or any Parent Subsidiary is qualified to conduct business, (ii) the filing of the Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act and the effectiveness of the Registration Statement, (iii) the required filings under the HSR Act, including Notification and Report Forms with the FTC and the Antitrust Division of the DOJ as required by the HSR Act, (iv) filings required under federal and state securities or “Blue Sky” Laws, applicable non-U.S. Laws or rules of the NASDAQ, and (v) any other applicable filings or notifications under the antitrust, competition or similar Laws of foreign jurisdictions ((i), (ii), (iii), (iv) and (v) collectively, the “Parent Regulatory Filings”), except for any consent, approval or authorization the failure of which to obtain and for any filings, notifications or registrations the failure of which to be made, in each case individually, or in the aggregate, would not cause and is not reasonably likely to cause a Parent Material Adverse Effect or materially adversely affect the ability of the Parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated.

Section 4.7 SEC Documents.

(a) Parent has filed with the SEC all documents required to be so filed by it since January 1, 2006 pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act, and has made available to Parent each registration statement, report, proxy statement or information statement (other than preliminary materials) it has so filed, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the “Parent Reports”). As of its respective date, each Parent Report complied in all material respects in accordance with the applicable requirements of the Exchange Act, SOX and the rules and regulations thereunder and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading except for such statements, if any, as have been modified by subsequent filings with the SEC prior to the date hereof. Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Parent and its Subsidiaries as of its date, and each of the consolidated statements of operations, cash flows and changes in stockholders’ equity included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders’ equity, as the case may be, of Parent and its Subsidiaries for the periods set forth therein, and in each case such consolidated balance sheets, consolidated statements of operations, cash flows and changes in stockholders’ equity, each including the notes and schedules thereto (“Parent Financial Statements”) (a) complied as to form in all material respects with the published rules and regulations of the SEC, and (b) was prepared in accordance with GAAP consistently applied during the periods involved, except as may be noted in the Parent Financial Statements or as permitted by Form 10-Q or Form 8-K. Except as and to the extent set forth on the consolidated balance sheet of Parent and its Subsidiaries included in the Parent Reports filed before Closing, including all notes thereto, as of the date of such balance sheet, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of Parent or in the notes thereto prepared in accordance with GAAP consistently applied, other than (i) in the case of unaudited financial statements, normal year-end audit adjustments, and (ii) liabilities or obligations which have not caused and are not reasonably likely to cause, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Neither Parent nor its independent auditors have identified any “material weaknesses” in Parent’s or its Subsidiaries’ internal controls as contemplated under Section 404 of SOX. Parent has not entered into or modified any loans or arrangements with its officers and directors in violation of Section 402 of SOX.

Section 4.8 Litigation. Except as described in the Parent Reports, there is no litigation, arbitration, mediation, action, suit, claim, proceeding or investigation, whether legal or administrative, pending against Parent or any of its Subsidiaries or, to Parent’s knowledge, threatened against Parent or any of its Subsidiaries or any of their respective assets, properties or operations, at Law or in equity, before or by any Governmental Authority or any Order of any Governmental Authority that, individually or in the aggregate and taking into consideration the aggregate amounts reserved in the Parent’s consolidated balance sheet at December 31, 2006, for any such matters, is reasonably likely to have a Parent Material Adverse Effect.

Section 4.9 Absence of Certain Changes. From December 31, 2006 to the date of this Agreement, except as described in the Parent Reports, there has not been (i) any event or occurrence that has caused or is reasonably likely to cause a Parent Material Adverse Effect, (ii) any material change by Parent or any of its Subsidiaries, when taken as a whole, in any of its accounting methods, principles or practices or any of its tax methods, practices or elections, (iii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock or other Equity Interest of Parent or any redemption, purchase or other acquisition of any of its Equity Interests, or (iv) except as disclosed in the Form 8-K filed by Parent on January 17, 2007 or in the ordinary course of business consistent with past practice, any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan.

Section 4.10 Taxes.

(a) General Tax Representation. Except as set forth in Section 4.10 of the Parent Disclosure Letter and except as described in the Parent Reports:

(i) The Parent Companies have timely filed, or have caused to be timely filed, all material Tax Returns required to be filed by or on behalf of the Parent Companies in the manner prescribed by applicable Law. All such Tax Returns are complete and correct, except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. The Parent Companies have timely paid (or Parent has paid on each such Parent Subsidiary’s behalf) all Taxes due and owing, and, in accordance with GAAP, the most recent Parent Financial Statements contained in the Parent Reports reflect a reserve for all Taxes payable by the Parent Companies for all Taxable periods and portions thereof through the date of such Parent Financial Statements, in each case except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(ii) No Tax Return of the Parent Companies is under audit or examination by any Tax Authority, and no written notice or, to the knowledge of the Parent Company, unwritten notice of such an audit or examination has been received by the Parent Companies. Each material assessed deficiency resulting from any audit or examination relating to Taxes by any Tax Authority has been timely paid and there is no assessed deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Parent Companies.

(iii) There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material Taxes and no power of attorney with respect to any such Taxes has been executed or filed with any Tax Authority by or on behalf of the Parent Companies.

(iv) Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, no Liens for Taxes exist with respect to any assets or properties of the Parent Companies, except for statutory liens for Taxes not yet due.

(v) Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, the Parent Companies are not a party to or bound by any Tax sharing agreement, Tax indemnity obligation or material agreement or arrangement with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Tax Authority), other than any such agreements (i) with customers, vendors, lessors or similar persons entered into in the ordinary course of business and (ii) among the Parent Companies.

(vi) Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, the Parent and each Parent Subsidiary have complied with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or similar provisions under any federal, state or local, domestic or foreign Law) and have, within the time and the manner prescribed by applicable Law, withheld from and paid over to the proper Tax Authorities all amounts required to be so withheld and paid over under applicable Law.

(vii) Neither Parent nor any Parent Subsidiary is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(viii) Neither Parent nor any Parent Subsidiary shall be required to include in a Taxable period ending after the Closing Date Taxable income attributable to income that accrued in a prior Taxable period but was not recognized in any prior Taxable period as a result of the installment method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of state, local or foreign Tax Law.

(ix) Neither Parent nor any Parent Subsidiary has participated in any “listed transaction” as defined in Treasury Regulation Section 1.6011-4.

(x) Since February 28, 2004, neither Parent nor any Parent Subsidiary has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(b) Reorganization. None of the Parent Companies knows of any fact, agreement, plan, or other circumstance, or has taken any action or has failed to take any action, that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, and no facts exist that would cause the Merger to fail to so qualify.

Section 4.11 Employee Benefit Plans.

(a) Section 4.11 of the Parent Disclosure Letter contains a list of all the Parent Benefit Plans. Parent will provide the Company, within 30 days after the date hereof, with true and complete copies of the Parent Benefit Plans and, if applicable, all amendments thereto, the most recent trust agreements, Forms 5500, summary plan descriptions, any summaries of material modification provided to participants since the most recent summary plan descriptions, material notices to participants, funding statements, annual reports and actuarial reports, if applicable, for each Parent Benefit Plan.

(b) There has been no “reportable event,” as that term is defined in Section 4043 of ERISA, with respect to the Parent Benefit Plans subject to Title IV of ERISA for which the 30-day reporting requirement has not been waived that could have a Parent Material Adverse Effect; to the extent applicable, the Parent Benefit Plans comply in all material respects with the requirements of ERISA and the Code or with the Laws and regulations of any applicable jurisdiction, and except as set forth in Section 4.11 of the Parent Disclosure Letter, any Parent Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS and such letter has not been revoked; all required amendments since the issuance of such favorable determination letter from the IRS have been made and no amendments have been made which could reasonably be expected to result in the disqualification of any of such Parent Benefit Plans; the Parent Benefit Plans have been maintained and operated in material compliance with their terms; to Parent’s knowledge, there are no breaches of fiduciary duty in connection with the Parent Benefit Plans for which the Parent could be liable; there are no pending or, to Parent’s knowledge, threatened claims against or otherwise involving any Parent Benefit Plan that could have a Parent Material Adverse Effect, and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of the Parent Benefit Plan activities) has been brought against or with respect to any such Parent Benefit Plan for which the Parent could be liable; all material contributions required to be made as of the date hereof to the Parent Benefit Plans have been made or have been properly accrued and are reflected in the Parent Financial Statements as of the date thereof; neither Parent nor any of its Subsidiaries or ERISA Affiliates has any direct or indirect liability, contingent or otherwise, under Title IV of ERISA; and with respect to the Parent Benefit Plans or any “employee pension benefit plans,” as defined in Section 3(2) of ERISA, that are subject to Title IV of ERISA, there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived.

(c) Neither Parent nor any of its Subsidiaries nor any of its ERISA Affiliates contributes to, or has an obligation to contribute to, and has not within six years prior to the Effective Time contributed to, or had an obligation to contribute to, a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(d) Except as disclosed in Section 4.11 of the Parent Disclosure Letter, no Parent Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of Parent or any Subsidiary of Parent for periods extending beyond their retirement or other termination of service other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan” or benefits the full cost of which is borne by the current or former employee (or his beneficiary).

(e) All accrued material obligations of Parent and its Subsidiaries, whether arising by operation of Law, Contract, or past custom, for compensation and benefits, including, but not limited to, bonuses and accrued vacation, and benefits under Parent Benefit Plans, have been paid or adequate accruals for such obligations are reflected on the Parent Financial Statements as of the date thereof.

(f) Section 4.11 of the Parent Disclosure Letter sets forth an accurate and complete list of each Parent Benefit Plan (and the particular circumstances described herein relating to such Parent Benefit Plan) under which the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event, such as termination of employment), result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of Parent or any of its Subsidiaries. As to each Parent Benefit Plan maintained by Parent and/or its Subsidiaries, Parent or applicable Subsidiary as the case may be, has reserved the right to amend or terminate such plan without material liability to any Person except with respect to benefits accrued in the ordinary course prior to the date of such amendment or termination.

(g) Parent will provide within 30 days of the date hereof a description of the amount paid or payable (whether in cash, in property, or in the form of benefits, accelerated cash, property, or benefits, or otherwise) in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(h) Each Parent Benefit Plan which is or reasonably could be determined to be an arrangement subject to Section 409A of the Code has been operated in good faith compliance with Section 409A of the Code since January 1, 2005 and has been, or prior to January 1, 2008 may be timely amended with the consent of the participant, if necessary, to comply in good faith with Section 409A of the Code and any applicable guidance, whether proposed or final, issued by the IRS with respect thereto.

(i) No Parent Benefit Plan is a multiple employer plan as defined in Section 413(c) of the Code.

(j) During the period from the date of this Agreement to the Closing Date, except as otherwise permitted under this Agreement, Parent will not enter into any additional Contracts or agreements with employees, directors or consultants of Parent that will create any obligation to Parent or Parent after the Closing Date, or make or agree to make any material changes to any existing Contracts or agreements with employees, directors or consultants of Parent without the Company’s prior written consent; provided, however, that Parent may in its sole discretion and without Company’s prior written consent amend or adopt any arrangement to cause an arrangement existing on the date hereof to comply with, or be exempt from, Section 409A of the Code if such amendment or arrangement does not cause or entail any cost or expense to the Parent (other than reasonable and necessary fees and expenses of advisors in connection therewith).

(k) No Parent Benefit Plan that is not subject to ERISA has any material liabilities thereunder which are not otherwise fully funded, if applicable, or properly accrued and reflected under the Company Financial Statements as of the date thereof.

(l) Nothing in the foregoing shall be interpreted to apply or require compliance with Laws of the United States to a Parent Benefit Plan that is subject to the Laws of a foreign jurisdiction.

(m) No Parent Benefit Plan holds any “qualifying employer securities” or “qualifying employer real estate”.

(n) With respect to all Parent International Plans, (i) to the Parent’s knowledge, the International Plans have been maintained in all material respects in accordance with all Applicable Laws, (ii) if intended to qualify for special Tax treatment, the International Plans meet the requirements for such treatment in all material respects, (iii) if intended to be funded and/or book-reserved, the International Plans are fully funded and/or book-reserved based upon reasonably actuarial assumptions, and (iv) no liability which could be material to the Parent and its Subsidiaries, taken as a whole, exists or reasonably could be imposed upon the assets of the Parent or any of its Subsidiaries by reason of such International Plans, other than to the extent reflected on the Company’s balance sheet as contained in the Parent’s Form 10-K for the year ended December 31, 2006.

Section 4.12 Labor Matters.

(a) As of the date of this Agreement and except as described in the Parent Reports, (i) neither Parent nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or similar Contract, agreement or understanding with a labor union or similar labor organization and (ii) to the Parent’s knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened.

(b) Except for such matters as individually or in the aggregate do not and are not reasonably likely to have a Parent Material Adverse Effect, (i) neither Parent nor any Subsidiary of Parent has received any written complaint of any unfair labor practice or other unlawful employment practice or any written notice of any material violation of any federal, state or local statutes, Laws, ordinances, rules, regulations, Orders or directives with respect to the employment of individuals by, or the employment practices of, Parent or any Subsidiary of Parent or the work conditions or the terms and conditions of employment and wages and hours of their respective businesses, (ii) there are no unfair labor practice charges or other employee related complaints against Parent or any Subsidiary of Parent pending or, to the knowledge of Parent, threatened, before any Governmental Authority by or concerning the employees working in their respective businesses and (iii) there is no labor dispute, strike, slowdown or work stoppage against Parent or any of its Subsidiaries pending or threatened against Parent or any of its Subsidiaries.

Section 4.13 Environmental Matters. Except as would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect:

(a) Parent and each Subsidiary of Parent has been and is in compliance with all applicable Environmental Health and Safety Laws and possesses and is in compliance with any permits or licenses required under Environmental Health and Safety Laws. There are no past or present facts, conditions or circumstances that interfere with or preclude, or could interfere with or preclude if known to a Governmental Authority, the conduct of any of their respective businesses as now conducted or which interfere with continued compliance with applicable Environmental Health and Safety Laws.

(b) No proceedings or investigations of any Governmental Authority are pending or, to the knowledge of Parent, threatened against Parent or its Subsidiaries that allege the violation of or seek to impose liability pursuant to any Environmental Health and Safety Laws, and there are no past or present facts, conditions or circumstances at, on or arising out of, or otherwise associated with, any current (or, to the knowledge of Parent or its Subsidiaries, former) businesses, assets or properties of Parent or any Subsidiary of Parent, including but not limited to on-site or off-site disposal, release or spill of any Hazardous Materials which constitute a material violation of Environmental Health and Safety Laws or are reasonably likely to give rise to (i) costs, expenses, liabilities or obligations for any cleanup, remediation, disposal or corrective action under any Environmental Health and Safety Laws, (ii) claims arising for personal injury, property damage or damage to natural resources, or (iii) fines, penalties or injunctive relief.

(c) Neither Parent nor any of its Subsidiaries has (i) received any written notice of noncompliance with, violation of, or liability or potential liability under any Environmental Health and Safety Laws or (ii) entered into or subject to any consent decree or Order or is subject to any Order or agreement with any Governmental Authority or other Persons pursuant to any Environmental Health and Safety Laws or relating to the cleanup of any Hazardous Materials.

Section 4.14 Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect (i) the products, services and operations of Parent and its Subsidiaries do not infringe upon, violate or misappropriate the Intellectual Property of any Third Party, (ii) Parent and its Subsidiaries own or possess valid licenses or other valid rights to use Intellectual Property that Parent and its Subsidiaries use, exercise or exploit in or that may be necessary or desirable for its business as currently being conducted, free and clear of all Liens and (iii) there is no infringement of any Intellectual Property owned by or licensed by or to Parent or any of its Subsidiaries that is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. To Parent’s knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Parent or its Subsidiaries’ Intellectual Property by any Person, including, without limitation, any employee or independent contractor (present or former), of Parent or any of Parent’s Subsidiaries that is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.15 Citizenship. To the knowledge of Parent, each of Parent and its Subsidiaries is a “citizen of the United States” as such term is defined in Section 2 of the Shipping Act of 1916, as amended (46 U.S.C. Section 802), and has been for as long as it has owned or operated any vessels in the United States coastwise trade.

Section 4.16 Insurance. Except for such matters as have not caused and are not reasonably likely to cause, individually or in the aggregate, a Parent Material Adverse Effect:

(a) Parent and its Subsidiaries maintain and will maintain through the Closing Date the insurance coverages summarized in its Annual Report on Form 10-K for the year ended December 31, 2006. In addition, there is no material default with respect to any provision contained in any such policy or binder, and neither Parent nor any of its Subsidiaries has failed to give any notice or present any claim under any such policy or binder in a timely fashion.

(b) No event relating specifically to Parent or its Subsidiaries (as opposed to events affecting the drilling service industry in general) has occurred that is reasonably likely, after the date of this Agreement, to result in an upward adjustment in premiums under any insurance policies they maintain. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no excess liability, hull or protection and indemnity insurance policy has been canceled by the insurer within one year prior to the date hereof, and to Parent’s knowledge, no threat in writing has been made to cancel (excluding cancellation upon expiration or failure to renew) any current insurance policy of Parent or any Subsidiary of Parent.

Section 4.17 No Brokers. Parent has not entered into any Contract with any Person that may result in the obligation of the Company, Merger Sub or Parent or any of their respective Subsidiaries to pay any finder’s fees, brokerage or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Parent has retained UBS Securities LLC and Simmons & Company International as its financial advisors, the arrangements with which have been disclosed in writing to Parent prior to the date hereof.

Section 4.18 Opinion of Financial Advisor. The Board of Directors of Parent has received the opinion of Simmons & Company International to the effect that, as of the date of this Agreement, the Merger Consideration is fair, from a financial point of view, to the holders of Parent Common Stock, and Parent will promptly deliver a copy of such opinion to the Company.

Section 4.19 Company Share Ownership. Neither Parent nor any of its Subsidiaries owns any shares of the capital stock of the Company or any other securities convertible into or otherwise exercisable to acquire shares of capital stock of the Company.

Section 4.20 Vote Required; Board of Director Approval. Under Delaware Law, the affirmative vote of the holders of Parent Common Stock required by the rules of NASDAQ is the only vote of the holders of an class of series of Parent capital stock or other voting securities necessary to approve the Parent Proposal (the “Required Parent Vote”). The Board of Directors of Parent has, by resolutions duly adopted at a meeting of all directors on the Board of Directors of Parent, which meeting was duly called and held, (a) determined that the Merger is advisable, and in the best interests of Parent and its stockholders, (b) approved the Merger and this Agreement, and (c) recommended that the stockholders of Parent approve the issuance of shares of Parent Common Stock in the Merger and directed that such matter be submitted to the stockholders of Parent at the Parent Meeting.

Section 4.21 Ownership and Condition of Drilling Rigs and Vessels.

(a) As of the date hereof, Parent or a Subsidiary of Parent has good and marketable title to the drilling rigs and vessels listed in the Parent’s most recent annual report on Form 10-K, other than defects or irregularities of title that do not materially impair the ownership or operation of such assets and in each case free and clear of all Liens except for Liens of a nature which have not had and are not reasonably likely to have a Parent Material Adverse Effect or are Permitted Liens. No such asset is leased under an operating lease from a lessor that, to the Parent’s knowledge, has incurred non-recourse Indebtedness to finance the acquisition or construction of such asset.

(b) Except as would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect, and except for drilling rigs or vessels that are warm-stacked, cold-stacked, or are either undergoing or are enroute to a location for refurbishment, repair or maintenance, with respect to each drilling rig and vessel owned or operated by the Parent Companies (i) a Parent Company holds all necessary licenses, certificates and permits required for the operation of such rig or vessel for the purpose and in the waters in which such rig or vessel is working on the date of this Agreement or, if such rig or vessel is not working on the date of this Agreement for the purpose and in the waters where it performed its most recently completed customer work, and (ii) such rig or vessel is in satisfactory operating condition for the purpose and in the waters in which such rig or vessel is working as of the date of this Agreement or, if not working on the date or this Agreement, for the purpose and in the waters where it performed its most recently completed customer work.

(c) The information contained in the rig and vessel status report most recently filed or furnished with the SEC on Form 8-K was true and correct in all material respects when filed.

Section 4.22 Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not fixed, accrued, contingent or otherwise, except liabilities and obligations that (i) are fully reflected or reserved against in the Parent Financial Statements included in the Parent Reports or described in such Parent Reports filed prior to the date hereof, (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2006, and (iii) liabilities and obligations that have not caused and are not reasonably likely to cause, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.23 Certain Contracts.

(a) Section 4.23 of the Parent Disclosure Letter contains a list of all of the following Contracts or agreements (other than those set forth on an exhibit index in the Parent Reports filed prior to the date of this Agreement) to which Parent or any Subsidiary of Parent is a party or by which any of them is bound as of the date of this Agreement (other than this Agreement or any Related Document): (i) any non-competition agreement that purports to limit the manner in which, or the localities in which, all or any portion of their respective businesses are conducted or would purport to bind Parent or the Surviving Company or any of their Affiliates, (ii) any hedging agreements by which any of the assets of the Parent or any Subsidiary of the Parent are bound, in an aggregate amount in excess of $1 million, (iii) any Contract granting any Person registration or other purchase or sale rights with respect to any Equity Interest in the Parent or any Subsidiary of the Parent, (iv) any voting agreement relating to any Equity Interest of the Parent or any Subsidiary of the Parent, (v) any Contract outside the ordinary course that entitles the other party thereto to receive the benefits thereof without incurring the obligation to pay for same within sixty days after services are provided; (vi) any Contract outside the ordinary course between the Parent or any Subsidiary of the Parent and any current or former Affiliate of the Parent, (vii) any drilling rig construction or conversion Contract with respect to which the drilling rig has not been delivered and paid for, (viii) any drilling Contracts of one year or greater in remaining duration, (ix) any Contract or agreement for the borrowing of money with a borrowing capacity or outstanding Indebtedness of $2 million or more or (x) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (all Contracts or agreements of the types described in clauses (i) through (x), regardless of whether listed in Section 4.23 of the Parent Disclosure Letter and regardless of whether in effect as of the date of this Agreement, being referred to herein as “Parent Material Contracts”).

(b) As of the date of this Agreement, each Parent Material Contract is, to the knowledge of Parent, in full force and effect. Except for such matters, individually or in the aggregate, as do not and are not reasonably likely to have a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries knows of, or has received written notice of, any breach of or violation or default under (nor, to the knowledge of Parent, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Parent Material Contract or has received written notice of the desire of the other party or parties to any such Parent Material Contract to exercise any rights such party has to cancel, terminate or repudiate such Contract or exercise remedies thereunder.

Section 4.24 State Takeover Statutes. Parent and Merger Sub have, or will have prior to the Effective Time, taken all necessary action so that, assuming compliance by the Company with its obligations hereunder and the accuracy of the representations and warranties made by the Company herein, no “business combination,” “moratorium,” “fair price,” “control share acquisition” or other state antitakeover statute or regulation nor any takeover-related provision in the Parent Charter Documents or Merger Sub Charter Documents, would apply to this Agreement, any Related Documents or the Merger.

Section 4.25 Improper Payments. No funds, assets or properties of Parent or its Affiliates have been used or offered for illegal purposes. No accumulation or use of any funds, assets or properties of Parent or its Affiliates has been made without being properly accounted for in the financial books and records of Parent or its Affiliates. All payments by or on behalf of Parent or its Affiliates have been duly and properly recorded and accounted for in their financial books and records and such books and records accurately and fairly reflect all transactions and dispositions of the assets of Parent and its Affiliates. Parent has devised and maintained systems that provide reasonable assurances that transactions are and have been executed in accordance with the management’s general or specific authorization. Neither Parent nor any of its Affiliates, nor any director, officer, or any agent, employee or other Person associated with or acting on behalf of Parent or its Affiliates, (i) has used any corporate funds for any unlawful contribution, gift, entertainment or anything of value relating to political activity; (ii) made any direct or indirect unlawful payment to any employee, agent, officer, director, representative or stockholder of a Governmental Authority or political party, or official or candidate thereof, or any immediate family member of the foregoing; or (iii) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment in connection with the conduct of Parent’s or its Affiliates’ businesses. In addition, neither Parent nor any of its Affiliates nor any agent of any of them has received any bribes, kickbacks or other improper payments from vendors, suppliers or other Persons. Parent has no knowledge that any payment made to a Person would or has thereafter been offered, given or provided to any foreign official, political party or official thereof, or to any candidate for public office.

Section 4.26 Financing. Parent has received a commitment letter (including the term sheet referenced therein, but excluding the fee letter referenced therein) from UBS Securities LLC (the “Commitment Letter”) whereby such financial institution has committed, upon the terms and subject to the conditions set forth therein, to provide, debt financing that, when combined with Parent’s other sources of financing (including cash on hand), is sufficient to fund the cash portion of the Merger Consideration and the expenses of Parent and Merger Sub in connection with the Merger. Parent has delivered to the Company a true, complete and correct copy of the Commitment Letter as in effect on the date hereof (including any amendments in effect through the date of this Agreement). As of the date hereof, the Commitment Letter is in full force and effect. The obligations of the financing sources to fund the commitments under the Commitment Letter are not subject to any conditions other than as set forth in the Commitment Letter. No event has occurred that (with or without notice, lapse of time, or both) would constitute a breach or default under the Commitment Letter by Parent or if alternative Financing has been arranged by Parent, under such alternative Financing. Parent has no knowledge of any facts or circumstances that are reasonably likely to result in (i) any of the conditions set forth in the Commitment Letter not being satisfied (or if alternative Financing has been arranged by Parent any of the conditions set forth in such alternative Financing not being satisfied), or (ii) the funding contemplated in the Commitment Letter (or in such alternative Financing) not being made available to Parent on a timely basis in order to consummate the transactions contemplated by this Agreement.

Section 4.27 Parent Rights Agreement. None of the execution and delivery of this Agreement or any Related Document, the consummation of the Merger or any other transaction contemplated hereby or by a Related Document, will cause the rights to become exercisable under the Parent Rights Agreement. The Parent has delivered to the Company a true, accurate and complete copy of the Parent Rights Agreement.

Section 4.28 Merger Sub Matters. Merger Sub has not conducted any business prior to the date of this Agreement and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the transactions contemplated hereunder. Merger Sub is and shall be at the Effective Time a disregarded entity for federal income tax purposes in accordance with Treasury Regulation §301.7701-3(b)(1) of the Code.

Section 4.29 No Other Representations or Warranties. Except for the representations and warranties contained in this Article 4, neither Parent nor any other Person makes any other express or implied representation or warranty on behalf of Parent or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby.

Article 5

Covenants

Section 5.1 Business in Ordinary Course. Except as permitted or contemplated by the terms of this Agreement, and except as provided in the Company Disclosure Letter and the Parent Disclosure Letter (as the case may be), without the prior written consent of the other Parties hereto (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, each of the Company and Parent shall, and shall cause each of their respective Subsidiaries to, carry on its business in all material respects in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, and use their respective commercially reasonable efforts consistent with past practices and policies to (a) preserve intact their respective present business organization and goodwill, (b) keep available the services of their respective present executive officers, directors and key employees, and (c) preserve its relationships with customers, suppliers, agents, and creditors.

Section 5.2 Conduct of Business Pending Closing.

Without limiting the generality of Section 5.1, except as permitted or contemplated by the terms of this Agreement, and except as provided in the Company Disclosure Letter and the Parent Disclosure Letter (as the case may be), unless with the prior written consent of the other Parties hereto (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and Parent shall not, and shall not permit their respective Subsidiaries, to do any of the following:

(i) amend its certificate or articles of incorporation, bylaws, certificate of formation, certificate of organization, limited liability company operating agreement, partnership agreement, or other governing or organizational documents, other than any action taken to facilitate the Company’s compliance with Section 3.15;

(ii) adjust, split, combine, reclassify or dispose of any of its outstanding Equity Interests;

(iii) declare, set aside or pay any dividends or other distributions (whether payable in cash, property or Equity Interests) with respect to its Equity Interests (other than by direct or indirect wholly owned Subsidiaries);

(iv) issue or sell, or agree to issue or sell any Equity Interests, including its capital stock, change its capitalization from as it exists on the date hereof, issue, sell, award or grant any rights, options or warrants to acquire its Equity Interests or any conversion rights with respect to its Equity Interests (other than (A) pursuant to the exercise of any stock options or awards outstanding on the date of this Agreement, (B) any Equity Interest in an amount consistent with past practices to non-officer employees hired after the date hereof in the ordinary course of business consistent with past practices, not to exceed 50,000 shares in the aggregate of Parent Common Stock or Company Common Stock, as the case may be, (C) by a wholly owned Subsidiary of the Company or Parent (as the case may be) of such Subsidiary’s Equity Interest to the Company or Parent or any of their respective wholly owned Subsidiaries (as the case may be), or (D) pursuant to the Company Rights Agreement or the Parent Rights Agreement in effect as of the date of this Agreement) or enter into or amend any agreements with any holder of its Equity Interests with respect to holding, voting or disposing of such Equity Interests;

(v) purchase, redeem or otherwise acquire any of its outstanding Equity Interests;

(vi) merge or consolidate with, or transfer all or a substantial portion of its assets to any other Person (other than transfers among the Acquired Companies or the Parent Companies, as the case may be), except for any sale, lease or disposition of assets (A) to customers in the ordinary course of business consistent with past practices or (B) any other arms-length transaction to a non-affiliated Person for not less than fair market value and not in excess of $5.0 million individually or $10.0 million in the aggregate;

(vii) liquidate, wind-up or dissolve or adopt any plan to liquidate, wind-up or dissolve (or suffer any liquidation or dissolution) (other than direct or indirect wholly owned Subsidiaries);

(viii) acquire or agree to acquire by merger or consolidation or otherwise (including by purchase of Equity Interests or all or substantially all of the assets) the business of any Person or division thereof;

(ix) sell, lease or sublease, transfer or otherwise dispose of any drilling rigs, marine vessels or liftboats listed in the Company’s or Parent’s (as the case may be) most recent annual report on Form 10-K that have a value in excess of $1.5 million individually, or $4.5 million in the aggregate;

(x) sell, transfer or otherwise dispose of or mortgage, pledge or otherwise encumber any Equity Interests of any other Person (including any Equity Interests in any Subsidiary) (other than Permitted Liens);

(xi) make any loans, advances or capital contributions to, or investments in, any Person (other than (A) advances to its wholly owned Subsidiaries or from such Subsidiaries (B) customer loans and advances to employees consistent with past practices or (C) short-term investment of cash in the ordinary course of business in accordance with the cash management procedures of the Company, Parent or their respective Subsidiaries (as the case may be));

(xii) terminate any Material Contract or waive or assign any of its rights under any Company Material Contract or Parent Material Contract (as the case may be) in a manner that would be materially adverse to the Company or Parent (as the case may be), or enter into any Company Material Contract or Parent Material Contract (as the case may be) other than customer Contracts entered into in the ordinary course of business and to be performed in the Gulf of Mexico;

(xiii)(A) incur or assume any Indebtedness, except indebtedness incurred under their respective credit agreements outstanding as of the date hereof, letters of credit or surety bonds or similar arrangements incurred in the ordinary course of business consistent with past practices or indebtedness incurred with respect to any matter expressly permitted by this Section 5.2, or (B) assume, endorse (other than endorsements of negotiable instruments in the ordinary course of business), guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the liabilities, obligations or performance of any other Person except under its credit agreements outstanding as of the date hereof, or in the ordinary course of business consistent with past practices;

(xiv)(A) grant any increase in the compensation (including base salary and target bonus) or benefits payable to any officer of the Company, Parent or their respective Subsidiaries, (B) except in connection with promotions consistent with past practices, grant any increases in the compensation or benefits of non-officers of the Company, Parent or their respective Subsidiaries, or (C) except as required to comply with applicable Law or any agreement or policy in existence as of the date of this Agreement, adopt, enter into, amend or otherwise increase, or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become accrued or payable under any Company Benefit Plan or Parent Benefit Plan;

(xv) with respect to former, present or future Company Representatives or Parent Representatives (as the case may be), increase any compensation or benefits or enter into, amend, modify or extend any employment or consulting agreement or Benefit Plan except in each case in the ordinary course of business consistent with past practice;

(xvi) create, incur, assume or permit to exist any Lien on any of its assets, except for Permitted Liens;

(xvii) make or rescind any material election relating to Taxes, including any election for any and all joint ventures, partnerships, limited liability companies or other investments; settle or compromise any material claim, action, litigation, proceeding, arbitration or investigation relating to Taxes; or change in any material respect any of its methods of reporting any item for Tax purposes from those employed in the preparation of its Tax Returns for the most recent Taxable year for which a Tax Return has been filed, except as may be required by applicable Law;

(xviii) make or commit to make capital expenditures other than those incurred in the ordinary course of business and in an amount not to exceed $20.0 million or as may reasonably be required to conduct emergency operations on any drilling rig, liftboat or marine vessels;

(xix) take any action that is reasonably likely to materially delay or impair the ability of the Parties hereto to consummate the transactions contemplated by this Agreement;

(xx) enter into any new line of business material to it and its Subsidiaries taken as a whole;

(xxi) enter into any Contract that subjects the Surviving Company or Parent to any material non-compete or similar restriction on any Acquired Company or Parent Company business following the Effective Time;

(xxii) enter into any Contract the effect of which would be to grant a Third Party following the Merger any right or potential right of license to any material Intellectual Property of any Acquired Company or the Parent Companies;

(xxiii) except as may be required as a result of a change in GAAP, change any of the material accounting principles, estimates, or practices used by the Acquired Companies or Parent Companies;

(xxiv) compromise, settle, grant any waiver or release related to any litigation or proceeding, other than settlements or compromises of such litigation or proceedings where the full amount to be paid is covered by insurance or where the amount to be paid does not exceed $5.0 million individually or $10.0 million in the aggregate, except for matters compromised, settled, waived or released pursuant to the MSA or TSA and for which the Company is entitled to be fully indemnified by Transocean or Transocean Holdings, Inc. pursuant to the MSA or TSA for amounts in excess of the foregoing amounts;

(xxv) engage in any transaction (other than pursuant to agreements in effect as of the date of this Agreement and are disclosed in the Company Disclosure Letter or Parent Disclosure Letter (as the case may be) and transactions between or among Parent or Company and their respective Subsidiaries in the ordinary course of business consistent with past practice) or enter into any agreement with any of their respective Affiliates (but for this purpose of this clause (xxv) only, the term “Affiliate” shall not include any employee of the Company, Parent or their respective Subsidiaries (as the case may be) other than directors and executive officers thereof and employees who share the same household of such directors and executive officers); or

(xxvi) enter into any Contract or obligation with respect to any of the foregoing.

Section 5.3 Access to Assets, Personnel and Information.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, from the date hereof until the Effective Time, Parent shall: (i) afford to Company and the Company Representatives, at Company’s sole risk and expense, reasonable access during normal business hours to any of the assets, books and records, files, data, correspondence, Contracts, permits, audits and all other information relating to the Parent Companies’ (or any of their respective assets) financial position, business, employees, representatives, agents and facilities, whether written or computerized, that is within the possession or control of any of the Acquired Companies (the “Parent Information”); and (ii) upon request during normal business hours prior to the Effective Time, furnish promptly to the Company (at the Company’s expense) a copy of any Parent Information. No Parent Company shall be required to provide access to or to disclose Parent Information where such access or disclosure constitutes a violation of attorney/client privilege, violates any Law or violates a Contract pursuant to which any Parent Company is required to keep such information confidential. In such circumstances, the Parties will use best efforts to make reasonable and appropriate substitute disclosure arrangements.

(b) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, from the date hereof until the Effective Time, the Company shall: (i) afford to Parent and the Parent Representatives, at Parent’s sole risk and expense, reasonable access during normal business hours to any of the assets, books and records, files, data, correspondence, Contracts, permits, audits and all other information relating to the Acquired Companies’ (or any of their respective assets) financial position, business, employees, representatives, agents and facilities, whether written or computerized, that is within the possession or control of any of the Acquired Companies (the “Company Information”); and (ii) upon request during normal business hours, furnish promptly to Parent (at Parent’s expense) a copy of any Company Information. No Acquired Company shall be required to provide access to or to disclose Company Information where such access or disclosure constitutes a violation of attorney/client privilege, violates any Law or violates a Contract pursuant to which any Acquired Company is required to keep such information confidential. In such circumstances, the Parties will use best efforts to make reasonable and appropriate substitute disclosure arrangements.

(c) From the date hereof until the Effective Time, each of Parent and the Company shall: (i) furnish to the other, promptly upon receipt or filing (as the case may be), a copy of each communication between such Party and the SEC after the date hereof relating to the Merger or the Registration Statement and each report, schedule, registration statement or other document filed by such Party with the SEC after the date hereof relating to the Merger or the Registration Statement; and (ii) promptly advise the other of the substance of any oral communications between such Party and the SEC relating to the Merger or the Registration Statement.

(d) The Company will not (and will cause the Company Subsidiaries and the Company Representatives not to), and Parent will not (and will cause the Parent Subsidiaries and the Parent Representatives not to), use any information obtained pursuant to this Section 5.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

(e) Notwithstanding anything in this Section 5.3 to the contrary: (i) the Company shall not be obligated under the terms of this Section 5.3 to disclose to Parent or the Parent Representatives, or grant Parent or the Parent Representatives access to, information that is within the possession or control of any of the Acquired Companies but subject to a valid and binding confidentiality agreement with a Third Party without first obtaining the consent of such Third Party, and the Company, to the extent requested by Parent, will use its reasonable commercial efforts to obtain any such consent; and (ii) Parent shall not be obligated under the terms of this Section 5.3 to disclose to the Company or the Company Representatives, or grant the Company or the Company Representatives access to, information that is within the possession or control of any of the Parent Companies but subject to a valid and binding confidentiality agreement with a Third Party without first obtaining the consent of such Third Party, and Parent, to the extent requested by the Company, will use reasonable commercial efforts to obtain any such consent.

(f) No investigation by Parent or the Company or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth in this Agreement, and no party shall be deemed to have made any representation or warranty to the other party except as expressly set forth in this Agreement.

Section 5.4 No Solicitation.

(a) From the date of this Agreement until the first to occur of the Effective Time and the termination of this Agreement in accordance with Article 7, except as specifically permitted in Section 5.4(c), Section 5.4(d) or Section 5.4(e), each of Company and Parent agrees that neither it nor any of its Subsidiaries or Representatives will, directly or indirectly: (i) solicit, initiate, encourage or facilitate any inquiries, offers or proposals that constitute, or are reasonably likely to lead to, any Acquisition Proposal, and the Company and Parent (as the case may be) shall, and shall cause their respective Subsidiaries and Representatives, upon becoming aware of any violation of this Section 5.4(a)(i), stop such Person from continuing to, directly or indirectly, solicit, initiate, encourage or facilitate (including by way of furnishing non-public information) or take any action designed to facilitate, directly or indirectly, any inquiry, proposal or offer likely to lead to an Acquisition Proposal; (ii) engage in discussions or negotiations with, furnish or disclose any non-public information or data relating to the Company or Parent or their respective Subsidiaries to, or in response to a request therefor, give access to the properties, assets or the books and records of the Company or Parent or their respective Subsidiaries to, any Person that has made or may be considering making any Acquisition Proposal or which may otherwise lead to an Acquisition Proposal; (iii) approve, endorse or recommend any Acquisition Proposal; or (iv) enter into any agreement in principle, letter of intent, arrangement, understanding or other Contract relating to any Acquisition Proposal.

(b) Except as specifically permitted in Section 5.4(c) and Section 5.4(d), the Company and Parent (as the case may be) shall, and shall cause each of their respective Subsidiaries and Representatives to, immediately cease and terminate any existing solicitations, discussions, negotiations or other activity with any Person with respect to any Acquisition Proposal or which could reasonably be expected to lead to an Acquisition Proposal and shall inform their respective Subsidiaries and Representatives, which are engaged in any such solicitations, discussions, negotiations or other activity of the Company’s and Parent’s obligations under this Section 5.4. The Company and Parent shall promptly inform their respective Representatives who have been engaged or are otherwise providing assistance in connection with the transactions contemplated by this Agreement of the Company’s and Parent’s obligations under this Section 5.4. The Company and Parent shall promptly demand that each Person which has heretofore executed a confidentiality agreement with or for the benefit of any Acquired Companies or Parent Companies or any of their legal, financial or other representatives with respect to such Person’s consideration of a possible Acquisition Proposal promptly return or destroy (and the Company and Parent shall use commercially reasonable efforts to cause any such destruction to be certified in writing by such Person to the Company or Parent) all confidential information heretofore furnished by the Acquired Companies or Parent Companies or any of their legal, financial or other representatives to such Person or any of its or their legal, financial or other representatives in accordance with the terms of the confidentiality agreement with such Person.

(c) Notwithstanding anything in this Agreement to the contrary, prior to obtaining the Required Company Vote or the Required Parent Vote, as the case may be, nothing in this Agreement shall prevent the Company or Parent, or their respective Boards of Directors from:

(i) after the date of this Agreement, engaging in discussions or negotiations with, or furnishing or disclosing any information or data relating to, the Acquired Companies or the Parent Companies (as the case may be) or, in response to a request therefor, giving access to the properties, assets or the books and records of the Acquired Companies or the Parent Companies (as the case may be) to, any Person who has made a bona fide written and unsolicited Acquisition Proposal after the date hereof if such Person has submitted an Acquisition Proposal which did not result from a violation by the Acquired Companies or the Parent Companies (as the case may be) of this Section 5.4 and the Board of Directors of the Company or Parent (as the case may be) determines based on such matters as it deems relevant, that such Acquisition Proposal is reasonably likely to result in a Superior Proposal, but only so long as, prior to furnishing any non-public information regarding the Acquired Companies or the Parent Companies (as the case may be) to such Person or engaging in any discussions or negotiations with such Third Party, (x) such Board of Directors acting in good faith has determined, (A) after consultation with its financial advisors, that such Acquisition Proposal is reasonably likely to result in a Superior Proposal, (B) after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with its fiduciary obligations to the stockholders of the Company or Parent (as the case may be) under applicable Law and (C) that such Third Party has the financial and legal capacity to consummate such Acquisition Proposal and (y) the Company or Parent (as the case may be) (i) enters into a confidentiality agreement with such Third Party with use and disclosure limitations, “standstill” provisions and other material terms that are no more favorable to such Person than those contained in the Confidentiality Agreement between the Company and Parent and (ii) has complied with Section 5.4(d); and

(ii) subject to compliance by the Company or Parent (as the case may be) with Section 5.4(e), (A) withdrawing (or amending or modifying in a manner adverse to the Company or Parent (as the case may be)), or publicly proposing to withdraw (or to amend or modify in a manner adverse to the Company or Parent (as the case may be)), the approval, recommendation or declaration of advisability by the Company Board of Directors or the Parent Board of Directors or any committee thereof (as the case may be) of this Agreement, the Merger or the transactions contemplated hereby (the actions referred to in this clause (A) being collectively referred to herein as “Company Adverse Recommendation Change” or “Parent Adverse Recommendation Change” as applicable), or (B) recommending, adopting or approving, or proposing publicly to recommend, adopt or approve, any Acquisition Proposal with respect to the Acquired Companies or the Parent Companies (the actions referred to in this clause (B) being collectively referred to as “Company Acquisition Proposal Recommendation” or “Parent Acquisition Proposal Recommendation,” as applicable), or (C) entering into any agreement, including any agreement in principle, letter of intent or understanding, acquisition or merger agreement, option agreement, joint venture, partnership agreement or similar agreement, arrangement or understanding, constituting or related to (or intended to or which could reasonably be expected to lead to) an Acquisition Proposal (other than a Confidentiality Agreement contemplated by Section 5.4(c)(i)) (each an “Acquisition Agreement”) but only so long as (x) the Board of Directors of the Company or Parent (as the case may be), acting in good faith has determined (A) in the case of a Company Acquisition Proposal Recommendation or Parent Acquisition Proposal Recommendation or entry into an Acquisition Agreement, as applicable, and after consultation with its financial advisors, such Acquisition Proposal constitutes a Superior Proposal, and (B) after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with its fiduciary obligations to the stockholders of the Company or Parent (as the case may be) under applicable Law, and (y) in cases involving (1) the making of a Company Acquisition Proposal Recommendation or a Parent Acquisition Proposal Recommendation or (2) the entry into an Acquisition Agreement, the Company or Parent (as the case may be) concurrently terminates this Agreement pursuant to, and after complying with the provisions of Section 5.4(e) and Article 7. The Company acknowledges and agrees that the taking of any action inconsistent with any of the restrictions set forth in this Section 5.4 by any Acquired Company shall be deemed a breach of this Section 5.4 by the Company. Parent acknowledges and agrees that the taking of any action inconsistent with any of the restrictions set forth in this Section 5.4 by any Parent Company shall be deemed a breach of this Section 5.4 by Parent.

(d) If any Acquired Company or Company Representative receives a request for information from a Person who has made an unsolicited bona fide written Acquisition Proposal involving the Company, or any Parent Company or Parent Representative receives a request for information from a Person who has made an unsolicited bona fide written Acquisition Proposal involving the Parent Companies, and the Company or Parent (as the case may be) is permitted to provide such Person with information pursuant to this Section 5.4, the Company or Parent (as the case may be) will provide to the other party a copy of the confidentiality agreement with such Person promptly upon its execution and provide to the other party a list of, and copies of, all information provided to such Person promptly as practicable after its delivery to such Person and promptly provide the other party with access to all information to which such Person was provided access, in each case only to the extent not previously provided to the other party. The Company or Parent (as the case may be) shall promptly provide notice to the other party orally and in writing of receipt of any Acquisition Proposal or any inquiry with respect to or that could lead to an Acquisition Proposal (but in no event more than twenty-four hours after the receipt thereof), including the identity of the Person or group engaging in such discussions or negotiations, requesting such information or making such Acquisition Proposal, the material terms and conditions of any Acquisition Proposal and copies of all documentation and material correspondence related to such Acquisition Proposal. The Company or Parent (as the case may be) shall promptly provide the other party with any written changes to the Acquisition Proposal and promptly advise the other party of material changes in the status of any Acquisition Proposal (including proposed changes to the status) and shall promptly inform the other party of any change in any of the price, form of consideration, timing of payment thereof or any other material terms. The Company or Parent (as the case may be) shall promptly advise the other party of the substance of any oral communications concerning material terms of any Acquisition Proposal. The Company or Parent (as the case may be) shall immediately provide the other party upon receipt or delivery thereof of copies of all material correspondence or other material written items sent or provided to the Company or Parent (as the case may be) from any Third Party in connection with any Acquisition Proposal or sent or provided by the Company to any Third Party in connection with any Acquisition Proposal. Any written notice under this Section 5.4(d) shall be given by facsimile with receipt confirmed by the sender’s facsimile.

(e) Notwithstanding anything herein to the contrary, the Board of Directors of the Company or Parent (as the case may be) shall not (i) make a Company Adverse Recommendation Change or Parent Adverse Recommendation Change (as the case may be), (ii) make a Company Acquisition Proposal Recommendation or Parent Acquisition Proposal Recommendation or (iii) enter into any Acquisition Agreement relating to an Acquisition Proposal, unless the Company or Parent (as the case may be) complies with each of the following:

(i) The terms of Section 5.4(d) and Section 5.4(c)(ii); and

(ii) Promptly upon determination by the Board of Directors of the Company or Parent (as the case may be) that an Acquisition Proposal, if any, constitutes a Superior Proposal, the Company or Parent (as the case may be) shall immediately notify the other party thereof, telephonically and in writing, and such notice shall specify in reasonable detail the material terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal. For the avoidance of doubt, the Parties acknowledge and agree that a Company Adverse Recommendation Change or Parent Adverse Recommendation Change may or may not involve an Acquisition Proposal. The Board of Directors’ written notice of receipt of a Superior Proposal must state if the Board of Directors intends to make a Company Adverse Recommendation Change or Parent Adverse Recommendation Change (as the case may be) or enter into an Acquisition Agreement involving such Superior Proposal, and the other party shall have three Business Days from receipt of such written notice to submit an offer to engage in an alternative transaction or to modify the terms of this Agreement (a “Revised Offer”). During such three Business Day period, the Company or Parent (as the case may be) shall negotiate in good faith exclusively with the other party to enable the other party to submit a Revised Offer; and

(iii) Only in cases involving (x) the making of a Company Acquisition Proposal Recommendation or a Parent Acquisition Proposal Recommendation or (y) the entering into an Acquisition Agreement, the Company or Parent (as the case may be) concurrently terminates this Agreement pursuant to, and after complying with all of the provisions of, Article 7.

(f) Nothing contained in this Section 5.4 shall prohibit the Company or Parent or their respective Boards of Directors from taking and disclosing to the stockholders of the Company or Parent (as the case may be) a position with respect to an Acquisition Proposal with respect to the Acquired Companies or the Parent Companies pursuant to Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, in either case to the extent required by applicable Law.

Section 5.5 Stockholders’ Meetings. Promptly after the Registration Statement is declared effective under the Securities Act, Parent and the Company shall each take all action necessary and in accordance with applicable Law and its respective certificate of incorporation, as amended through the date hereof, and its respective bylaws to properly give notice of and hold a meeting of its stockholders for the purpose of: (a) with respect to Parent, voting on the Parent Proposal, and (b) with respect to the Company, voting on the Company Proposal. Subject to Section 5.4, the Board of Directors of the Company shall recommend approval of the Company Proposal and shall take all lawful action to solicit such approval, including timely mailing the Proxy Statement/Prospectus to the stockholders of the Company. The Company and Parent shall coordinate and cooperate with respect to the timing of their respective stockholder meetings and use reasonable efforts to hold such meetings on the same day and within 45 days after the date the Registration Statement is declared effective. Notwithstanding any other provisions of this Agreement to the contrary, unless this Agreement is terminated in accordance with its terms, the Company shall submit this Agreement to its stockholders whether or not the Board of Directors of the Company withdraws, modifies or changes its recommendation and declaration regarding the Company Proposal.

Section 5.6 Registration Statement and Proxy Statement/Prospectus.

(a) Parent and the Company shall cooperate and promptly prepare the Registration Statement and the Proxy Statement/Prospectus and shall file the Registration Statement in which the Proxy Statement/Prospectus will be included as a prospectus, with the SEC as soon as practicable after the date hereof and in any event not later than 45 days after the date hereof and shall cooperate to promptly respond to any comments made by the SEC and otherwise use commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing. Parent and the Company will provide each other with any information which may be required to prepare and file the Proxy Statement/Prospectus and the Registration Statement hereunder. Each of Parent and the Company will cause the Proxy Statement/Prospectus to be mailed to its respective stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. If at any time prior to the Effective Time any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement, Parent or Company, as applicable, will promptly inform the other of such occurrence and cooperate in filing such amendment or supplement with the SEC use commercially reasonable efforts to cause such amendment to become effective as promptly as possible and, if required, mailing same to stockholders of Parent and/or Company. Parent shall use reasonable commercial efforts, and the Company shall cooperate with Parent, to obtain any and all necessary state securities Laws or “blue sky” permits, approvals and registrations in connection with the issuance of Parent Common Stock pursuant to the Merger.

(b) Parent will cause the Registration Statement (and Parent and Company will cause the Proxy Statement/Prospectus each to the extent such Party provides information to be contained therein), at the time it becomes effective under the Securities Act, to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder, and the Company shall be responsible for furnishing to Parent true, accurate and complete information relating to the Company and holders of Company Common Stock and Company Stock Options as is required to be included therein.

(c) The Company hereby covenants and agrees with Parent that: (i) the Registration Statement (at the time it becomes effective under the Securities Act through the Effective Time) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (provided, however, that this clause (i) shall apply only to information included or incorporated by reference in the Registration Statement that was supplied by the Company for inclusion therein); and (ii) the Proxy Statement/Prospectus (at the time it is first mailed to stockholders of the Company through the time of the Company Meeting and until the Effective Time) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (provided, however, that this clause (ii) shall apply only to information included or incorporated by reference in the Proxy Statement/Prospectus that was supplied by the Company for inclusion therein). If, at any time prior to the Effective Time, any event with respect to the Company, or with respect to other information supplied by the Company for inclusion in the Registration Statement (or the Proxy Statement/Prospectus), occurs and such event is required to be described in an amendment or supplement to the Registration Statement (or the Proxy Statement/Prospectus), the Company shall promptly notify Parent of such occurrence and shall cooperate with Parent in the preparation, filing an dissemination of such amendment or supplement.

(d) Parent hereby covenants and agrees with the Company that: (i) the Registration Statement (at the time it becomes effective under the Securities Act and until the Effective Time) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (provided, however, that this clause (i) shall not apply to any information included or incorporated by reference in the Registration Statement that was supplied by the Company for inclusion therein); and (ii) the Proxy Statement/Prospectus (at the time it is first mailed to stockholders of the Company, through the time of the Company Meeting, and until the Effective Time) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (provided, however, that this clause (ii) shall not apply to any information included or incorporated by reference in the Proxy Statement/Prospectus that was supplied by the Company for inclusion therein). If, at any time prior to the Effective Time, any event with respect to Parent, or with respect to other information included in the Registration Statement or the Proxy Statement/Prospectus, occurs and such event is required to be described in an amendment to the Registration Statement, such event shall be so described and such amendment shall be promptly prepared and filed. If, at any time prior to the Effective Time, any event with respect to Parent, or with respect to other information included in the Proxy Statement/Prospectus, occurs and such event is required to be described in a supplement to the Proxy Statement/Prospectus, Parent shall promptly notify the Company of such occurrence and shall cooperate with the Company in the preparation, filing and dissemination of such supplement.

(e) Neither the Registration Statement nor the Proxy Statement/Prospectus nor any amendment or supplement thereto will be filed or disseminated to the stockholders of the Company without the approval of both Parent and the Company. Parent shall advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective under the Securities Act, the issuance of any stop order with respect to the Registration Statement, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any comments or requests for additional information by the SEC with respect to the Registration Statement.

(f) The Company shall use commercially reasonable efforts to cause to be delivered to Parent and Merger Sub three comfort letters from Ernst & Young LLP, the Company’s independent auditors, one dated on the date on which the Registration Statement shall become effective, one dated two Business Days before the Closing Date, and one bring-down letter dated on the Closing Date, each addressed to Parent and Merger Sub and customary in scope and substance for letters delivered by independent auditors in connection with public offerings.

(g) Parent shall use commercially reasonable efforts to cause to be delivered to the Company three comfort letters from Grant Thornton LLP, Parent’s independent auditors, one dated on the date on which the Registration Statement shall become effective, one dated two Business Days before the Closing Date, and one bring-down letter dated on the Closing Date, each addressed to the Company and customary in scope and substance for letters delivered by independent auditors in connection with public offerings.

Section 5.7 NASDAQ Listing. Prior to the Effective Time, Parent shall use all reasonable efforts to authorize for listing on the NASDAQ the shares of Parent Common Stock issuable and required to be reserved for issuance in connection with the Merger, subject to official notice of issuance.

Section 5.8 Additional Arrangements.

(a) Subject to the terms and conditions herein provided, each of the Company and Parent shall take, or cause to be taken, all action and shall do, or cause to be done, all things necessary, appropriate or desirable under any applicable Law (including the HSR Act) or under applicable Contracts so as to enable the Closing to occur as soon as reasonably practicable, including using its reasonable best efforts to obtain all necessary waivers, consents and approvals, removing all impediments, and effecting all Parent Regulatory Filings and Company Regulatory Filings (the “Regulatory Filings”). Parent and the Company each will cause all documents it is responsible for filing with any Governmental Authority under this Section 5.8 to comply with all applicable Laws.

(b) Each of Parent and the Company shall furnish the other party with such information and reasonable assistance as such other party and its respective affiliates may reasonably request in connection with their preparation of any Regulatory Filings to any Governmental Authorities; provided, however, that if the provisions of the HSR Act would prevent a party from disclosing such information to the other party, then such information may be disclosed to such party’s counsel.

(c) Each of the Company and Parent shall take, or cause to be taken, all action or shall do, or cause to be done, all things necessary, appropriate or desirable to cause the covenants and conditions applicable to the transactions contemplated hereby to be performed or satisfied as soon as practicable, including responding promptly to requests for additional information made by the DOJ or the FTC, and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing.

(d) Each of Parent and the Company shall use its reasonable best efforts to avoid the entry of, or to have vacated or terminated, any decree, Order or judgment that would restrain, prevent or delay the Closing. Furthermore, if any Governmental Authority shall have issued any Order, decree, ruling or injunction, or taken any other action that would have the effect of restraining, enjoining or otherwise prohibiting, delaying or preventing the consummation of the transactions contemplated hereby, each of the Company and Parent shall use its reasonable best efforts to have such Order, decree, ruling or injunction or other action declared ineffective as soon as practicable.

(e) Parent and the Company shall promptly notify each other of any communication concerning this Agreement or the Merger from any Governmental Authority and, subject to applicable Law, permit the other party to review in advance any proposed communication to any Governmental Authority concerning this Agreement or the Merger. In addition, Parent and Company shall not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or another inquiry concerning this Agreement or the Merger, or enter into any agreements, including, without limitation, extending any antitrust waiting periods, unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate thereat. Parent and the Company shall furnish counsel to the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives on the one hand, and any Governmental Authorities or members of their respective staffs on the other hand, with respect to this Agreement and the Merger.

(f) Notwithstanding the foregoing, and except as provided in Section 5.1 and 5.2, nothing contained in this Agreement shall be construed so as to require Parent, Merger Sub or the Company, or any of their respective Subsidiaries or Affiliates, without its written consent, to sell, license, dispose of, or hold separate, or to operate in any specified manner, any assets or businesses of Parent, Merger Sub, the Company or the Surviving Company (or to require Parent, Merger Sub, the Company or any of their respective Subsidiaries or Affiliates to agree to any of the foregoing). The obligations of each party under this Section 5.8 to use reasonable best efforts with respect to antitrust matters shall be limited to compliance with the reporting provisions of the HSR Act and with its obligations under this Section 5.8. In connection with its obligations under this Section 5.8, the Company shall not, without Parent’s prior written consent, commit to any divestitures, licenses, hold separate arrangements or similar matters, including covenants affecting business operating practices (or allow its Subsidiaries to commit to any divestitures, licenses, hold separate arrangements or similar matters) in connection with the transactions contemplated under this Agreement.

Section 5.9 Agreements of Affiliates. As promptly as practicable after the date hereof, the Company shall cause to be prepared and delivered to Parent a list identifying all Persons who, at the time of the Company Meeting, may be deemed to be “affiliates” of the Company as that term is used in paragraphs (c) and (d) of Rule 145. The Company shall use its commercially reasonable efforts to cause each Person who is identified as an affiliate of the Company under Rule 145 in such list to execute and deliver to Parent, on or prior to the Closing Date, a written agreement, in the form attached hereto as Exhibit 5.9. Parent shall give stop transfer instructions to its transfer agent with respect to any Company Common Stock received pursuant to the Merger by any stockholder of the Company who may reasonably be deemed to be an affiliate of the Company for purposes of Rule 145, and Parent shall cause the transfer agent to place legends on the Parent Certificates representing any Parent Common Stock to be issued to such Persons in the Merger, irrespective of whether or not such Persons sign such agreements, which legends in substance shall provide that the shares were issued in a transaction to which Rule 145 applies and may only be transferred (i) in conformity with Rule 145, or (ii) in accordance with a written opinion of counsel reasonably satisfactory to Parent that such transfer is exempt from registration under the Securities Act.

Section 5.10 Section 16. Prior to the Effective Time, Parent and the Company, and their respective Boards of Directors, shall adopt resolutions consistent with the interpretive guidance of the SEC and take any other actions as may be required to the extent permitted under applicable Law to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt from Section 16(b) of the Exchange Act under Rule 16b-3 promulgated under the Exchange Act.

Section 5.11 Public Announcements.

(a) On the date this Agreement is executed, Parent and the Company shall issue a joint press release with respect to the execution hereof and the transactions contemplated hereby. Except as may be required by applicable Law, Order or any listing agreement with or rule of any regulatory body, national securities exchange or association, Parent and the Company shall consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated by this Agreement.

(b) Before any Merger Communication of Parent, the Company or any of their respective “participants” (as defined in Rule 165 of the Securities Act or Item 4 of Schedule 14a of the Exchange Act) is (i) disseminated to any investor, analyst, member of the media, employee, client, customer or other third-party or otherwise made accessible on the website of Parent, the Company or any such participant, as applicable (whether in written, video or oral form via webcast, hyperlink or otherwise), or (ii) utilized by any executive officer, key employee or advisor of Parent, the Company or any such participant, as applicable, as a script in discussions or meetings with any third parties, Parent or the Company, as the case may be, shall (or shall cause any such participant to) cooperate in good faith with respect to any such Merger Communication for purposes of, among other things, determining whether that communication (x) is required to be filed under Rules 165 and 425 of the Exchange Act or (y) constitutes “soliciting material” that is required to be filed by Rule 14a-6(b) or Rule 14a-12(b) of the Exchange Act, as applicable. Parent, Merger Sub or the Company, as applicable, shall (or shall cause any such participant to) give reasonable and good faith consideration to any comments made by the other such party or parties and their counsel on any such Merger Communication. For purposes of the foregoing, the term “Merger Communication” shall mean, with respect to any Person, any document or other written communication prepared by or behalf of that Person, or any document or other material or information posted or made accessible on the website of that Person (whether in written, video or oral form via webcast, hyperlink or otherwise), that is related to any of the transactions contemplated by this Agreement and, if reviewed by a relevant stockholder, could reasonably be deemed to constitute either (x) an offer to sell such stock or a solicitation of any offer to buy the Parent Common Stock or (y) a “solicitation” of “proxies” (in each case, as defined in Rule 14a-1 of the Exchange Act) in favor of the Merger.

Section 5.12 Notification of Certain Matters.

(a) The Company shall give prompt notice to Parent and Merger Sub of any of the following: (i) any representation or warranty contained in Article 3 being untrue or inaccurate when made, (ii) the occurrence of any event or development that would cause (or could reasonably be expected to cause) any representation or warranty contained in Article 3 to be untrue or inaccurate on or before the Closing Date, or (iii) any failure of the Company to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder.

(b) Parent shall give prompt notice to the Company of any of the following: (i) any representation or warranty contained in Article 4 being untrue or inaccurate when made, (ii) the occurrence of any event or development that would cause (or could reasonably be expected to cause) any representation or warranty contained in Article 4 to be untrue or inaccurate at any time on or before the Closing Date, or (iii) any failure of Parent to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder.

Section 5.13 Payment of Expenses. Except as provided in Section 7.3, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, whether or not the Merger is consummated, except that Parent and the Company shall equally share the following: (i) all fees and expenses, other than attorneys’, accountants’, financial advisers and consultants’ fees and expenses which shall be paid by the party incurring same, incurred in relation to the printing and filing with the SEC of the Proxy Statement/Prospectus, including preliminary materials related thereto and the Registration Statement, including financial statements and exhibits, and any amendments and supplements thereto, and (ii) the filing fees for the Registration Statement and the Notification and Report Forms filed with the FTC and DOJ under the HSR Act.

Section 5.14 Indemnification and Insurance.

(a) From and after the Effective Time, Parent will, and will cause the Surviving Company, subject to applicable Law, to comply with the obligations of the Company under indemnification agreements between the Company and its directors and officers in effect immediately prior to the Effective Time and described in the Company Disclosure Letter. The limited liability company agreement of the Surviving Company shall contain provisions with respect to indemnification that are at least as favorable to the Indemnified Parties as those contained in the certificate of incorporation and bylaws of the Company, any Company Material Contract, employment agreement, indemnification agreement or Company Benefit Plan, as in effect on the date hereof, in each case that is described in the Company Disclosure Letter or as disclosed in the Company Reports filed prior to the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company, unless such modification is required by applicable Law. In the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.

(b) From and after the Effective Time, Parent and Surviving Company, shall, for a period of six years after the Effective Time, jointly and severally, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer, director, employee controlling stockholder or agent (including a trustee or fiduciary of a Company Benefit Plan) of any of the Acquired Companies (collectively, the “Indemnified Parties”) to the fullest extent permitted by Law against all losses, expenses (including reasonable outside attorneys’ fees), claims, damages, fines, costs, liabilities or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) resulting from, or otherwise in connection with, any threatened or actual claim, action, suit, proceeding or investigation (a “Claim”), based in whole or in part on, or arising in whole or in part out of, the fact that the Indemnified Party (or the Person controlled by the Indemnified Party) is or was a director, officer, employee, controlling stockholder or agent (including a trustee or fiduciary of any Company Benefit Plan) and pertaining to any matter existing or arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time (including any Claim arising out of this Agreement or any of the transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, and shall, jointly and severally, pay any expenses, as incurred, in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under applicable Law. Each Indemnified Party will be entitled to receive such advances from Parent or the Surviving Company within ten Business Days of receipt by Parent or the Surviving Company from the Indemnified Party of a request therefore; provided, that any Person to whom expenses are advanced provides an undertaking, if and only to the extent required by Law, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. Without limiting the foregoing, in the event any such Claim is brought against any Indemnified Party (whether arising before or after the Effective Time): (i) Parent shall have the right to control the defense of such matter with Parent’s regularly engaged legal counsel or other counsel selected by Parent and reasonably satisfactory to the Indemnified Party, and Parent shall pay all reasonable fees and expenses of such counsel; and (ii) the Indemnified Party will cooperate with Parent, at Parent’s expense, in the defense of any such matter. Neither Parent nor the Surviving Company shall settle, compromise or consent to the entry of any judgment in any proceeding (and in which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or such Indemnified Party otherwise consents. In the event of any Claim, any Indemnified Party wishing to claim indemnification will promptly notify Parent thereof (provided, that failure to so notify Parent will not affect the obligations of Parent except to the extent that Parent shall have been prejudiced as a result of such failure) and shall deliver to Parent the undertaking contemplated by the applicable provisions of the DGCL, but without any requirement for the posting of a bond. Without limiting the foregoing, in the event any such Claim is brought against any of the Indemnified Parties, such Indemnified Party may retain only one law firm (plus one local counsel, if necessary) to represent all such Indemnified Parties with respect to each such matter unless the use of counsel chosen to represent the Indemnified Parties would present such counsel with a conflict of interest, or the representation of all of the Indemnified Parties by the same counsel would be inappropriate due to actual differing interests between them, in which case such additional counsel as may be required (as shall be reasonably determined by the Indemnified Parties and Parent) may be retained by the Indemnified Parties at the cost and expense of Parent and Parent shall pay all reasonable fees and expenses of such counsel for such Indemnified Parties. Notwithstanding the foregoing, nothing contained in this Section 5.14 shall be deemed to grant any right to any Indemnified Party which is not permitted to be granted to an officer, director, employee, controlling stockholder or agent of the Company under Delaware Law, nor shall Parent or Surviving Company be required to indemnify any of the Indemnified Parties to a greater extent that the Company would be required to as of the date hereof pursuant to its present indemnification agreements with such Indemnified Parties.

(c) From and after the Effective Time, Parent shall cause the Surviving Company to maintain in effect for not less than six years from the Effective Time directors’ and officers’ liability insurance policies covering those persons who are covered by the Company’s directors’ and officers’ liability insurance policy as of the Effective Time with respect to Claims arising from facts or events that occurred prior to the Effective Time; provided, however, that (i) Parent may substitute therefor policies, issued by an insurance carrier with the same or better credit rating as the Company’s current insurance carrier, of at least the same coverage containing terms and conditions which are no less advantageous than the Company’s current policy; (ii) such substitution shall not result in gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and (iii) Parent shall not be required to pay an annual premium in excess of 250% of the last annual premium paid by the Company prior to the date hereof. In the event that the annual premium for such insurance exceeds such maximum amount, Parent shall purchase as much coverage per policy year as reasonably obtainable for such maximum amount.

(d) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise.

(e) In the event that the Surviving Company or Parent, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Company or Parent, as the case may be, shall succeed to the obligations set forth in this Section 5.14.

Section 5.15 Employee Matters.

(a) For all purposes under the employee benefit plans, policies or arrangements of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (the “Post-Merger Plans”), Parent will, or will cause its Subsidiaries to, give Company Employees full credit for their years of service with the Company or any Company Subsidiary to the same extent recognized by the Company or any Company Subsidiary immediately prior the Effective Time for purposes of eligibility, vesting and benefit accrual (excluding benefit accrual under any defined benefit pension plans) under any such employee benefit plans, policy or arrangements maintained by Parent or any of its Subsidiaries. The value of benefits provided under the Post-Merger Plans along with all other compensation provided to Company Employees taken as a whole shall be substantially similar to the value of the benefits and compensation taken as a whole provided under the Parent Benefit Plans to similarly situated employees of Parent and its Subsidiaries, as determined by Parent in good faith after taking into account all the facts and circumstances; provided, however, that the foregoing shall be binding upon and shall inure solely to the benefit of the Parties to this Agreement and their assignees and nothing in the foregoing, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of the foregoing provision. In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all Post-Merger Plans to the extent coverage under such Post-Merger Plan replaces coverage under any Company Benefit Plan or employee policy or program in effect immediately prior to the Effective Time (each a “Pre-Merger Plan”); and (ii) for purposes of each Post-Merger Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such Post-Merger Plan to be waived for such employee and his or her covered dependents, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Pre-Merger Plan ending on the date such employee’s participation in the corresponding Post-Merger Plan begins to be taken into account under such Post-Merger Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Post-Merger Plan.

(b) Parent hereby acknowledges that the consummation of the Merger constitutes a “change in control” under each of the executive employment agreements of the Company described in Section 5.15(b) of the Company Disclosure Letter but not for other purposes, including under other agreements, if any, that cross-reference or are affected by such executive employment agreements.

(c) Parent and the Company agree that the employment agreements listed in Section 5.15 of the Company Disclosure Letter may be amended as of the Effective Time so that the executive officers of the Company who are parties to such agreements shall not be bound by any of the noncompetition provisions set forth in Section 7 of their respective employment agreements (but shall continue to be bound by the other applicable provisions of such agreements).

(d) Notwithstanding any Post-Merger Plan or other plan adopted or maintained by Parent, Parent shall continue and maintain the TODCO Severance Policy (as of February 27, 2007) (the “TODCO Severance Policy”) for a period of not less than 18 months after the Effective Time and shall not terminate or reduce any benefits or rights thereunder for a period of not less than 18 months after the Effective Time.

(e) Until the first anniversary of the calendar year-end following the Effective Time, Parent shall either maintain and continue the Company 401(k) plan as in effect immediately preceding the Effective Time for Company Employees or provide a Parent or Subsidiary 401(k) plan that allows elective deferrals by participants up to an amount of compensation and provides for employer matching contributions on such elective deferrals at maximum rates at least equal to those allowed and provided under the Company 401(k) plan in effect on the date that is 30 days prior to the date of this Agreement.

(f) Parent shall provide the benefits as described in Section 5.15(f)(i) of the Company Disclosure Letter to the individuals as specified thereon (subject to an appropriate waiver from each individual) in lieu of the life insurance and disability insurance benefits to which such individuals or their dependants and beneficiaries would otherwise be entitled under the employment agreements set forth in Section 5.15(b) of the Company Disclosure Letter and the TODCO Severance Policy pursuant to the welfare plans of the Company in effect on the date of this Agreement. Parent acknowledges that Company shall make a lump sum payment to the individuals specified in Section 5.15(f)(ii) of the Company Disclosure Letter (subject to an appropriate waiver from each individual) in lieu of the medical, dental and vision benefits to which such individuals and their dependants would otherwise be entitled under the employment agreements set forth in Section 5.15(b) of the Company Disclosure Letter and the TODCO Severance Policy pursuant to the welfare plans of the Company in effect on the date of this Agreement; provided, that the aggregate of such lump sum amounts shall be the lesser of (i) the aggregate commercially reasonable and adequately documented cost of such coverage divided by 65%, and (ii) $5 million.

(g) Parent shall use its reasonable best efforts to cause the executive officers of Parent named on Section 5.15(g) of the Parent Disclosure Letter to waive and cause to be ineffective, for no or nominal consideration, the “change of control” or “change in control” provisions, as may be the case, for all purposes under the executive employment agreements of such executive officers and equity grants under the 2004 Long-Term Incentive Plan, in connection with the consummation of the Merger.

Section 5.16 Parent Board of Directors.

(a) At the Effective Time, Parent shall take the actions described in Section 2.3(d). At or prior to Closing, the Company shall deliver to Parent written resignations of all members of the Board of Directors of the Company and all officers of the Company and its Subsidiaries, to be effective as of the Effective Time.

(b) At the Effective Time, Parent shall use its reasonable best efforts consistent with the DGCL and NASDAQ rules to appoint a Company Director to be the chair of Parent’s compensation committee and to appoint Parent Directors to be the chairs of Parent’s nominating governance and audit committees.

(c) The provisions of Section 2.3(d) shall be set forth in the bylaws of Parent and the charter of the Special Governance Committee. Until the third anniversary of the Effective Time, any amendments to the bylaws of Parent or the charter of the Special Governance Committee relating to the terms of Section 2.3(d) shall require the affirmative vote of at least 75% of the full Board of Directors of Parent.

Section 5.17 Tax Matters.

(a) Parent, Merger Sub and the Company shall each use its best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and to obtain the Tax opinions set forth in Section 6.2(d) and Section 6.3(e). Parent, Merger Sub and the Company agree to file all Tax Returns consistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Sec. 1.368-2(g).

(b) Parent and Merger Sub shall deliver to Andrews Kurth LLP and Porter & Hedges, L.L.P. an officers’ certificate dated as of the Closing Date and signed by an officer of Parent, containing representations of Parent and Merger Sub, and the Company shall deliver to Porter & Hedges, L.L.P. and Andrews Kurth LLP an officers’ certificate dated as of the Closing Date and signed by an officer of the Company, containing representations of the Company, in each case as shall be reasonably necessary or appropriate to enable Andrews Kurth LLP to render the opinion described in Section 6.2(d) of this Agreement and Porter & Hedges, L.L.P. to render the opinion described in Section 6.3(e) of this Agreement. Each of Parent, Merger Sub and the Company shall use its best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the officers’ certificates described in this Section 5.17.

(c) The Company shall provide Parent with a certification in accordance with the requirements of Treasury Regulation Section 1.1445-2(c)(3) that it is not a United States real property holding corporation.

(d) Prior to the Merger, the Company and each Company Subsidiary, and after the Merger both the Parent and Merger Sub, shall comply with all provisions and terms of the TSA.

(e) Parent has no present plan or intention to exercise its authority under Article 4(e) of Division B of its Certificate of Incorporation to redeem any Parent Common Stock transferred in the Merger. Further, Parent shall not redeem any such shares without first obtaining a tax opinion from a nationally recognized law firm that the Merger will qualify as a reorganization under Section 368(a)(1)(A) of the Code if any such redemption occurs.

(f) The Parties intend and believe that this Agreement constitutes a binding Contract for fixed consideration pursuant to Treasury Regulation Section 1.368-1(e)(2).

Section 5.18 Continuing Obligation to Call, Hold and Convene Stockholders’ Meeting; No Other Vote. Notwithstanding anything herein to the contrary, the obligations of Parent or the Company (as the case may be) to call, give notice of, convene and hold its Parent Meeting or Company Meeting (as applicable) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal with respect to it, or by any determination by the Board of Directors of Parent or the Company (as the case may be) to modify, withdraw, amend or modify its recommendation in favor of the Merger. Other than in accordance with the provisions of Section 5.4, neither Parent nor the Company shall submit to the vote of its respective stockholders any Acquisition Proposal, or propose to do so.

Section 5.19 Additional Agreements. Parent, Merger Sub and the Company agree to execute and deliver any and all additional instruments necessary to consummate the transactions contemplated by this Agreement. In addition, Company agrees to use its reasonable best efforts to cooperate with Parent in the actions contemplated by the Commitment Letter.

Section 5.20 Control of Other Party’s Business. Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s operation or give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, each of Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

Section 5.21 Agreements of Executive Officers.

(a) The Company shall use its best efforts to cause each executive officer of the Company to execute and deliver to Parent prior to the mailing of the Proxy Statement/Prospectus a voting agreement in the form attached hereto as Exhibit 5.21(a)(i) to the effect that such executive officer shall vote any and all shares of Company Common Stock owned by him or her to approve the Company Proposals.

(b) The Company shall use its best efforts to cause each executive officer of the Company who will be employed by Parent after the Merger to execute and deliver to Parent prior to the mailing of the Proxy Statement/Prospectus a lock-up agreement in the form attached hereto as Exhibit 5.21(a)(ii) to the effect that such executive officer shall not sell, contract to sell or otherwise dispose of any Company Common Stock or rights to acquire such shares of Company Common Stock, except as permitted by such lock-up agreement.

(c) Parent shall use its best efforts to cause LR Hercules Holdings, LP (“Lime Rock”) and each executive officer of Parent to execute and deliver to the Company prior to the mailing of the Proxy Statement/Prospectus a voting agreement in the form attached hereto as Exhibit 5.21(b)(i) to the effect that such stockholder or executive officer shall vote any and all shares of Parent Common Stock owned by such stockholder or executive officer to approve the Parent Proposal.

(d) Parent shall use its best efforts to cause Lime Rock and the CEO and President of Parent to execute and deliver to the Company prior to the mailing of the Proxy Statement/Prospectus a lock-up agreement in the form attached hereto as Exhibit 5.21(a)(ii) to the effect that such stockholder or executive officer shall not sell, contract to sell or otherwise dispose of any Parent Common Stock or rights to acquire such shares of Parent Common Stock, except as permitted by such lock-up agreement.

Article 6

Conditions

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions, any or all of which may be waived in writing in whole or in part by both Parent and the Company:

(a) Stockholder Approval. The Company Proposal and the Parent Proposal shall have been duly and validly approved and adopted by the requisite vote of their stockholders.

(b) Other Approvals. Any applicable waiting period under the HSR Act (including extensions thereof) shall have expired or been terminated and all filings required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, any Governmental Authority or other Person in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Parties shall have been made or obtained (as the case may be), except where the failure to obtain such consents, approvals, permits and authorizations individually or in the aggregate would not be reasonably likely to result in a Material Adverse Effect on Parent or Merger Sub (assuming the Merger has taken place) or to materially adversely affect the consummation of the Merger.

(c) Securities Law Matters. The Registration Statement shall have been declared effective by the SEC under the Securities Act and shall be effective at the Effective Time, and no stop order suspending such effectiveness shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend such effectiveness shall have been initiated and be continuing, and any and all necessary approvals under state securities Laws relating to the issuance or trading of the Parent Common Stock to be issued in the Merger shall have been received.

(d) No Injunctions or Restraints. No Governmental Authority of competent jurisdiction shall have issued, promulgated, enforced or entered any Order, decree, temporary restraining order, preliminary or permanent injunction, restraint, prohibition or other legal restraint or prohibition that is still in effect preventing the consummation of the Merger or imposing any material restrictions on the Parties with respect thereto; provided, however, that, prior to invoking this condition, each Party shall have complied fully with its obligations under Section 5.8 and, in addition, shall have used best efforts to have any such decree, ruling, injunction or Order vacated, except as otherwise contemplated by this Agreement including Section 5.8(d). There shall not be any pending or overtly threatened suit, action or proceeding asserted by any Governmental Authority challenging or seeking to restrain or prohibit the consummation of the Merger or the transactions contemplated hereunder.

(e) NASDAQ Listing. The shares of Parent Common Stock to be issued in the Merger and upon exercise of the Company Stock Options shall have been authorized for listing on NASDAQ, subject to official notice of issuance.

Section 6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any or all of which may be waived in writing in whole or in part by Parent and Merger Sub:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Sections 3.2, 3.3 and 3.17 shall be true, accurate and complete in all respects as of the date of this Agreement and (except to the extent such representation or warranty speaks as of an earlier date, in which case the representation or warranty shall be true and correct as of such date) as of the Closing Date as though made on and as of that time; and (ii) the representations and warranties of the Company set forth in Article 3 (other than the representations and warranties set forth in Section 3.2, 3.3 and 3.17) shall be true, accurate and complete (disregarding any qualifications as to materiality or Material Adverse Effect) as of the date of this Agreement and (except to the extent such representation or warranty speaks as of an earlier date, in which case the representation or warranty shall be true and correct as of such date) as of the Closing Date as though made on and as of that time, except in each case and in the aggregate as does not and would not constitute a Material Adverse Effect on the Company or the Surviving Company; and Parent shall have received a certificate signed by a Responsible Officer of the Company to such effect.

(b) Performance of Covenants and Agreements by the Company. The Company shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed by a Responsible Officer of the Company to such effect.

(c) No Material Adverse Change. From the date of this Agreement through the Closing, there shall not have occurred any change in the condition (financial or otherwise), operations, business, properties or prospects of any of the Acquired Companies that constitutes or is reasonably likely to constitute a Company Material Adverse Effect.

(d) Tax Opinion. Parent shall have received an opinion (reasonably acceptable in form and substance to Parent) from Andrews Kurth LLP, dated as of the Closing Date, to the effect that for federal income tax purposes (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and (ii) each of Parent and the Company will be a party to such reorganization within the meaning of Section 368(b) of the Code, and such opinion shall not have been withdrawn, revoked or modified. Such opinion will be based upon representations of the Parties contained in this Agreement and in the officers’ certificates described in Section 5.17(b).

(e) Lock-Up Agreements. Company shall have provided the Parent the executed lock-up agreements in accordance with Section 5.21(b).

(f) Dissenting Stockholders. The number of Dissenting Shares shall not exceed 5% of the outstanding shares of Company Common Stock immediately prior to the Effective Time.

Section 6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction of each of the following conditions, any or all of which may be waived in writing in whole or in part by the Company:

(a) Representations and Warranties. (i) The representations and warranties of Parent set forth in Sections 4.2, 4.3 and 4.17 shall be true, accurate and complete in all respects as of the date of this Agreement and (except to the extent such representation or warranty speaks as of an earlier date, in which case the representation or warranty shall be true and correct as of such date) as of the Closing Date as though made on and as of that time; and (ii) the representations and warranties of Parent and Merger Sub set forth in Article 4 (other than the representations and warranties set forth in Sections 4.2, 4.3 and 4.17) shall be true, accurate and complete (disregarding any qualifications as to materiality or Material Adverse Effect) as of the date of this Agreement and (except to the extent such representation or warranty speaks as of an earlier date, in which case the representation or warranty shall be true and correct as of such date) as of the Closing Date as though made on and as of that time, except in each case and in the aggregate as does not and would not constitute a Material Adverse Effect on Parent or the Surviving Company, and the Company shall have received a certificate signed by a Responsible Officer of Parent to such effect.

(b) Performance of Covenants and Agreements by Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed by a Responsible Officer of Parent to such effect.

(c) No Material Adverse Change. From the date of this Agreement through the Closing, there shall not have occurred any change in the condition (financial or otherwise), operations, business, properties or prospects of Parent and its Subsidiaries that constitutes or is reasonably likely to constitute a Parent Material Adverse Effect.

(d) Key Employee. Randall D. Stilley shall continue to serve as a director, President and Chief Executive Officer of Parent on a full-time basis and shall not be subject to any material and continuing disability in performing his duties as a director and executive officer of Parent and shall not have accepted or stated his intention to accept any position as an executive officer of any company other than Parent or its Subsidiaries.

(e) Tax Opinion. The Company shall have received an opinion (reasonably acceptable in form and substance to the Company) from Porter & Hedges, L.L.P., dated as of the Closing Date, to the effect that for federal income tax purposes (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and (ii) each of Parent and the Company will be a party to such reorganization within the meaning of Section 368(b) of the Code, and such opinion shall not have been withdrawn, revoked or modified. Such opinion will be based upon representations of the Parties contained in this Agreement and in the officers’ certificates described in Section 5.16.

(f) Delivery of Transfer Instructions. Parent shall have delivered to the Exchange Agent an irrevocable letter of instruction in a form reasonably satisfactory to the Company authorizing and directing the transfer to holders of shares of Company Common Stock of the Merger Consideration upon surrender of such holders’ certificates representing such shares of Company Common Stock, or a combination of the foregoing in accordance with Article 2.

(g) D&O Insurance. The Company shall have been provided insurance policies or binders evidencing the insurance coverages required by Section 5.14(c).

(h) Change in Control Waivers. Parent shall have provided the Company evidence of the executed waivers of Parent executive officers described in Section 5.15(g).

(i) Lock-Up Agreements. Parent shall have provided the Company the executed lock-up agreements in accordance with Section 5.21(d).

Article 7

Termination

Section 7.1 Termination Rights. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action taken by the Board of Directors of the terminating Party or Parties, and except as provided below, whether before or after approval of the Company Proposal by the stockholders of the Company or approval of the Parent Proposal by the stockholders of Parent, upon the occurrence of any of the following:

(a) By mutual written consent duly authorized by the Parent Board of Directors and the Company Board of Directors.

(b) By either the Company or Parent if:

(i) the Merger has not been consummated by December 31, 2007 (the “Termination Date”) (provided, however, that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any Party whose breach of any representation or warranty or failure to perform or satisfy any covenant or agreement under this Agreement has been the principal cause of or resulted in the failure of the Merger to occur on or before such date);

(ii) any Governmental Authority shall have issued an Order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or making consummation of the Merger illegal and such Order, decree, ruling or other action shall have become final and nonappealable (provided, however, that the right to terminate this Agreement pursuant to this clause (ii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of or resulted in such injunction, Order, decree, ruling or other action);

(iii) the Company Proposal shall not have been approved by the Required Company Vote at the Company Meeting or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to the Company where the failure to obtain Company stockholder approval is caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach of this Agreement; or

(iv) the Parent Proposal shall not have been approved by the Required Parent Vote at a duly called and held meeting of Parent’s stockholders entitled to vote thereon or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(iv) shall not be available to Parent where the failure to obtain Parent stockholder approval is caused by the action or failure to act of Parent and such action or failure to act constitutes a material breach of this Agreement.

(c) By Parent upon the occurrence of any of the following:

(i) There has been a material breach of the representations and warranties made by the Company in Article 3 of this Agreement which breach (A) would cause a failure in the condition described in Section 6.2(a), and (B) is incapable of being cured by the Termination Date or is not cured by the Company within 30 days following receipt of written notice from Parent of such breach.

(ii) The Company has failed to comply in any material respect with any of its respective covenants or agreements contained in this Agreement which failure to comply (A) would cause a failure in the condition set forth in Section 6.2(b) and (B) is incapable of being cured by the Termination Date or is not cured by the Company within 30 days following written notice from Parent of such failure.

(iii) Prior to the approval of the Parent Proposal by the Required Parent Vote, if Parent receives a bona fide Acquisition Proposal not solicited in violation of Section 5.4 that the Parent Board of Directors determines in good faith (after consultation with its financial advisors) is a Superior Proposal; provided, however, that Parent may not terminate this Agreement pursuant to this Section 7.1(c)(iii) unless (A) such Superior Proposal did not result from Parent’s breach of the terms of Section 5.4; (B) Parent notifies the Company in writing that it intends to accept such Superior Proposal, together with a copy of the proposal documents unless previously provided; and (C) during the three Business Day period after receipt of the Company’s notice, (x) Parent shall have offered to negotiate with (and, if accepted, negotiate in good faith with), and shall have instructed its financial and legal advisors to offer to negotiate with (and if accepted, negotiate in good faith with), the Company to attempt to make such adjustments in the terms and conditions of this Agreement as will enable Parent to proceed with this Agreement and (y) Parent Board of Directors shall have determined in good faith, after consultation with its independent financial advisors and outside legal counsel and, after considering the results of such negotiations and the Revised Offer made by the Company, if any, that the Superior Proposal giving rise to Parent’s notice (including any subsequent amendments or modifications) continues to be a Superior Proposal. No termination pursuant to this Section 7.1(c)(iii) shall be effective unless Parent (a) shall have in good faith considered any Revised Offer submitted within the three Business Day period referenced in Section 5.4 and this Section 7.1(c)(iii) and determined that the aforementioned Superior Proposal (including any subsequent amendments or modifications), when compared to the Revised Offer, constitutes a Superior Proposal, and (b) Parent simultaneously pays in full the payment required by Section 7.3(d) together with a written acknowledgment from each other party to the Superior Proposal that it is aware of the amounts due the Company under Section 7.3(d) and that such party irrevocably waives any right it may have to litigate, sue or bring any claim to contest any such amounts payable under Section 7.3(d). For avoidance of doubt, any amendment to the price or any other material term of a Superior Proposal shall require a new notice from Parent and a new three Business Day period within which the Company may negotiate a Revised Offer.

(iv) (A) the Company shall have breached in any material respect any of its obligations under Section 5.4, (B) the Company’s Board of Directors (or any committee thereof) shall have made a Company Adverse Recommendation Change or a Company Acquisition Proposal Recommendation, (C) the Company shall or its Subsidiaries shall have entered into an Acquisition Agreement involving an Acquisition Proposal or (D) the Company or its Board of Directors (or any committee thereof) publicly announces its intention to do any of the foregoing.

(d) By the Company upon the occurrence of any of the following:

(i) There has been a material breach of the representations and warranties made by Parent and Merger Sub in Article 4 of this Agreement which breach (A) would cause a failure in the condition described in Section 6.3(a), and (B) is incapable of being cured by the Termination Date or is not cured by Parent within 30 days following receipt of written notice from the Company of such breach.

(ii) Parent or Merger Sub has failed to comply in any material respect with any of its respective covenants or agreements contained in this Agreement which failure to comply (A) would cause a failure in the condition set forth in Section 6.3(b) and (B) is incapable of being cured by the Termination Date or is not cured by Parent within 30 days following receipt of written notice from the Company of such failure.

(iii) Prior to the approval of the Company Proposal by the Required Company Vote, if the Company receives a bona fide Acquisition Proposal not solicited in violation of Section 5.4 that the Company Board of Directors determines in good faith after consultation with its financial advisor is a Superior Proposal in accordance with Section 5.4; provided, however, that the Company may not terminate this Agreement pursuant to this Section 7.1(d)(iii) unless (A) such Superior Proposal did not result from the Company’s breach of the terms of Section 5.4; (B) the Company notifies Parent in writing that it intends to accept such Superior Proposal, together with a copy of the proposal documents unless previously provided; and (C) during the three Business Day period after receipt of the Company’s notice, (x) the Company shall have offered to negotiate with (and, if accepted, negotiate in good faith with), and shall have instructed its financial and legal advisors to offer to negotiate with (and if accepted, negotiate in good faith with), Parent to attempt to make such adjustments in the terms and conditions of this Agreement as will enable the Company to proceed with this Agreement and (y) the Company’s Board of Directors shall have determined in good faith, after consultation with its independent financial advisors and outside legal counsel and, after considering the results of such negotiations and the Revised Offer made by Parent, if any, that the Superior Proposal giving rise to the Company’s notice (including any subsequent amendments or modifications) continues to be a Superior Proposal. No termination pursuant to this Section 7.1(d)(iii) shall be effective unless the Company (a) shall have in good faith considered any Revised Offer submitted within the three Business Day period referenced in Section 5.4 and this Section 7.1(d)(iii) and determined that the aforementioned Superior Proposal (including any subsequent amendments or modifications), when compared to the Revised Offer, constitutes a Superior Proposal, and (b) the Company simultaneously pays in full the payment required by Section 7.3(a), together with a written acknowledgment from each other party to the Superior Proposal that it is aware of the amounts due Parent under Section 7.3(a) and that such party irrevocably waives any right it may have to litigate, sue or bring any claim to contest any such amounts payable under Section 7.3(a). For avoidance of doubt, any amendment to the price or any other material term of such Superior Proposal shall require a new notice from the Company and a new three Business Day period within which Parent may negotiate a Revised Offer.

(iv) (A) Parent shall have breached in any material respect any of its obligations under Section 5.4, (B) Parent Board of Directors shall have made a Parent Adverse Recommendation Change or a Parent Acquisition Proposal Recommendation, (C) Parent or its Subsidiaries shall have entered into an Acquisition Agreement involving an Acquisition Proposal, or (D) Parent or its Board of Directors publicly announces its intention to do any of the foregoing.

(v) upon written notice of termination pursuant to this Section 7.1(v) to Parent, if all conditions in Sections 6.1 and 6.2 (other than the condition set forth in Section 6.2(f)) have been satisfied or, in the case of any opinions or certificates to be delivered on the Closing Date, could be satisfied, and Parent has failed to irrevocably waive the condition set forth in Section 6.2(f) within five Business Days after receipt of a written notice from the Company certifying that all conditions in Sections 6.2(a), (b) and (c) have been satisfied (or, are capable of satisfaction at Closing) and that the Company is prepared to close.

Section 7.2 Effect of Termination. If this Agreement is terminated by either the Company or Parent pursuant to the provisions of Section 7.1, this Agreement shall forthwith become void, and there shall be no further obligation on the part of any party or its respective Affiliates, directors, officers or stockholders except pursuant to, the provisions of Section 5.3(c), Section 5.3(d), Section 5.6(c), Section 5.6(d), Section 5.13 and Section 7.3, Article 8 and the Confidentiality Agreement (which shall continue pursuant to their terms); provided, however, that a termination of this Agreement shall not relieve any party from any liability for damages incurred as a result of a willful or intentional breach by such party of its representations, warranties, covenants, agreements or other obligations hereunder occurring prior to such termination.

Section 7.3 Fees and Expenses. Notwithstanding the provisions of Section 5.13:

(a) The Company will, immediately upon termination of this Agreement pursuant to Sections 7.1(c)(iv) or 7.1(d)(iii), pay, or cause to be paid, to Parent by wire transfer of immediately available funds to an account designated by Parent, a termination fee in the amount of $70 million.

(b) The Company will, immediately upon termination of this Agreement pursuant to Section 7.1(b)(iii), pay, or cause to be paid, to Parent by wire transfer of immediately available funds to an account designated by Parent, an amount equal to $5.0 million as a reasonable estimate of Parent’s expenses.

(c) The Company will pay, or cause to be paid, to Parent, a termination fee in the amount of $70 million less the amount of the payment, if any, previously made by the Company pursuant to Section 7.3(b) if (1) this Agreement is terminated pursuant to Section 7.1(b)(i) or 7.1(b)(iii), (2) prior to such termination, there has been publicly announced an Acquisition Proposal involving the Company and/or its Subsidiaries and (3) within 365 days of such termination, the Company or any of it Subsidiaries enters into any definitive agreement with respect to, or consummates any Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in (2) above). Such termination fee shall be paid on the day the Company or any of its Subsidiaries consummates any Acquisition Proposal, by wire transfer of immediately available funds to an account designated by Parent. Notwithstanding the foregoing, the Company shall not be required to pay, or cause to be paid, to Parent any amounts pursuant to this Section 7.3(c) if the reason the Merger has not been timely consummated is as the result of a failure to satisfy the conditions set forth in Section 6.1(b), 6.1(c), 6.1(d), 6.1(e) or 6.2(f).

(d) Parent will, immediately upon termination of this Agreement pursuant to Sections 7.1(c)(iii) or 7.1(d)(iv), pay, or cause to be paid, to the Company by wire transfer of immediately available funds to an account designated by Company, a termination fee in the amount of $30 million.

(e) Parent will, immediately upon termination of this Agreement pursuant to Section 7.1(b)(iv) pay, or cause to be paid, to the Company by wire transfer of immediately available funds to an account designated by the Company, an amount equal to $5.0 million as a reasonable estimate of the Company’s expenses.

(f) Parent will pay, or cause to be paid, to the Company, a termination fee in the amount of $30 million (less the amount of the payment, if any, previously made by Parent pursuant to Section 7.3(e)) if (1) this Agreement is terminated pursuant to Section 7.1(b)(i) or 7.1(b)(iv), (2) prior to such termination, there has been publicly announced an Acquisition Proposal involving the Parent and/or its Subsidiaries and (3) within 365 days of such termination, Parent or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates any Acquisition Proposal (whether or not such Acquisition Proposal is the same as the Acquisition Proposal referred to in (2) above). Such amount shall be paid on the day Parent or any of its Subsidiaries consummates any Acquisition Proposal, by wire transfer of immediately available funds to an account designated by the Company. Notwithstanding the foregoing, Parent shall not be required to pay, or cause to be paid, to the Company any amounts pursuant to this Section 7.3(f) if the reason the Merger has not been timely consummated is as the result of a failure to satisfy the conditions set forth in Section 6.1(b), 6.1(c), 6.1(d), 6.1(e) or 6.2(f).

(g) The Company acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not have entered into this Agreement. Accordingly, if the Company fails to pay promptly any amounts due pursuant to this Section 7.3, the Company shall pay to Parent its costs and expenses (including attorneys’ fees and expenses) in connection with collecting these amounts, together with interest on the amounts so owed, at the rate of interest per annum specified as the Prime Rate in the Wall Street Journal as of the date of termination plus 2.0%, from the date of termination of this Agreement until the date these amounts are paid to the Parent.

(h) Parent acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not have entered into this Agreement. Accordingly, if Parent fails to pay promptly any amounts due pursuant to this Section 7.3, Parent shall pay to the Company its costs and expenses (including attorneys’ fees and expenses) in connection with collecting these amounts, together with interest on the amounts so owed, at the rate of interest per annum specified as the Prime Rate in the Wall Street Journal as of the date of termination plus 2.0%, from the date of termination of this Agreement until the date these amounts are paid to Company.

Article 8

Miscellaneous

Section 8.1 Nonsurvival of Representations and Warranties. None of the representations or warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Merger.

Section 8.2 Amendment. This Agreement may be amended by the Parties at any time before or after approval of the Company Proposal by the stockholders of the Company; provided, however, that, after any such approval, no amendment shall be made that by Law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by a written instrument signed by an authorized representative of each of the Parties.

Section 8.3 Notices. Any notice or other communication required or permitted hereunder shall be in writing and, unless delivery instructions are otherwise expressly set forth above herein, either delivered personally (effective upon delivery), by facsimile transmission with confirmed receipt (effective on the next day after transmission), by recognized overnight delivery service (effective on the next day after delivery to the service), or by registered or certified mail, postage prepaid and return receipt requested (effective on the third Business Day after the date of mailing), at the following addresses or facsimile transmission numbers (or at such other address(es) or facsimile transmission number(s) for a Party as shall be specified by like notice):

To Parent and/or Merger Sub:	Hercules Offshore, Inc.
11 Greenway Plaza, Suite 2950
Houston, Texas 77046
	Attention:	James W. Noe
Vice-President – General Counsel
& Chief Compliance Officer
	Facsimile:	(713) 979-9301

with a copy (which shall	Andrews Kurth LLP
not constitute notice) to:	600 Travis Street, Suite 4200
Houston, Texas 77002
	Attention:	Melinda Brunger, Esq.
	Facsimile:	(713) 220-4285

To the Company:	TODCO
2000 W. Sam Houston Parkway South
Suite 800
Houston, Texas 77042
	Attention:	Michael P. Donaldson
	Facsimile:	(713) 278-6107

with a copy (which shall	Porter & Hedges, L.L.P.
not constitute notice) to:	1000 Main Street, 36th Floor
Houston, Texas 77002
	Attention:	Nick D. Nicholas
	Facsimile:	(713) 226-6237

Section 8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

Section 8.5 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed modified to the minimum extent necessary to make such term or provision valid and enforceable, provided that if such term or provision is incapable of being so modified, then such term or provision shall be deemed ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.6 Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Confidentiality Agreement and the documents and instruments delivered by the Parties in connection with this Agreement): (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) except as provided in Section 5.14 (which is intended to be for the benefit of the Persons covered thereby) and Section 5.15(d) and Section 5.15(e) (which is intended to be for the benefit of the Persons covered thereby) is solely for the benefit of the Parties and their respective successors, legal representatives and assigns and does not confer on any Person other than the Parties any rights or remedies hereunder. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties hereto in accordance with Section 8.10 without notice of liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Without limiting the foregoing, it is expressly understood and agreed that the provisions of Section 5.15(a) are statements of intent, and no Company Employee or other Person shall have any rights or remedies with respect thereto (including any right of employment) and no Person is intended to be a Third Party beneficiary thereof.

Section 8.7 Applicable Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the Laws of the State of Delaware (including the Laws of Delaware with respect to statutes of limitation and statutes of repose) applicable to Contracts entered into and to be performed solely in such state.

Section 8.8 No Remedy in Certain Circumstances. Each Party agrees that, should any Governmental Authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any Party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take any action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate pursuant to Article 7. Except as otherwise contemplated by this Agreement, to the extent that a Party took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an Order or judgment of a court or other competent Governmental Authority, such Party shall not incur any liability or obligation unless such Party breached its obligations under Section 5.8 or did not in good faith seek to resist or object to the imposition or entering of such Order or judgment.

Section 8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 8.10 Waivers. At any time prior to the Effective Time, the Parties may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive performance of any of the covenants or agreements, or satisfaction of any of the conditions, contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed by an authorized representative of such Party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any Party of a breach of any provision hereof shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provisions hereof.

Section 8.11 Confidentiality Agreement. The Confidentiality Agreement shall remain in full force and effect following the execution of this Agreement is hereby incorporated herein by reference, and shall constitute a part of this Agreement for all purposes; provided, however, that any standstill provisions contained therein will, effective as of the Closing, be deemed to have been waived to the extent necessary for the Parties to consummate the Merger in accordance with the terms of this Agreement. Any and all information received by Parent and the Company pursuant to the terms and provisions of this Agreement shall be governed by the applicable terms and provisions of the Confidentiality Agreement.

Section 8.12 Incorporation. Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives, on the date first written above.

COMPANY:

TODCO, a Delaware corporation

By:	/s/ Jan Rask
Name:	Jan Rask
Title:	President and Chief Executive Officer

PARENT:

HERCULES OFFSHORE, INC., a Delaware corporation

By:	/s/ Randall D. Stilley
Name:	Randall D. Stilley
Title:	President and Chief Executive Officer

MERGER SUB:

THE HERCULES OFFSHORE DRILLING COMPANY LLC, a Delaware limited liability company

By:	PARENT, its sole member

By:	/s/ Randall D. Stilley
Name:	Randall D. Stilley
Title:	Manager

Exhibit 2.3(d)

Thomas N. Amonett (2)
Suzanne V. Baer (1)
Thomas R. Bates, Jr. (3)
Thomas M. Hamilton (1)(4)
Thomas J. Madonna (3)
F. Gardner Parker (3)
Thierry Pilenko (3)
John T. Reynolds (3)
Randall D. Stilley (3)
Steven A. Webster (3)

(1)	Company Director, to be appointed to a three-year term.
(2)	Company Director, to be appointed to a two-year term.
(3)	Parent Director.
(4)	To be designated as Chairman of the Compensation Committee of the Parent Board of Directors.

This Exhibit 2.3(d) is subject to the provisions of Section 5.16.

Exhibit 5.21(a)(ii)

FORM OF LOCK-UP AGREEMENT

            , 2007

This lock-up agreement (this “Lock-Up Agreement”) is being delivered to you in connection with the Merger Agreement (the “Merger Agreement”) entered into by and among Hercules Offshore, Inc., a Delaware corporation (“Hercules”), TODCO, a Delaware corporation (“TODCO”) and The Hercules Offshore Drilling Company LLC, a Delaware limited liability company. Capitalized terms not defined herein shall have the meaning assigned to them in the Merger Agreement.

In connection with the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees that for a period beginning on the Closing Date (as defined in the Merger Agreement), and ending 90 days after the Closing Date, the undersigned will not, without the prior written consent of Hercules and TODCO, (i) sell, offer to sell, contract to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of, directly or indirectly, contract to dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition with respect to, any shares of common stock of Hercules and TODCO (“Common Stock”) or any securities convertible into or exercisable or exchangeable for Common Stock, or warrants or other rights to purchase Common Stock, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or warrants or other rights to purchase Common Stock, whether any such transaction is to be settled by delivery of Common Stock or such other securities, in cash or otherwise.

The foregoing paragraph shall not apply to (a) bona fide gifts, provided the recipient or recipients thereof agree in writing to be bound by the terms of this Lock-Up Agreement and confirm that he/she/it has been in compliance with the terms of this Lock-Up Agreement since the date hereof; or (b) dispositions to any trust for the direct or indirect benefit of the undersigned and/or the immediate family of the undersigned, provided that such trust agrees in writing to be bound by the terms of this Lock-Up Agreement and confirms that it has been in compliance with the terms of this Lock-Up Agreement since the date hereof.

Intending to be legally bound hereby, the undersigned has executed this Lock-Up Agreement on and as of the date set forth above.

Yours very truly,

By:
Name:

Exhibit 5.9

FORM OF AFFILIATE LETTER

            , 2007

Ladies and Gentlemen:

I have been advised that as of the date hereof I may be deemed to be an “affiliate” of TODCO, a Delaware corporation (the “Company”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”). Pursuant to the terms of the Agreement and Plan of Merger, dated as of March 18, 2007 (the “Merger Agreement”), by and among the Company, Hercules Offshore, Inc., a Delaware corporation (“Parent”), and The Hercules Offshore Drilling Company LLC, a Delaware limited liability company (“Merger Sub”), the Company will be merged with and into Merger Sub, a wholly owned subsidiary of Parent, in consideration of cash and shares of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”), with Merger Sub as the Surviving Company (the “Merger”).

I represent, warrant, and covenant to Parent and Merger Sub that in the event I receive any Parent Common Stock as a result of the Merger:

A. I shall not make any sale, transfer or other disposition of any Parent Common Stock acquired by me in the Merger in violation of the Securities Act.

B. I have carefully read this letter and the Merger Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer, or otherwise dispose of Parent Common Stock, to the extent I felt necessary, with my counsel or counsel for Parent and Merger Sub.

C. I have been advised that the issuance of Parent Common Stock to me pursuant to the Merger has been or will be registered with the Commission under the Securities Act on a Registration Statement on Form S-4 and will not be “restricted securities” as defined in Rule 144(a)(3) of the Rules and Regulations. I have also been advised, however, that, because at the time the Merger will be submitted for a vote of the stockholders of the Company, I may be deemed to be an affiliate of the Company (without anything in this letter agreement being an admission of such fact), the distribution by me of any Parent Common Stock acquired by me in the Merger will not be registered under the Securities Act and that I may not sell, transfer, or otherwise dispose of any Parent Common Stock acquired by me in the Merger unless (i) such sale, transfer, or other disposition has been registered under the Securities Act, (ii) such sale, transfer, or other disposition is made in conformity with the volume and other limitations of Rule 145(d) promulgated by the Commission under the Securities Act, or (iii) in the opinion of counsel reasonably acceptable to Parent such sale, transfer, or other disposition is otherwise exempt from registration under the Securities Act.

D. I understand that Parent is under no obligation to register under the Securities Act the sale, transfer, or other disposition by me or on my behalf of any Parent Common Stock acquired by me in the Merger or to take any other action necessary in order to make an exemption from such registration available.

Exhibit 5.9 Page 1

E. I also understand that stop transfer instructions will be given to Parent’s transfer agent with respect to Parent Common Stock and that there will be placed on the certificates (or in the case of shares issued in book-entry form, an appropriate notation of the records of Parent’s transfer agent) for any Parent Common Stock acquired by me in the Merger, or any substitutions therefore, a legend stating in substance:

“The shares represented by this certificate were issued in a transaction to which Rule 145 under the Securities Act of 1933 may apply. The shares represented by this certificate may only be transferred in compliance with the requirements of the Securities Act of 1933, including, without limitation, Rule 145 promulgated thereunder, or pursuant to an applicable exemption therefrom.”

F. It is understood and agreed that the legend set forth in paragraph E above shall be removed by the delivery of substitute certificates (or change in notation on the records of Parent’s transfer agent) without such legend if the undersigned shall have delivered to Parent a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to Parent, to the effect that such legend is not required for purposes of the Securities Act.

I understand that (a) Parent will supply me with any information necessary to enable me to make routine sales of any Parent Common Stock acquired by me in the Merger as may be permitted by and in accordance with the provisions of Rule 144 under the Securities Act or any similar rule of the Commission hereafter applicable, and (b) Parent will comply with all requirements of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (the “Exchange Act”), with respect to the filing by Parent of annual, periodic and other reports on a timely basis in a manner sufficient to allow sales of any such Parent Common Stock by me during the two year period following the Effective Time (as defined in the Merger Agreement) if such sales are otherwise permitted by law or regulation. Upon my written request, Parent shall furnish me with a written statement representing that it has complied with the reporting requirements enumerated in Rule 144(c)(1), or if Parent is not then subject to Section 13 or 15(d) of the Exchange Act, that it has made publicly available the information concerning Parent required by Rule 144(c)(2).

Exhibit 5.9 Page 2

Very truly yours,

By:
Name:

Accepted this      day of             , 2007

PARENT

By:
Name:
Title:

MERGER SUB

By:	PARENT, its sole member

By:
Name:
Title:

COMPANY

By:
Name:
Title:

Exhibit 5.9 Page 3